As  filed  with the Securities and Exchange Commission on October 25, 1996.
                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                       TRICO MARINE SERVICES, INC.
           (Exact name of registrant as specified in its charter)

      Delaware                         4424               72-1252405
(State or other jurisdiction    (Primary Standard     (I.R.S. Employer
   of incorporation or             Industrial        Identification No.)
      organization)             Classification Code)

                               610 Palm Street
                           Houma, Louisiana  70364
                                (504) 851-3833
             (Address, including zip code, and telephone number,
     including area code, of Registrant's principal executive offices)

                             Victor M. Perez
                  Vice President and Chief Financial Officer
                         Trico Marine Services, Inc.
                      2401 Fountainview Drive, Suite 626
                            Houston, Texas  77057
                                (713) 780-9926
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                  Copies to:
 William B. Masters                                         T. Mark Kelly
Jones, Walker, Waechter, Poitevent,                     Vinson & Elkins L.L.P.
Carrere & Denegre, L.L.P.                               2300 First City Tower
201 St. Charles Avenue                                    1001 Fannin Street
New Orleans, Louisiana  70170                           Houston, Texas  77002
   (504) 582-8000                                           (713) 758-2222

       Approximate date of commencement of proposed sale to the public:
 As soon as practicable after this Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [    ]
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                           CALCULATION OF REGISTRATION FEE
===============================================================================
                                         Proposed
                                          maximum               Amount of
      Title of each class of              aggregate             registration
    securities to be registered        offering price<F1><F2>        fee
_______________________________________________________________________________
Common Stock, par value $0.01 per share   $92,500,000             $28,031
===============================================================================
<F1> Includes shares which the Underwriters have the option to purchase to cover over-allotments, if any.
<F2>  Estimated solely for the purpose of calculating  the  registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                           ____________________________

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the
Securities and Exchange Commission.   These  securities  may  not  be  sold
nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                     SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996

                              2,000,000 Shares

[Logo]                 Trico Marine Services, Inc.

                              Common Stock
                           ($.01 par value)

   Of the 2,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Trico Marine Services, Inc. ("Trico" or the "Company") offered hereby (the "Offering"), 650,000 shares are being sold by the Company and 1,350,000 by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

   The Common Stock is traded on the Nasdaq National Market under the symbol
"TMAR."   On  October 24,1996, the last reported sale price of the Common
Stock was $35.50 per share.

   The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 8.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================
                                Underwriting                 Proceeds to
                      Price    Discounts and   Proceeds to     Selling
                    to Public  Commissions<F1> Company<F2>   Stockholders
______________________________________________________________________________

Per Share ........ $            $               $            $
______________________________________________________________________________
Total<F3> ........ $            $               $            $
==============================================================================

<F1>  See "Underwriting" for indemnification arrangements.
<F2>  Before deducting estimated expenses of $400,000 payable by the Company.
<F3>  The Selling Stockholders  have granted to the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Stockholders will be $________, $________ and $________, respectively. The Company will not receive any proceeds from shares of Common Stock sold by the Selling Stockholders. See "Underwriting" and "Principal and Selling Stockholders."

   The shares of Common Stock offered hereby are being offered by the several Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the Common Stock will be available for delivery on or about November _____, 1996 at the offices of Schroder Wertheim & Co. Incorporated, New York, New York.

Schroder Wertheim & Co.

                       Raymond James & Associates, Inc.

                                                          Simmons & Company
                                                            International


                                 November _____, 1996

           [Picture of two Trico Lift Boats and a supply boat providing maintenance and installation services on a production platform.]



       [Picture of the Roe River,  a 211-foot supply boat owned by Trico.]


      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    This summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context indicates otherwise, any reference in this Prospectus to "Trico" or the "Company" refers to Trico Marine Services, Inc. and its predecessor, together with the consolidated subsidiaries of Trico Marine Services, Inc. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

General

    Trico provides a broad range of marine support services to companies in the oil and gas industry conducting offshore exploration, production and construction operations. The Company is a leading operator of marine support vessels in the U.S. Gulf of Mexico (the "Gulf") and also conducts international operations offshore Brazil. Since the Company's initial public offering in May 1996, Trico has acquired 14 supply boats at an aggregate cost of $54.6 million. As a result, Trico is now the third largest owner of supply boats operating in the Gulf with a total vessel fleet of 62 vessels, including 31 supply boats, six lift boats, 16 crew boats and nine line handling boats. Management believes that the Company's expanded supply boat fleet will enable it to take further advantage of recent industry-wide increases in supply boat day rates and utilization in the Gulf. The Company's average supply boat day rate increased 54% to $4,256 during the three months ended June 30, 1996 from the comparable 1995 period, while the average utilization rate increased to 98% from 69%.

    All of Trico's vessels are located in the Gulf with the exception of the line handling boats that operate under long-term charters offshore Brazil. The services provided by Trico's diversified fleet include transportation of drilling materials, supplies and crews to offshore facilities and support for the construction, installation, maintenance and removal of those facilities. Trico has focused on providing high quality, responsive service while maintaining a low cost structure. In addition, the quality of Trico's fleet and the strength of its experienced management team have allowed the Company to develop and maintain long-term customer relationships.

    The Company is the successor to several companies formed in the 1980's by Thomas E. Fairley and Ronald O. Palmer to own, manage and operate offshore marine support vessels. In 1993, Messrs. Fairley and Palmer organized Trico with Berkshire Partners LLC, a Boston-based private equity investment firm (together with its affiliates, "Berkshire"), to acquire vessels owned by Chrysler Capital Corporation ("Chrysler"), the majority of which were operated by the Company. Messrs. Fairley and Palmer have over 40 years of combined experience in the marine support services industry, during which they have been responsible for the acquisition, construction or major refurbishment of approximately 100 vessels.

Business Strategy

    The Company's strategy is to enhance its position as a leading supplier of marine support services by pursuing acquisition opportunities in the Gulf and selectively diversifying into certain international markets with additional growth potential. The Company implements this strategy by:

    Maintaining a large, diversified fleet. The size and diversity of Trico's fleet enables the Company to provide oil and gas companies operating in the Gulf a broad range of services, including marine support for exploration, development, production, construction, repair operations and platform removal.

    Focusing on the Gulf of Mexico. Trico intends to maintain its current focus on the Gulf. Levels of oil and gas exploration, development and production activities in the Gulf have increased during 1996 as a result of several factors, including: (i) improvements in exploration technologies, such as computer-aided exploration and 3-D seismic, have increased drilling success rates in the region; (ii) improvements in subsea completion and production technologies have led to increased deep water drilling and development; (iii) expansion of the region's production infrastructure has improved the economics of developing smaller oil and gas fields; and (iv) the short reserve life characteristic of Gulf gas production which requires continuous drilling to replace reserves and maintain production. Maintenance, repair and salvage activity related to older production platforms and infrastructure in the shallow areas of the Gulf has also increased, and based on recent increases in applications for permits, the Company also expects continued higher levels of these activities. These higher overall activity levels have led to increased demand for the Company's services and higher overall vessel utilization and day rates in the Gulf.

    Participating in the consolidation of the industry. The number of supply boats available for service in the Gulf decreased from a peak of approximately 700 in 1985 to approximately 275 in September 1996. During the same period, the number of companies operating supply boats of at least 150 feet in length decreased from approximately 80 to 16. Trico's management believes that the Company will benefit from the smaller overall supply boat fleet and consolidation of industry competitors. Since the Company's initial public offering in May 1996, the Company has acquired 14 supply boats for $54.6 million, including four supply boats purchased in May 1996 for $11.0 million with a portion of the proceeds of the initial public offering and a total of ten supply boats purchased in two separate transactions in October 1996 for $43.6 million. Trico intends to continue to participate in this consolidation by pursuing additional fleet acquisition opportunities in the Gulf as well as opportunistic purchases of individual vessels.

    The Company also believes that legal, regulatory and economic barriers to entry will limit the number of vessels that are capable of returning to the Gulf from overseas markets. Although vessels may be remobilized to the Gulf from overseas locations by certain of the Company's competitors or converted from alternative uses, management believes that existing U.S. government regulations, mobilization costs and overseas opportunities will limit the number of such vessels for the foreseeable future.

    Reconfiguring and upgrading the fleet. Trico has reconfigured and upgraded the capabilities of its vessel fleet to meet market demands for larger, better equipped vessels. In particular, it has disposed of those vessels it considers to be less profitable such as smaller crew boats, and upgraded certain other vessels. In 1995, the Company completed a $6.0 million capital upgrade program that included (i) lengthening three supply boats from 165 feet to 180 feet and one from 165 feet to 190 feet and enhancing these boats' cargo capacity, (ii) rebuilding a crew boat and (iii) drydocking and refurbishing several other vessels. Substantial downtime was incurred in 1995 from this program, which adversely impacted the Company's results of operations. In January 1995, Trico also acquired a sixth lift boat to further position the Company to participate in the oil and gas industry's requirement to maintain, repair and salvage the more than 3,000 production platforms in the Gulf. The Company also intends to pursue opportunities to acquire existing vessels and refurbish and expand their capacities to support deep water exploration and development in the Gulf. For example, in March 1996, Trico acquired a 180 foot supply boat, which is being refurbished, lengthened to 220 feet and will be available for service in the beginning of 1997.

    Expanding into selected international markets. While Trico's primary market is the Gulf, the Company seeks to expand into selected international markets which management believes are attractive, long-term markets for the Company's services. As part of this strategy, in March 1996 Trico acquired eight line handling vessels and an operations facility in Brazil and has redeployed one of its line handling vessels from the Gulf to Brazil. These vessels operate under long-term charters for Petrobras, the Brazilian national oil company, and support the oil offloading operations from production facilities to tankers in the Campos Basin offshore Brazil, including transporting supplies and materials to and between deep water platforms. In addition, Trico was the successful bidder for the contract to build and operate an advanced "small water area twin hull" crew boat (the "SWATH vessel") which will be used to transport up to 250 passengers to offshore platforms for Petrobras under a five year contract. After successful model tank tests, construction on the SWATH vessel began in October 1996 with operations expected to commence at the end of 1997. The Company believes that Brazil presents an attractive long-term market because of the Brazilian government's goal of increasing its offshore oil production and the anticipated participation by foreign companies in its  exploration  and  production  activities.  The
Company intends to pursue other opportunities to expand its operations in this market.

    The Company is incorporated under the laws of Delaware. Its principal office is located at 610 Palm Street, Houma, Louisiana
70364, and its telephone number is (504) 851-3833.



                                  THE OFFERING

Common Stock offered:
    By the Company                         650,000 shares
    By the Selling Stockholders         1,350,000 shares
    Total                               2,000,000 shares
Common Stock outstanding after the
    Offering                            7,461,439 shares<F1>
Use of proceeds                         To   repay  indebtedness
                                        incurred    under    the
                                        Company's   bank  credit
                                        facility   to   fund   a
                                        portion  of the purchase
                                        price   of  ten   supply
                                        boats in  October  1996.
                                        The   Company  will  not
                                        receive   any   of   the
                                        proceeds  from  the sale
                                        of  Common Stock by  the
                                        Selling    Stockholders.
                                        See "Use of Proceeds."
Nasdaq National Market symbol           TMAR
Risk factors                            The Common Stock offered
                                        hereby involves  a  high
                                        degree   of  risk.   See
                                        "Risk Factors."
_______________________

 <F1>  Gives  effect  to  the  Offering,  but  does not  include
       838,012 shares of Common Stock issuable upon exercise of outstanding options held by officers, directors and employees. See "Management -- Stock Incentive Plans."

                      SUMMARY FINANCIAL AND OPERATING DATA

The following table sets forth summary financial and operating data as of the dates and for the periods indicated. The following data should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto.


                                                                                     1993<F1>
                                                                           _________________________________
                                  Six months           Year ended            Two months
                                 ended June 30          December 31             ended        Ten months
                               ___________________ _______________________  December 31,       ended
                                 1996       1995       1995        1994          1993      October 28, 1993
                               _________ _________  __________  __________   _____________ _______________
                                  (unaudited)        (Financial data in thousands, except per share amounts)
  Total revenues               $ 19,495  $ 12,152    $  26,698   $  29,034    $   6,145     $   26,871
  Direct operating expenses:
     Direct labor and other
        operating expenses        9,965     8,109       16,520      16,458        2,952        15,509
     Management fees                418       278          468         707           90         1,002
     General and administrative   1,385     1,280        2,509       2,057          256         1,412
  Amortization of marine
     inspection costs               897       523        1,930       1,490          222     1,176
     Other                          169       306          545         764           33           875
  Revenue less direct operating                                                                _______
    expenses                          -         -            -           -            -     $   6,897
  Depreciation                 $  1,818  $  1,928    $   2,740    $  2,786          502        =======
                               _________ _ _______   __________    __________    __________
  Operating income (loss)         4,843      (272)       1,986       4,772        2,090

  Interest expense                1,660     1,902        3,850       3,767          620
  Amortization of deferred
   financing costs                  187       187          381         344           60
  Gain on sale of vessel             -       (223)        (244)          -            -
  Other income, net                 (41)      (56)         (32)        (51)           -
  Income tax expense (benefit)    1,055      (708)        (670)        226          564
  Extraordinary item, net of
   taxes                           (917)         -           -           -            -
                                __________ __________ ___________ ___________  ____________
  Net income (loss)              $1,065    $(1,374)   $ (1,299)    $   486      $   846
                                ========== ========== ===========  ==========  ============
  Net income (loss) per share    $ 0.23    $ (0.45)   $  (0.43)    $  0.16      $  0.28
                                ========== ========== ===========  ==========  ============
  Weighted average common shares  4,545      3,050       3,051       3,010        3,020
                                ========== ========== ===========  ==========  ============
Statement of Cash Flows Data:
  Net cash provided by (used in
   operating activities          $2,299    $ 3,293     $ 6,411     $ 6,666      $(2,116)
  Net cash provided by (used
   in investing activities      (17,266)    (2,266)     (6,121)        968      (45,511)
  Net cash provided by (used
   in) financing activities      15,138     (2,108)       (943)     (6,059)      47,822

Other Financial Data:
  EBITDA<F2>                     $7,558     $2,179     $  6,656    $ 9,048     $  2,814

Operating Data:
  Supply boats:
     Average number of vessels     17.3       16.0         16.0       16.0         16.0          16.0
        180 feet and above         17.3       12.0         13.0       12.0         12.0          12.0
        165 feet                      -        4.0          3.0        4.0          4.0           4.0
     Average vessel
       utilization rate<F3>          93%        74%          78%        77%          90%           85%
        180 feet and above           93%        86%          89%        83%          89%           92%
        165 feet                      -         39%          32%<F4>    59%          95%           64%
     Average vessel day rate<F5> $3,887    $ 2,882      $ 3,060     $3,057     $  3,253      $  2,833
  Lift boats:
     Average number of vessels       6.0        5.9         5.9        5.0          5.0           5.0
     Average vessel utilization
       rate<F3>                       61%        42%         45%        57%          57%           70%
     Average vessel day rate<F5>  $4,710    $ 4,697     $  4,656    $5,017      $ 4,970      $  4,735
     Crew/line handling
      boats:<F6>
      Average number of vessels     21.7       17.5         17.8      22.3         23.0          24.0
      Average vessel utilization
        rate<F3>                      94%        79%          89%       82%          91%           93%
      Average vessel day rate<F5> $1,527    $ 1,462     $  1,482    $1,465      $ 1,500      $  1,401


                                          June 30,   1996
                                __________________________________________
                                  Actual     Pro Forma<F7>  As Adjusted<F8>
                                __________ _______________ ________________
Balance Sheet Data:             $   6,016     $   6,016     $    6,016
  Working capital
  Property and equipment, net      56,423       100,073        100,073
  Total assets                     72,676       116,326        116,326
  Long-term debt                       -         40,500         19,094
  Stockholders' equity             62,668        62,668         84,074
________________________

<F1> Reflects the historical results of operations of
     the   Company   for   the   two   months   ended
     December 31, 1993 and the  historical results of
     operations  of  the  vessels  acquired   by  the
     Company  from Chrysler on October 29, 1993,  for
     the  ten  months   ended   October   28,   1993.
     Accordingly,  interest  expense,  other  income,
     net,   income   tax  expense,  depreciation  and
     amortization and  net  income  are not presented
     for  such  vessels because such items  would  be
     based  on  Chrysler's   historical   costs   and
     borrowings  and  are not relevant to the ongoing
     results of the Company.  See Note 1 of the notes
     to   the   Company's   consolidated    financial
     statements.

<F2> As used herein, EBITDA is operating income  plus
     depreciation    and   amortization   of   marine
     inspection costs.  EBITDA  is frequently used by
     security  analysts  and  is  presented  here  to
     provide   additional   information   about   the
     Company's  operations.   EBITDA  should  not  be
     considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a better measure of the Company's liquidity.

<F3> Average utilization rates are average  rates for
     all  vessels  based  on a 365-day year.  Vessels
     are  considered utilized  when  they  are  being
     operated    or    mobilized/demobilized    under
     contracts  with  customers.   See  "Management's
     Discussion and Analysis of Financial Condition and Results of Operations."

<F4> 1995 utilization  of  165-foot  supply boats was
     lower due primarily to the Company's capital upgrade program, which resulted in approximately
     500 lost available vessel days while the vessels were being lengthened and upgraded.

<F5> Average day rates are the average of revenue per
     day per vessel under contract.

<F6> Average utilization and  day  rates for all line
     handling vessels reflect the contract rates for the Company's unconsolidated Brazilian operating company.

<F7> Pro  Forma  to  reflect  the acquisition of  ten
     supply boats in October 1996  and  an  aggregate
     $40.5  million in borrowings under the Company's
     Bank Credit Facility (as defined herein) to finance a portion of the purchase price.

<F8> As  adjusted  to give effect to the Offering (at
     an assumed offering  price  of $35.50 per share)
     and   the  application  of  the  estimated   net
     proceeds as described under "Use of Proceeds."

                      RISK FACTORS

      An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus.

Industry Volatility; Geographic Concentration

      The Company's  operations depend on levels of
activity  in  offshore  oil  and  gas  exploration,
development  and production,  particularly  in  the
Gulf where the majority of the Company's operations
are  conducted.    The  level  of  exploration  and
development   activity   has   traditionally   been
volatile as a result of fluctuations in oil and gas
prices and their  uncertainty  in  the  future.   A
significant   or  prolonged  reduction  in  oil  or
natural  gas prices  in  the  future  would  likely
depress offshore  drilling and development activity
and  reduce the demand  for  the  Company's  marine
support   services.   A  substantial  reduction  of
activity in  the Gulf could have a material adverse
effect on the  Company's  financial  condition  and
results   of  operations.   See  "Business  --  The
Industry."

Competition

      The Company's business is highly competitive.
Competition in the marine support services industry
primarily  involves  factors  such  as  (i)  price,
service and  reputation  of  vessel  operators  and
crews, (ii) the availability of vessels of the type
and  size  needed  by  the  customer  and (iii) the
quality  of  equipment.   In the Gulf, the  Company
competes  with  both  large  and  small  companies.
Certain  of  these  competitors have  significantly
greater financial resources  than  the Company.  In
addition, certain of the Company's competitors  are
building  new specialized supply boats greater than
200 feet in  length,  crew  boats  greater than 120
feet in length and lift boats with leg  lengths  in
excess  of 200 feet.  Continued new construction of
supply,  crew  and  lift  boats  by  the  Company's
competitors and redeployment of existing vessels to
the Gulf could  increase  the levels of competition
within  these  vessel classes.   See  "Business  --
Competition."

Operating Risks and Insurance

      Marine  support   vessels   are   subject  to
operating   risks   such   as  catastrophic  marine
disaster,  adverse  weather conditions,  mechanical
failure, collisions,  oil  and  hazardous substance
spills  and navigation errors.  The  occurrence  of
any of these events may result in damage to or loss
of Company  vessels  and such vessels' tow or cargo
or  other property and  injury  to  passengers  and
personnel.   Such  occurrences may also result in a
significant  increase   in   operating   costs   or
liability  to  third  parties.   See "-- Government
Regulation."    The  Company  maintains   insurance
coverage against  certain  of  these  risks,  which
management   considers   to  be  customary  in  the
industry.  There can be no assurance, however, that
the Company's existing insurance  coverage  can  be
renewed  at  commercially  reasonable rates or that
such  coverage  will be adequate  to  cover  future
claims   that   may  arise.    See   "Business   --
Insurance."

Government Regulation

      The  Company's   operations   are  materially
affected by federal, state and local regulation, as
well  as  certain  international  conventions   and
private  industry organizations.  These regulations
govern worker  health  and  safety and the manning,
construction  and  operation  of   vessels.   These
organizations  establish  safety criteria  and  are
authorized  to  investigate  vessel  accidents  and
recommend approved safety standards.   The  failure
to comply with the requirements of any of these laws or the rules or regulations of these agencies and organizations could have a material adverse effect on the Company. See "Business -- Government
Regulation."

      The Company's operations  also are subject to
federal, state and local laws and regulations which
control  the  discharge  of  pollutants   into  the
environment   and   which   otherwise   relate   to
environmental protection.  Substantial costs may be
incurred   in   complying   with   such   laws  and
regulations,  and  noncompliance  can  subject  the
Company to substantial liabilities.  There  can  be
no  assurance  that such costs and liabilities will
not  be incurred.   The  Company's  operations  are
subject  to  the Outer Continental Shelf Lands Act,
and  regulations   promulgated   thereunder,  which
regulate   the   activities  of  offshore   service
vessels, require vessel  owners  and  operators  to
demonstrate      financial      and     operational
responsibility and provide for certain  limitations
on  the  liability  of vessel owners and operators.
The Company's operations  are  also  subject to the
Federal  Water  Pollution Control Act of  1972,  as
amended, which imposes  strict controls against the
discharge of oil and other  pollutants into surface
waters  within  its  jurisdiction.   Any  hazardous
substances transported  by  the Company are subject
to regulation under the Resource  Conservation  and
Recovery    Act   and   the   Hazardous   Materials
Transportation  Act.   Numerous other environmental
laws and regulations also  apply  to the operations
of  the Company, and such laws and regulations  are
subject   to   frequent   change.    The  Company's
insurance policies provide coverage for accidental occurrence of seepage and pollution or clean-up and containment of the foregoing.

      Any  violation  of  such  laws or regulations
could  result  in  significant  liability   to  the
Company,   and   any  amendment  to  such  laws  or
regulations that mandates more stringent compliance
standards would likely  cause  an  increase  in the
Company's   vessel   maintenance   expenses.    See
"Business -- Environmental Regulations."

Seasonality

      Marine  operations  conducted in the Gulf are
seasonal   and   depend,   in  part,   on   weather
conditions.  Historically, Trico  has  enjoyed  its
highest  utilization  rates  during  the second and
third quarters, as mild weather provides  favorable
conditions  for  offshore  exploration, development
and construction.  Utilization rates typically have
reached their lowest levels  in  the first quarter,
when offshore marine activity generally declines as
oil  and  gas  companies  complete internal  annual
exploration   budget  reviews.    Adverse   weather
conditions  during   the  winter  months  generally
curtail  offshore development  operations  and  can
particularly  impact  lift  boat utilization rates.
Accordingly, the results of any one quarter are not
necessarily   indicative  of  annual   results   or
continuing trends.   See  "Management's  Discussion
and Analysis of Financial Condition and Results of Operations."

Age of Fleet

      Because  of  overcapacity  within  the marine
support  services  industry  on  a worldwide basis,
there  has  been  no  significant  construction  of
supply boats since 1983.  As of October  15,  1996,
the average age of the Company's vessels (based  on
the  date  of  construction)  was  approximately 16
years.  Management believes that after a vessel has
been in service for approximately 30 years, repair,
vessel  certification  and  maintenance  costs  may
become no longer economically  justifiable.   There
can  be  no assurance that the Company will be able
to maintain  its  fleet  by  extending the economic
life    of    existing   vessels   through    major
refurbishment or  by acquiring new or used vessels.
See "Business -- The Company's Fleet."

International Operations

      The Company's  international  operations  are
subject  to  a  number  of  risks inherent with any
business  operating  in foreign  countries.   These
risks include, among others, political instability,
potential   vessel  seizure,   nationalization   of
assets, currency  restrictions  and  exchange  rate
fluctuations,  import-export quotas and other forms
of public and governmental regulation, all of which
are   beyond   the   control    of   the   Company.
Historically,  the  Company's operations  have  not
been  affected materially  by  such  conditions  or
events,   but   if   the   Company's  international
operations expand, the exposure to these risks will
also  increase.   Although  it   is  impossible  to
predict the nature and the likelihood of any events
of these types, if such an event should  occur,  it
could   have  a  material  adverse  effect  on  the
Company's   financial   condition  and  results  of
operations.

Limitations on Foreign Ownership of Company Stock

      Under the Merchant  Marine  Act  of  1920, as
amended, if persons other than U.S. citizens own in
the  aggregate  in  excess  of 25% of the Company's
outstanding  stock,  the  Company's   U.S.  flagged
vessels would lose the privilege of engaging in the
transportation of merchandise in the U.S. coastwise
trade.   To assure the Company's continued  ability
to engage  in  U.S.  coastwise trade, the Company's
certificate  of incorporation  contains  provisions
designed to assure  that  not  more than 24% of the
outstanding  shares of Common Stock  are  owned  by
persons who are not U.S. citizens.  The certificate
of incorporation  provides  that  any  transfer  or
purported  transfer  of shares of Common Stock that
would result in the ownership  by  persons  who are
not  U.S.  citizens  of  more  than 24% of the then
outstanding shares of Common Stock  will not become
effective against the Company, and the  Company has
the  power to deny voting and dividend rights  with
respect   to   such   shares.    See  "Business  --
Government Regulation" and "Description  of Capital
Stock -- Certain Charter and By-Law Provisions."

Dependence on Key Personnel

      The Company depends on the continued services
of Thomas E. Fairley, its Chairman of the Board and
Chief  Executive  Officer,  Ronald  O. Palmer,  its
Executive  Vice  President,  Victor  M. Perez,  its
Chief  Financial Officer, and other key  management
personnel.   The loss of any of these persons could
adversely affect  the  Company's  operations.   See
"Management."

Dividends

      The  Company  presently intends to retain any
earnings to meet its  working  capital requirements
and   finance   the   expansion  of  its   business
operations. Therefore, the Company does not plan to pay cash dividends to its stockholders in the foreseeable future. See "Dividend Policy."

                   USE OF PROCEEDS

      The  estimated  net  proceeds  to the Company
from the Offering (at an assumed offering  price of
$35.50  per  share),  after deducting the estimated
underwriting discounts and commissions and expenses
of  the  offering,  will  be   approximately  $21.4
million.

      The Company intends to use  the  net proceeds
of  the  Offering  to  repay  indebtedness incurred
under  its  revolving  credit facility  with  First
National Bank of Boston, Hibernia National Bank and
First National Bank of Commerce  (the  "Bank Credit
Facility") in connection with the Company's  recent
acquisition    of    ten    supply    boats.    See
"Capitalization"  and "Management's Discussion  and
Analysis  of Financial  Condition  and  Results  of
Operations -- Liquidity and Capital Resources."

      Following the Offering, the Company will have
approximately    $19.1   million   in   outstanding
indebtedness under  the Bank Credit Facility, which
provides  a  revolving  line  of  credit  of  $50.0
million.   The  Bank  Credit  Facility  matures  in
October 2002  and  bears  interest at LIBOR plus 1-
1/2% per annum (currently approximately 7%), with a fee of 3/8% per annum on the undrawn portion. See
"Management's Discussion and Analysis  of Financial
Condition and Results of Operations - Liquidity and
Capital Resources."

      The Company will not receive any proceeds from the sale of Common Stock by the Selling
Stockholders.


       PRICE   RANGE   OF  COMMON STOCK

      The  Common  Stock  is  traded  on the Nasdaq
National  Market  under  the  symbol  "TMAR."   The
following table sets forth the high and low closing sales prices per share of the Common Stock, as reported by the Nasdaq National Market for each fiscal quarter since trading in the Common Stock began on May 16, 1996.

               1996                    High     Low
              _____                  ________ _______
Second Quarter
   (commencing May 16, 1996)       $  23 1/2  $ 19 3/4
Third Quarter                         30 1/2    21 1/2
Fourth Quarter
   (through October 24, 1996)         36 1/4    29 1/2

      On October 24, 1996, the last reported sales price of the Common Stock on the Nasdaq National
Market was $35.50 per share. On October 24, 1996, there were 40 record holders of the Common Stock.


                  DIVIDEND POLICY

      The Company presently  intends  to retain its
earnings  to  meet its working capital requirements
and  finance  the   expansion   of   its   business
operations.   Therefore, the Company does not  plan
to pay cash dividends  to  its  stockholders in the
foreseeable future.  In addition,  the  Bank Credit
Facility  contains  provisions  that  prohibit  the
Company from paying dividends on its Common  Stock.
The   Company  is  also  a  holding  company  which
conducts  its  business  through  its two principal
subsidiaries.  As a result, the Company's cash flow
and  consequent  ability to make dividend  payments
primarily depend on  the  earnings and cash flow of
its  subsidiaries  and  on  dividends   and   other
payments  therefrom.   Any  future determination to
pay cash dividends will be made  by  the  Board  of
Directors  in  light  of  the  Company's  earnings,
financial  position,  capital  requirements, credit
agreements and such other factors  as  the Board of
Directors deems relevant at that time.   See  "Risk
Factors -- Dividends."

                 CAPITALIZATION

      The    following   table   sets   forth   the
consolidated  unaudited   capitalization   of   the
Company  at June 30, 1996, and on a pro forma basis
giving effect  to  the $40.5 million borrowed under
the Bank Credit Facility  to  fund a portion of the
purchase price of ten supply boats  and as adjusted
to  give  effect  to  the sale of the Common  Stock
offered  hereby (at an assumed  offering  price  of
$35.50  per  share)  and  the  application  of  the
proceeds   thereof   as  described  under  "Use  of
Proceeds." The information in the table should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere herein.

                                                                  June 30, 1996
                                                                ___________________
                                                          Actual     Pro Forma    As Adjusted
                                                        _________ ______________ _____________
                                                                 (Dollars in thousands)

Long-term debt, including current maturities:
   Bank Credit Facility                                $       -     $  40,500     $ 19,094

Stockholders' equity:
  Preferred  stock,  $.01  par  value  per  share;
   5,000,000 shares authorized; no shares outstanding           -            -            -
  Common stock, $.01 par value per share;
   15,000,000   shares   authorized;   6,883,471
    issued and 6,811,439 outstanding (actual), and
    7,533,471 shares issued and 7,461,439 outstanding
    (pro forma and as adjusted)<F1>                            69            69          75
   Additional paid-in capital                              61,502        61,502      82,902
   Retained earnings                                        1,098         1,098       1,098
   Treasury stock (72,032 shares)                              (1)           (1)        (1)
                                                       _______________ ___________ ___________
      Total stockholders' equity                           62,668        62,668     84,074
                                                       _______________ _____________ ______________
Total capitalization                                   $   62,668      $103,168     $ 103,168
                                                       =============== ============= ==============

______________________
<F1> Gives  effect  to the  Offering,  but  does  not include an aggregate of 838,012 shares of Common Stock  issuable  upon  exercise  of
     outstanding options.   See "Management  --  Stock  Incentive Plans."

         SELECTED  CONSOLIDATED  FINANCIAL AND OPERATING DATA

   The   following   table   sets   forth  selected
consolidated financial and operating  data  for the
dates   and   periods   indicated.   The  financial
information for each of the  years  ended  December
31,  1995  and  1994 and the two month period ended
December 31, 1993 and as of December 31, 1995, 1994
and  1993 is derived  from  the  Company's  audited
consolidated   financial   statements   and   notes
thereto.   The selected consolidated financial data
as of June 30,  1996 and 1995 and for the six month
periods then ended  are  derived from the unaudited
consolidated statements of  the  Company  for  such
periods.    In   the  opinion  of  management,  the
unaudited  financial   statements  of  the  Company
reflect all adjustments  (consisting of only normal
recurring   adjustments)   necessary    for    fair
presentation of the financial condition and results
of  operations  for  these  periods.  The financial
information for the ten month period ending October
28, 1993 and each of the years  ended  December 31,
1992  and 1991 reflects operating results  for  the
vessels  acquired  by  the Company from Chrysler in
October 1993.  This information  should  be read in
conjunction   with   the   consolidated   financial
statements  and  notes  thereto  and  "Management's
Discussion and Analysis of Financial Condition  and
Results of Operations."



                                                                                     Year ended December 31,
                                                                           _____________________________________________________
                                  Six months                                 Two months     Ten months
                                 ended June 30                                 ended          ended
                               ___________________                           December 31,   October 28,
                                 1996       1995       1995        1994          1993<F1>      1993<F1>        1992<F1>     1991<F1>
                               _________ _________  __________  __________   _____________ ____________  ___________ ___________
                                  (unaudited)                (Financial data in thousands, except per share amounts)
  Total revenues               $ 19,495  $ 12,152    $  26,698   $  29,034    $   6,145     $   26,871     $17,988    $22,992
  Direct operating expenses:
     Direct labor and other
        operating expenses        9,965     8,109       16,520      16,458        2,952        15,509       12,611     13,412
     Management fees                418       278          468         707           90         1,002          749        788
     General and administrative   1,385     1,280        2,509       2,057          256         1,412        1,338      1,404
  Amortization of marine
     inspection costs               897       523        1,930       1,490          222         1,176        1,099      1,041
     Other                          169       306          545         764           33           875          367         22
  Revenue less direct operating                                                                _______     ________  __________
    expenses                          -         -            -           -            -     $   6,897       $1,824    $ 6,325
  Depreciation                 $  1,818  $  1,928    $   2,740    $  2,786          502        =======     ========  ==========
                               _________ _ _______   __________    __________    __________
  Operating income (loss)         4,843      (272)       1,986       4,772        2,090

  Interest expense                1,660     1,902        3,850       3,767          620
  Amortization of deferred
   financing costs                  187       187          381         344           60
  Gain on sale of vessel             -       (223)        (244)          -            -
  Other income, net                 (41)      (56)         (32)        (51)           -
  Income tax expense (benefit)    1,055      (708)        (670)        226          564
  Extraordinary item, net of
   taxes                           (917)         -           -           -            -
                                __________ __________ ___________ ___________  ____________
  Net income (loss)              $1,065    $(1,374)   $ (1,299)    $   486      $   846
                                ========== ========== ===========  ==========  ============
  Net income (loss) per share    $ 0.23    $ (0.45)   $  (0.43)    $  0.16      $  0.28
                                ========== ========== ===========  ==========  ============
  Weighted average common shares  4,545      3,050       3,051       3,010        3,020
                                ========== ========== ===========  ==========  ============
Statement of Cash Flows Data:
  Net cash provided by (used in
   operating activities          $2,299    $ 3,293     $ 6,411     $ 6,666      $(2,116)
  Net cash provided by (used
   in investing activities      (17,266)    (2,266)     (6,121)        968      (45,511)
  Net cash provided by (used
   in) financing activities      15,138     (2,108)       (943)     (6,059)      47,822

Other Financial Data:
  EBITDA<F2>                     $7,558     $2,179     $  6,656    $ 9,048     $  2,814

                                                                                       1993<F1>
                                                                              __________________________
                                    Six Months              Year Ended         Two Months     Ten Months
                                    ended  June 30,         December 31,          ended         ended
                                 ________  ________      _______   ________    December 31,   October 28,
                                   1996       1995         1995      1994         1993          1993
Operating Data:                  _______   ________      _______   _________     _______       ________
                                           (Financial data in thousands, except per share amounts)
  Supply boats:
     Average number of vessels     17.3       16.0         16.0       16.0         16.0          16.0
        180 feet and above         17.3       12.0         13.0       12.0         12.0          12.0
        165 feet                      -        4.0          3.0        4.0          4.0           4.0
     Average vessel
       utilization rate<F3>          93%        74%          78%        77%          90%           85%
        180 feet and above           93%        86%          89%        83%          89%           92%
        165 feet                      -         39%          32%<F4>    59%          95%           64%
     Average vessel day rate<F5> $3,887    $ 2,882      $ 3,060     $3,057     $  3,253      $  2,833
  Lift boats:
     Average number of vessels       6.0        5.9         5.9        5.0          5.0           5.0
     Average vessel utilization
       rate<F3>                      61%         42%         45%        57%          57%           70%
     Average vessel day rate<F5> $4,710    $ 4,697      $ 4,656     $5,017      $ 4,970      $  4,735
     Crew/line handling
      boats:<F6>
      Average number of vessels     21.7       17.5         17.8      22.3         24.0          24.0
      Average vessel utilization
        rate<F3>                      94%        79%          89%       82%          91%           93%
      Average vessel day rate<F5> $1,527    $ 1,482     $  1,482    $1,465      $ 1,500      $  1,401

                                 June 30,       December 31,
                                _________ _____________________________
                                   1996       1995    1994      1993
                                _________ ________  ______  __________
                                            (in thousands)
Balance Sheet Data:
  Working capital (deficit),
   including current maturities
   of long-term debt             $ 6,016   $  (844)  $ 1,550  $ (2,704)
  Property and equipment, net     56,423    39,264    38,508    45,191
  Total assets                    72,676    52,113    51,419    55,207
  Long-term debt                      -     36,780    35,452    37,560
  Stockholders' equity            62,668     5,712     7,002     6,450

________________________

<F1> Reflects the historical results of operations of
     the   Company   for   the   two   months   ended
     December 31, 1993 and the  historical results of
     operations  of  the  vessels  acquired   by  the
     Company  from Chrysler on October 29, 1993,  for
     the  ten  months   ended   October   28,   1993.
     Accordingly,  interest  expense,  other  income,
     net,   income   tax  expense,  depreciation  and
     amortization and  net  income  are not presented
     for  such  vessels because such items  would  be
     based  on  Chrysler's   historical   costs   and
     borrowings  and  are not relevant to the ongoing
     results of the Company.  See Note 1 of the notes
     to   the   Company's   consolidated    financial
     statements.

<F2> As used herein, EBITDA is operating income  plus
     depreciation    and   amortization   of   marine
     inspection costs.  EBITDA  is frequently used by
     security  analysts  and  is  presented  here  to
     provide   additional   information   about   the
     Company's  operations.   EBITDA  should  not  be
     considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a better measure of the Company's liquidity.

<F3> Average utilization rates are average  rates for
     all  vessels  based  on a 365-day year.  Vessels
     are  considered utilized  when  they  are  being
     operated    or    mobilized/demobilized    under
     contracts  with  customers.   See  "Management's
     Discussion and Analysis of Financial Condition and Results of Operations."

<F4> 1995 utilization  of  165-foot  supply boats was
     lower due primarily to the Company's capital upgrade program, which resulted in approximately
     500 lost available vessel days while the vessels were being lengthened and upgraded.

<F5> Average day rates are the average of revenue per
     day per vessel under contract.

<F6> Average utilization and  day  rates for all line
     handling vessels reflect the contract rates for the Company's unconsolidated Brazilian operating company.

  MANAGEMENT'S   DISCUSSION  AND ANALYSIS
   OF FINANCIAL CONDITION  AND  RESULTS
               OF OPERATIONS

General

      The   Company's  results  of  operations  are
affected  primarily   by   day   rates   and  fleet
utilization.  While marine support vessels  service
existing  oil and gas production platforms as  well
as   exploration    and   development   activities,
incremental demand depends primarily upon the level
of drilling activity,  which  in turn is related to
both short-term and long-term trends in oil and gas
prices.  As a result, trends in  oil and gas prices
may significantly affect utilization and day rates.
Due  to the Company's concentration  in  the  Gulf,
where  natural  gas  comprises approximately 70% of
oil and gas production,  the  Company's  activities
are more affected by the price of natural  gas than
oil.   Generally,  a decline in gas prices has  led
historically to a reduction in offshore drilling and lower demand for offshore vessels. Recently, however, this relationship has been less pronounced due to a number of industry trends, including advances in technology that have increased drilling success rates and efficiency and vessel attrition.
In addition, over the past two years the Company has expanded and reconfigured its fleet to more effectively service market demand and improve its profitability. The following table sets forth (i) average U.S. natural gas prices, (ii) the average number of offshore rigs under contract in the Gulf,
(iii) vessel utilization rates for the Company  and
(iv) vessel day rates for the Company for the periods indicated.

                                                                     1995                        1996
                                                        ___________________________________ _________________
                             1993<F1>       1994        Qtr. 1   Qtr. 2   Qtr. 3   Qtr. 4     Qtr.1   Qtr.2
                            __________  _________     _________ ________ ________ _________ ________ ________
U.S. natural gas prices<F2>    $2.12      $1.92         $1.51     $1.63    $1.54    $2.06     $3.44    $2.45
Rigs under contract in the
  Gulf<F3>                       112        126           120       127      131      142       139      148
Average Company vessel
    utilization rate:<F4>
  Supply boats (total)            86%        77%           79%       69%      75%      87%       88%      98%
  Supply boats (180 feet and
    above)                        92%        83%           88%       84%      86%      95%       88%      98%
  Supply boats (165 feet)<F5>     70%        59%           52%       25%      28%      ---       ---     ---
  Lift boats                      68%        57%           42%       41%      48%      49%       58%      64%
  Crew/line handling boats<F6>    92%        82%           79%       87%      91%      98%       96%      93%
Average Company vessel day
  rate:<F7>
  Supply boats                 $2,899     $3,057        $2,981    $2,771   $3,101  $3,322    $3,415    $4,256
  Lift boats                    4,752      5,017         4,624     4,735    4,523   4,718     4,840     4,591
  Crew/line handling boats<F6>  1,413      1,465         1,505     1,422    1,474   1,525     1,530     1,525

________________
<F1>   Reflects the historical operating  statistics  of
       the Company for the two months ended December 31,
       1993  and for the vessels acquired by the Company
       from Chrysler  on  October  29, 1993, for the ten
       months ended October 28, 1993.
<F2>   Average  Henry  Hub  cash price  in  $/MMBtu,  as
       reported in Natural Gas Week.
<F3>   Average Gulf of Mexico mobile offshore rig count,
       as reported by Offshore Data Services.
<F4>   Average vessel utilization  rate  for the Company
       is  calculated  by dividing the total  number  of
       days for which a  vessel  is  under contract in a
       period  by  the  total  number  of days  in  such
       period.
<F5>   Following  the  completion  of  the 1995  capital
       upgrade  program,  all  of  the Company's  supply
       boats   were  at  least  180  feet   in   length.
       Subsequent   to   June   30,  1996,  the  Company
       purchased two fleets totalling ten supply boats which included two supply boats under 180 feet in length.
<F6>   Average  utilization and day rates for  all  line
       handling vessels reflect the contract rates for the Company's unconsolidated Brazilian operating company.
<F7>   Average  vessel  day  rate  for  the  Company  is
       calculated by dividing a vessel's total period revenues by the total number of days such vessel was under contract during such period.

      The Company's day rates  and utilization rates are
also   affected   by   the   size,   configuration   and
capabilities of the Company's fleet.   In  the  case  of
supply boats, the deck space and liquid mud and dry bulk
cement  capacity  are  important  attributes.   For crew
boats, size and speed are important factors, and  in the
case  of lift boats, longer leg length and greater crane
capacity add versatility and marketability.  During 1994
and  1995,   the   Company  reconfigured  its  fleet  by
disposing of several small crew boats (100 feet) and other vessels, the majority of which were sold to operators outside the marine support industry.

      Since the Company's initial public offering in May
1996, the Company has acquired 14 supply boats for $54.6
million.  In May 1996, the Company acquired  four supply
boats  for $11.0 million with a portion of the  proceeds
of the initial  public  offering.   In October 1996, the
Company acquired in two separate transactions a total of ten supply boats for $43.6 million. These acquisitions, coupled with the acquisition in March 1996 of the Stones
River, which will be available for service in the beginning of 1997, have increased the Company's supply boat fleet from 16 at the end of 1995 to 31.

      The  Company's  operating  costs  primarily  are a
function of fleet size and utilization levels.  The most
significant  direct  operating  costs  are wages paid to
vessel   crews,  maintenance  and  repairs  and   marine
insurance.   Generally, increases or decreases in vessel
utilization only affect that portion of the Company's direct operating costs that is incurred when the vessels are active. As a result, direct operating costs as a percentage of revenues may vary substantially due to changes in day rates and utilization.

      In addition to these variable  costs,  the Company
incurs fixed charges related to the depreciation  of its
fleet  and  costs  for  the  routine drydock inspection,
maintenance  and repair designed  to  ensure  compliance
with  U.S.  Coast  Guard  regulations  and  to  maintain
American Bureau  of  Shipping  ("ABS") certification for
its vessels.  Maintenance and repair  expense and marine
inspection amortization charges are generally determined
by the aggregate number of drydockings and other repairs
undertaken  in  a  given  period.   Costs  incurred  for
drydock   inspection   and  regulatory  compliance   are
capitalized and amortized over the period between such drydockings, typically two to three years.

Results of Operations

      The table below sets forth by vessel class, the average day, and utilization rates for the Company's vessels and the average number of vessels owned during the periods indicated. The ten supply boats acquired by the Company in October 1996 and the Stones River are not included in the financial or operating data for the periods presented below.

                                   Six Months ended
                                        June 30,                Years ended December 31,
                                _______________________  ______________________________________
                                  1996          1995        1995         1994          1993<F1>
                                _________    __________  __________  ___________   ____________
Average vessel day rates:
         Supply boats            $3,887        $2,882       $3,060      $3,057       $2,899
         Lift boats               4,710         4,697        4,656       5,017        4,752
         Crew/line handling
          boats<F2>               1,527         1,462        1,482       1,465        1,413

Average vessel utilization
rate:
         Supply boats               93%           74%          78%          77%          86%
         Supply boats (180          93%           86%          89%          83%          92%
          feet and above)
         Supply boats (165 feet)     -            39%          32%          59%          70%
         Lift boats                 61%           42%          45%          57%          68%
         Crew/line handling
          boats<F2>                 94%           79%          89%          82%          92%

Average number of vessels:
         Supply boats             17.3          16.0         16.0          16.0        16.0
         Lift boats                6.0           5.9          5.9           5.0         5.0
         Crew/line handling boats 21.7          17.5         17.8          22.3        25.9

Total available vessel days<F3>:
         Supply boats            2,950         2,571        4,999         5,464        5,456
         Lift boats                909           951        1,843         1,626        1,475
         Crew/line handling
           boats                 3,754         3,060        5,583         7,440        8,794
                               __________    ________     _________     _________    _________
Total available vessel days      7,613         6,582       12,425        14,530       15,725
                               ==========    =========    =========     =========    =========

__________________________
<F1>  Reflects the historical operating  statistics  of the Company for the two months ended December 31, 1993 and for the vessels acquired by the Company from Chrysler on October 29, 1993, for the ten months ended October 28, 1993.
<F2> Average  utilization  and day rates for all line handling vessels reflect the contract rates for the Company's unconsolidated Brazilian operating company.
<F3> Total available  vessel  days are the total days that vessels are available for charter and not being drydocked, repaired or upgraded.

Comparison of Six Months Ended June 30, 1996 and 1995

      Revenues for the six months ended June 30, 1996 were $19.5 million, an increase of 60.4% compared to $12.2 million in revenues for the six months ended June
30, 1995. This increase was principally due to the improved average day rates and utilization for the Company's supply boats, the growth of the Company's vessel fleet, both in the Gulf and Brazil, and the completion of the Company's vessel upgrade program which adversely impacted vessel utilization in 1995.

      All  classes of vessels  in  the  Company's  fleet
reported higher  utilization during the first six months
of  1996 compared to  the  same  period  in  1995.   The
greatest increase was experienced by the Company's supply boats, which averaged 93% utilization for the period, up from 74% for the same period in 1995. Supply boat day rates for the first six months of 1996 rose
34.9%  to  $3,887, compared to $2,822 for the comparable
1995 period. The significant improvement in utilization and day rates is due to both the improved market conditions in the Gulf and the substantial downtime incurred in 1995 for the vessel upgrade program.

      During  1995, the Company began  and  completed  a
major capital upgrade  program,  in  which  three of the
supply  vessels  were  lengthened from 165 feet  to  180
feet, and one from 165 feet to 190 feet, with the boats'
capacity for liquid mud  and  bulk cargo also increased.
Additionally, the Company rebuilt  and lengthened a crew
boat, which was placed in service in  November 1995, and
acquired  a sixth lift boat in January 1995.  Completion
of these capital  projects  enabled the Company to begin
fiscal  1996 with a larger, enhanced  fleet  of  vessels
which, in  addition  to  the  benefit of improved market
conditions, has resulted in higher  day rates and higher
overall  fleet utilization.   In May 1996,  the  Company
also acquired four supply boats located in the Gulf with
a portion  of  the  proceeds  from  its  initial  public
offering.   The  increase  in revenues for the six month
period reflects the addition of these four vessels for a portion of the second quarter.

      Utilization for the Company's lift boats increased
to  61% in the first six months of 1996 from 42%  during
the same  period  in  1995.   The lift boats experienced
unusually low utilization in the  first half of 1995 due
to  dry  docking  related  downtime  and   weak   market
conditions which existed in the first half of 1995.  The
Company's  lift  boats  are  operated by Power Offshore,
Inc.  ("Power  Offshore"), a leading  operator  of  lift
boats  in  the  Gulf.   Management  and  incentive  fees
payable to Power  Offshore  in  the  first six months of
1996  totaled $418,000 as compared to $220,000  for  the
same  period   in  1995.   See  "Business  -  Lift  Boat
Management."

      Finally,  utilization   for  the  crew  and  line-
handling   boats  increased  to 94%  from  79%  for  the
comparable  1995  period.   This  increase  was  due  to
improved market conditions in  the  Gulf for crew boats,
the addition of the rebuilt 125 foot  crew  boat and the
sale of three small 100 foot crew boats, as the  Company
continued  to  upgrade and reconfigure its vessel fleet,
and the addition  in  March  1996 of eight line handling
vessels  working  under  long-term   charters   offshore
Brazil.

      Direct  labor  and  other  operating expenses were
$10.6 million during the first half  of 1996 compared to
$8.7 million for the first half of 1995,  due  primarily
to   increased   labor,  repair  and  maintenance  costs
associated with the expanded vessel fleet. Due to the increase in revenues, direct vessel operating expenses decreased as a percentage of revenues from 71.5% in the first half of 1995 to 54.1% in the corresponding period of 1996.

      Depreciation expense decreased to $1.8 million for
the first  six  months of 1996 from $1.9 million for the
comparable 1995 period, due to increased depreciation in
1995 caused by the  allocation  of a portion of the 1993
vessel  acquisition  costs to assets  which  have  short
depreciable lives and  were  fully  depreciated  in  the
second   quarter   of   1995.   Amortization  of  marine
inspection costs increased  to $897,000 from $523,000 in
the first six months of 1996  due to the amortization of
increased  dry  docking  and  marine   inspection  costs
incurred in 1995.

      General and administrative expenses  increased  to
$1.4  million  in the first six months of 1996 from $1.3
million for the same period in 1995, due to additions of
personnel in connection with the growth in the Company's
vessel  fleet and  Brazilian  operations.   General  and
administrative  expenses,  as  a percentage of revenues,
decreased from 10.5% in the first  half  of 1995 to 7.1%
in  the  corresponding  1996  period as the increase  in
revenues  and  additions  to the vessel  fleet  did  not
require   proportionate  increases   in   administrative
expenses.

      Interest expense decreased to $1.7 million for the
first six months  of  1996,  from  $1.9  million for the
first  six  months  of  1995.  The decrease in  interest
expense  was due to the prepayment  of  all  outstanding
borrowings  under the Company's previous credit facility
in  May  1996 with  proceeds  from  the  initial  public
offering.   Average  bank  debt outstanding decreased to
$22.8 million in the first six  months  of 1996 compared
to  $26.8 million for the same period in 1995.   In  the
first half of 1995, the Company recorded a gain on the sales of certain crew boats of $223,000.

      In the first six months of 1996, the Company had income tax expense of $1.1 million compared to an income tax benefit in the amount of $708,000 for the first six months of 1995.

      As  a  result  of  the  prepayment   of  all  debt
outstanding under the Company's previous credit facility and its 9% subordinated notes in the second quarter of 1996, the Company recorded an extraordinary charge of $917,000, net of taxes of $494,000, for the write-off of unamortized debt issuance costs.

Comparison of Year Ended December 31, 1995 to Year Ended
December 31, 1994

      The  Company's revenues  declined  8.0%  to  $26.7
million in 1995,  compared  to  $29.0  million  in 1994.
This  decrease  was primarily due to a reduction in  the
number of total days  that  the  Company's  vessels were
available for work due to the Company's capital  upgrade
program,  lower  lift boat utilization and the reduction
in the size of the fleet of crew boats.  Total available
vessel  days, which  are  the  total  days  vessels  are
available  for charter and not being drydocked, repaired
or upgraded,  decreased  14.6% from a total of 14,530 in
1994  to  12,425  in 1995.  During  1995,  four  of  the
Company's supply boats  were  temporarily  removed  from
service,  drydocked  and lengthened from 165 feet to 180
feet or greater as part of the Company's capital upgrade
program.  Available vessel days were also reduced by the
sale of several small crew boats during 1994 and 1995 as
part of the Company's  strategy to focus on larger, more
profitable vessels.  Management believes that the larger
crewboats (110 feet and  above)  and  the  larger supply
boats  (180  feet and above) tend to be more profitable,
as  they command  higher  day  rates  and  enjoy  higher
utilization   rates   than  the  smaller  vessels,  with
approximately the same operating costs.  Management also
believes  that  the  larger   supply   boats   are  less
vulnerable to decreases in utilization during market downturns. Average utilization for the 180 foot and larger supply boats was 89.0% in 1995 as compared to 78.0% for the entire supply boat fleet.

      The Company's lift boats experienced unusually low
utilization  rates  in  1995   due   to  weather-related
downtime  from  an abnormally large number  of  tropical
storms and hurricanes  which entered the Gulf during the
year.  The reduction in  the  average  day rates for the
lift boats was due to the acquisition of  a  sixth  lift
boat  at  the  beginning  of  the  fiscal year which was
smaller  than  other  lift boats in the  fleet,  thereby
commanding a lower day  rate.   Management and incentive
fees paid to Power Offshore in 1995 totalled $468,000 as compared to $707,000 for the year ended December 31, 1994 due to the lower level of revenues and operating income for the lift boats during the year.

      Direct  labor and other  operating  expenses  were
unchanged  from   1995   to   1994   at  $16.5  million.
Generally, direct operating expenses do not change in direct proportion to revenues because vessel day rates may increase or decrease without corresponding changes in operating expenses.

      Depreciation expense decreased slightly from $2.8 million in 1994 to $2.7 million in 1995, as the capital improvements made on the Company's vessels and the acquisition of a lift boat at the beginning of the year were offset by the sale of several vessels in 1994 and 1995. Amortization of marine inspection costs increased
29.5% in 1995 to $1.9 million from $1.5 million in the prior year due to the increase in drydocking and marine inspection costs for the year.

      General  and  administrative  expenses  rose 22.0%
from $2.1 million in 1994 to $2.5 million in 1995 because of an increase in administrative and other shore-based personnel in anticipation of higher activity levels, and personnel required to support the Company's capital upgrade program and on-going operations.

      Interest expense from the Company's  bank debt was
$2.7  million  in  1995  as compared to $2.8 million  in
1994,  due to lower average  bank  debt  outstanding  of
$26.6 million  in  1995, as compared to $30.5 million in
1994,  and $278,000 in  compensation  received  for  the
early termination  of an interest rate swap arrangement.
While the Company repaid  $5.3  million  of  outstanding
indebtedness during the year, additional bank borrowings
of   $4.5  million  were  used  to  partially  fund  the
Company's   1995   capital   upgrade   program  and  the
acquisition of a lift boat.  Interest expense  on the 9%
subordinated  notes increased from $1.0 million to  $1.1
million.   In  1995   the   Company   had   $381,000  in
amortization   expense  for  deferred  financing  costs,
compared to $344,000 in 1994, from the 1993 vessel acquisition financing.

      The Company recorded a $670,000 income tax benefit in 1995, as compared to a $226,000 income tax expense in 1994 due to the loss before income taxes for the year.

Comparison  of  Year  Ended December 31, 1994 to the Ten
Months  Ended October 28,  1993  and  Two  Months  Ended
December 31, 1993

      The  year  ended  December  31, 1994 reflected the
first  full year of the Company's operations  after  the
acquisition  of the vessels from Chrysler on October 29,
1993.  Historical  results  for 1993 for the Company are
for the two months ended December  31,  1993 ("Two Month
Period").   Prior  to October 29, 1993, historical  data
represent the 10 month results of operations ("Ten Month
Period")  for  the  vessels   acquired   from  Chrysler.
Accordingly,   interest   expense,   depreciation    and
amortization  are  not discussed below for the Ten Month
Period because such items would be based on Chrysler's historical costs and borrowings and are not relevant to the ongoing results of the Company.

      During the year ended December  31, 1994, revenues
were  $29.0 million, compared to revenues  for  the  Ten
Month Period  and  the Two Month Period of $26.9 million
and  $6.1  million.   Vessel   direct  labor  and  other
operating expenses in 1994 were  $16.5 million, compared
to  $15.5  million  for the Ten Month  Period  and  $3.0
million  for  the  Two  Month  Period.   Management  and
incentive fees paid to Power Offshore totalled $707,000 in 1994 as compared to $1.0 million and $90,000 for the Ten Month Period and Two Month Period, respectively.

      General  and  administrative  expenses  were  $2.1
million for 1994, reflecting the first full year of the Company's operations, compared to $256,000 for the Two
Month Period and $1.4 million for the Ten Month Period.

      Amortization  expense  for  drydocking  and marine
inspection costs were $1.5 million for 1994 compared  to
$222,000  for  the Two Month Period and $1.2 million for
the Ten Month Period.   Depreciation  expense  was  $2.8
million compared to $502,000 for the Two Month Period.

      Interest   expense  for  1994  was  $3.8  million,
consisting of $2.8  million  of  interest expense on the
Company's bank debt associated with  the  acquisition of
vessels and $1.0 million in unpaid, deferred interest on
the   Company's  9%  subordinated  notes,  compared   to
$620,000  for  the  Two  Month  Period.  The Company had
$344,000 in amortization of deferred financing costs in 1994, compared to $60,000 for the Two Month Period, reflecting the amortization of fees and expenses in connection with the vessel acquisition financing.

Liquidity and Capital Resources

      The Company's  strategy  has  been  to  reduce its
financial leverage incurred in connection with  the 1993
vessel acquisition from Chrysler, while adding value  by
reconfiguring,  upgrading and expanding its vessel fleet
to  improve  operating  capability.   As  part  of  this
strategy, in May  1996 the Company completed its initial
public offering which  improved  the Company's financial
condition and enabled the Company  to  prepay all of its
senior  and  subordinated  debt,  acquire  four   supply
vessels  in  the  Gulf  and  establish  the  Bank Credit
Facility, which provides a $50.0 million line of credit that may be used for additional vessel acquisitions, vessel improvements and working capital.

      Funds during the first six months of 1996 were provided by $48.4 million in net proceeds from the initial public offering, $6.2 million in borrowings prior to the initial public offering under the Company's previous credit facility and $2.3 million in funds from operating activities. During the period, the Company repaid $38.9 million of debt, including $6.0 million of the 9% subordinated notes, and made capital expenditures totalling $17.3 million.

      Capital  expenditures  in  the first six months of
1996  consisted  primarily  of  $11.0  million  for  the
acquisition of four supply vessels in the Gulf completed
in May 1996, and $4.2 for the Company's  acquisition  of
line  handling  boats  and  a  40%  interest in a marine
operating  company  in  Brazil  in  March  1996.   Other
expenditures consisted of U.S. Coast  Guard  dry docking
costs,  the  remaining  expenditures on one supply  boat
which was lengthened as part  of the 1995 vessel upgrade
program,  and a portion of the acquisition  and  upgrade
costs  of  the  Stones  River.   The  Stones  River  was
acquired in March 1996 and is being lengthened to 220 feet and outfitted with bulk capacity of 7,800 cubic feet and liquid mud capacity of 2,300 barrels. This vessel will be available for service in the first quarter of 1997 at an estimated total cost of $4.2 million.

      During  the  fiscal  year ended December 31, 1995,
the Company made $7.5 million  in  capital expenditures,
consisting  of  approximately  $6.0  million   for   the
upgrade,  drydocking  and improvement of its vessels and
$1.5 million for the acquisition  of  a  lift boat.  The
Company  also  made  $5.3 million in required  principal
payments on its bank debt.  Funds during the period were
provided from the Company's  operating activities, which
generated approximately $6.4 million, borrowings of $4.5
million  under  the  Company's  previous   bank   credit
facility, and $1.3 million in proceeds from the sale  of
certain   vessels.    As   a  result  of  the  Company's
significant  capital  improvements,   the   Company  was
required to manage closely its cash position.

      The Company's Bank Credit Facility, which provides
a revolving line of credit up to $50.0 million,  matures
in  October 2002 and bears interest at LIBOR plus 1-1/2%
per annum  (currently  approximately  7%), with a fee of
3/8% per annum on the undrawn portion.   The Bank Credit
Facility  is collateralized by certain of the  Company's
existing vessels  and  related  assets  and requires the
Company  to  maintain  certain  financial  ratios.    In
connection  with the Company's acquisition of ten supply
boats  in  October  1996,  the  Company  borrowed  $40.5
million under the Bank Credit Facility to fund a portion of the purchase price.

      The Company  was  the  successful  bidder  for the
contract  to  build  and  operate the SWATH vessel which
will  be  used  to transport up  to  250  passengers  to
offshore  platforms  for  Petrobras  under  a  five-year
contract.     After   successful   model   tank   tests,
construction on  the  SWATH vessel began in October 1996
and operations are expected  to   commence at the end of
1997. The Company plans to obtain long-term financing for the vessel's $11.0 million cost through the Maritime
Administration's Title XI ship financing program for which the Company has a pending application.

      Following the application of the net proceeds from
the Offering to repay indebtedness outstanding under the
Bank   Credit   Facility,   the   Company    will   have
approximately  $19.1 million of outstanding indebtedness
under the Bank Credit  Facility  (assuming  an  offering
price  of  $35.50 per share).  The Company believes  its
capital expenditures  for  the  remainder  of  1996 will
total  approximately $8.5 million, including the  Stones
River upgrade  project,  a  portion  of the construction
cost  of  the  SWATH  vessel, and the acquisition  of  a
larger  docking  and  maintenance   facility  in  Houma,
Louisiana to replace its present rented  facility.   See
"Business  -  Vessel  Support  Facility."  The Company's
capital  requirements historically  have  been  for  the
acquisition   of   marine   vessels,   maintenance   and
improvements  to  vessels and debt service.  The Company
believes  that  cash   generated   from  operations  and
availability under the Bank Credit Facility will provide
sufficient  funds  for identified capital  projects  and
working capital requirements.   However,  the  Company's
strategy  is  to  acquire  other vessel fleets or single
vessels in order to expand its presence both in the Gulf
and  certain  selected  international  markets  such  as
Brazil.   Depending  upon  the   size   of  such  future
acquisitions, the Company may require additional debt financing, possibly in excess of its current credit facility or additional equity.

New Accounting Standards

      SFAS  No.  121, "Accounting for the Impairment  of
Long-Lived  Assets  and  for  Long-Lived  Assets  to  Be
Disposed Of"  was  issued in March 1995 and is effective
for  fiscal years beginning  after  December  15,  1995.
SFAS No.  121  establishes  accounting standards for the
impairment  of long-lived assets,  certain  identifiable
intangibles,  and goodwill related to those assets to be
held and used and  for  long-lived  assets  and  certain
identifiable  intangibles  to be disposed of.  SFAS  No.
123,  "Accounting  for  Stock-Based   Compensation"  was
issued in October 1995 and is effective for fiscal years
beginning  after  December  15,  1995.   SFAS   No.  123
establishes financial accounting and reporting standards
for   stock-based  employee  compensation  plans.   This
statement  requires  transactions  to  be  accounted for
based on the fair value of the consideration received or
the   fair  value  of  the  equity  instruments  issued,
whichever  is  more reliably measurable.  This statement
does  allow  pro  forma   amounts  to  be  disclosed  by
companies which continue to  apply  the prior accounting
provisions for stock-based compensation.   Management is
currently  evaluating  the  alternatives available  upon
implementing this statement,  but  expects to adopt only
the pro forma disclosure provisions.   The  Company does
not believe that implementation of these accounting standards, which have been issued but are not yet effective, will have a material effect on the Company's financial position, results of operations or cash flows.

Forward-Looking Statements

      This   Prospectus,   particularly   the   sections
entitled    "Prospectus    Summary,"   "Risk   Factors,"
"Management's  Discussion  and   Analysis  of  Financial
Condition  and  Results of Operations"  and  "Business,"
contains certain  forward-looking  statements  and other
statements  that  are  not  historical facts concerning,
among other things, market conditions,  the  demand  for
marine support services and future capital expenditures.
There   can   be  no  assurance  that  the  Company  has
accurately identified  and  properly  weighed all of the
factors which affect market conditions  and  demand  for
the  Company's vessels, that the public information upon
which  the Company has relied is accurate or complete or
that the Company's analysis of the market and demand for
its vessels  is  correct  and, as a result, the strategy
based on such analysis will  be  successful.   See "Risk
Factors" for a more detailed summary of factors which could affect future results.

                                   BUSINESS

General

      Trico provides  a  broad  range  of marine support
services  to  companies  in  the  oil  and gas  industry
conducting   offshore   exploration,   production    and
construction  operations.   The  Company  is  a  leading
operator  of  marine  support  vessels  in  the Gulf and
conducts   international   operations  offshore  Brazil.
Since the Company's initial public offering in May 1996,
Trico has acquired 14 supply  boats at an aggregate cost
of $54.6 million.  As a result,  Trico  is now the third
largest owner of supply boats operating in the Gulf with
a total vessel fleet of 62 vessels, including  31 supply
boats,  six  lift  boats,  16  crew  boats and nine line
handling boats.  Management believes that  the Company's
expanded  supply  boat  fleet  will  enable  it to  take
further  advantage of recent industry-wide increases  in
supply boat  day rates and utilization in the Gulf.  The
Company's average  supply boat day rate increased 54% to
$4,256 during the three  months ended June 30, 1996 from
the   comparable   1995  period,   while   the   average
utilization  rate  increased   to  98%  from  69%.   See
"Management's  Discussion  and  Analysis   of  Financial
Condition and Results of Operations."

      All  of  Trico's vessels are located in  the  Gulf
with the exception  of  the  line  handling  boats  that
operate  under  long-term charters offshore Brazil.  The
services provided  by  Trico's diversified fleet include
transportation of drilling materials, supplies and crews
to offshore facilities and support for the construction,
installation,   maintenance   and   removal   of   those
facilities.   Trico   has   focused  on  providing  high
quality, responsive service while maintaining a low cost structure. In addition, the quality of Trico's fleet and the strength of its experienced management team have allowed the Company to develop and maintain long-term customer relationships.

The Industry

      Marine Support Vessels

      Marine  support  vessels  are  primarily  used  to
transport personnel,  equipment and supplies to drilling
rigs  and  to  support  the   construction  and  ongoing
operation of offshore oil and gas  production platforms.
The principal services provided are  the  transportation
of  equipment,  fuel,  water  and  supplies  to offshore
facilities;  transfer  of personnel between shore  bases
and offshore facilities; provision of work platforms and
cranes for offshore construction and towing services for
drilling rigs and platforms.   The  principal  types  of
vessels operated by the Company and its competitors can be summarized as follows:

      Supply Boats.  Supply boats are generally at least
150 feet in  length  and  serve  drilling and production
facilities   and   support  offshore  construction   and
maintenance work.  Supply  boats are differentiated from
other  types  of  vessels  by  cargo   flexibility   and
capacity.   In addition to transporting deck cargo, such
as pipe or drummed  materials,  supply  boats  transport
liquid mud, potable and drilling water, diesel fuel, dry
bulk cement and dry bulk mud.  Accordingly, supply boats
which   have  large  liquid  mud  and  dry  bulk  cement
capacity, as well as large areas of open deck space, are
generally  in  higher  demand than vessels without those
capabilities.  However,  other  characteristics  such as
maneuverability,   fuel   efficiency,   anchor  handling
ability and firefighting capacity may also  be in demand
in  certain  circumstances.   All but two of the  supply
boats owned by the Company are at least 180 feet in length.

      Lift  Boats.  Lift boats are self-propelled, self-
elevating   and   self-contained   vessels   which   can
efficiently assist  offshore  platform  construction and
well  servicing  tasks that traditionally have  required
the  use  of larger,  more  expensive,  mobile  offshore
drilling units  or  derrick  barges.   For example, lift
boats   can  dismantle  offshore  rigs,  set  production
facilities  and  handle  a variety of tasks for existing
platform upgrade work.  These  boats have also been used
successfully as the main work platform  for applications
such as diving and salvaging, and have been  used  as an
adjacent  support platform for applications ranging from
crew  accommodations   to  full  workovers  on  existing
platforms.   Typically lift  boats  command  higher  day
rates but experience lower average utilization rates than other classes of marine support vessels. Lift boats have different water depth capacities, with leg lengths ranging from 65 to 200 feet. The Company's lift boats have leg lengths ranging from 130 to 170 feet, enabling them to operate in water depths where the majority of the offshore structures currently in the Gulf are located.

      Crew Boats.  Crew boats are generally at least 100
feet in length  and  are  chartered  principally for the
transportation of personnel and light  cargo,  including
food  and  supplies,  to and among production platforms,
rigs and other offshore  installations.  These boats can
be  chartered  together with  supply  boats  as  support
vessels for drilling  or  construction  operations,  and
also  can be chartered on a stand-alone basis to support
the  various   requirements   of   offshore   production
platforms.   Crew  boats  are constructed from aluminum,
and as a result generally have useful lives beyond those of steel-hulled supply boats. Crew boats also provide a cost-effective alternative to airborne transportation services, and can operate reliably in virtually all types of weather conditions. Generally, utilization and day rates for crew boats are more stable than those of other types of vessels because crew boats are typically used to provide services for production platforms and construction projects, as well as for exploration and drilling activities. The majority of the Company's crew boats are the larger 120-foot vessels.

      Line  Handling  Boats.  Line  handling  boats  are
generally outfitted with  special  equipment  to  assist
tankers  while they are loading from single buoy mooring
systems.    These   vessels   support   oil  off-loading
operations  from  production facilities to  tankers  and
transport  supplies   and   materials   to  and  between
deepwater platforms.

      Market Supply and Demand Characteristics

      There   has  been  minimal  new  construction   of
offshore supply  boats  since the early 1980s, resulting
in substantial worldwide  vessel attrition over the past
ten  years  as vessels have reached  the  end  of  their
useful lives.   The  number  of  offshore  supply  boats
available  for service in the Gulf decreased from a peak
of approximately  700  in  1985  to approximately 275 in
September 1996.  During the same period,  the  number of
companies operating supply boats of at least 150 feet in
length  decreased from approximately 80 to 16.  Although
vessels may  be  remobilized  to  the Gulf from overseas
locations  by  certain of the Company's  competitors  or
converted  from alternative  uses,  management  believes
that existing  U.S. government regulations, mobilization
costs and overseas  opportunities  will limit the number
of  supply boats that are capable of  returning  to  the
Gulf  from overseas in the foreseeable future.  However,
any new construction or redeployment of existing vessels
to the  Company's  markets  could increase the levels of
competition  within  this  vessel   class.   Before  any
significant new construction begins, management believes that day rates will need to increase from current levels to provide a satisfactory return on investment.

      Management estimates that the worldwide fleet of lift boats totals 134 vessels, of which 90 operate in the Gulf. Of these 90 lift boats, only 12 are 160 feet or greater in leg length, two of which are owned by the Company, and there are three lift boats greater than 200 feet in leg length presently under construction.

      Management also estimates that there are presently
32 crew boat operators in the  Gulf,  with a total fleet
of approximately 250 vessels of 100 feet  or  greater in
length.   Trico's  management  believes  that there  are
approximately 14 crew boats greater than 120 feet in length presently under construction.

      While  marine  support   service  vessels  service
existing oil and gas production  platforms  as  well  as
exploration   and  development  activities,  incremental
vessel  demand  depends  primarily  upon  the  level  of
drilling activity,  which in turn depends on oil and gas
prices.   As  a  result,   utilization   and  day  rates
generally   correlate  to  oil  and  gas  prices.    The
Company's operations are concentrated in the Gulf, which
is one of the largest natural gas producing areas in the
United  States.   Natural  gas  currently  accounts  for
approximately 70% of all hydrocarbon production in the Gulf, and as a result, activity in this region is highly dependent upon natural gas prices.

      Offshore exploration  and  production  activity in
Brazil  is concentrated in the deep water Campos  Basin,
located 60  to 100 miles from the Brazilian coast.  Over
50 fields have  been discovered in this Basin, including
an estimated 600 producing offshore oil wells.  A number
of fields in the  Campos  Basin are being produced using
floating    production   facilities.     In    addition,
exploration activity  has  expanded  south to the Santos
Basin  and to the northeastern and northern  continental
shelves.   The establishment by the Brazilian government
of national  requirements  for  self-sufficiency  in oil
production  should ensure that Petrobras' high level  of
exploration and  production activity will continue.  The
Brazilian  government's   intention   to  allow  foreign
participation in such exploration and production should also result in additional activity.

Business Strategy

      The  Company's strategy is to enhance its position
as a leading  supplier  of  marine  support  services by
pursuing  acquisition  opportunities  in  the  Gulf  and
selectively   diversifying  into  certain  international
markets with additional  growth  potential.  The Company
implements this strategy by:

      Maintaining a large, diversified  fleet.  The size
and  diversity of Trico's fleet enables the  Company  to
provide  oil  and  gas companies operating in the Gulf a
broad range of services,  including  marine  support for
exploration,   development,   production,  construction,
repair operations and platform removal.

      Focusing on the Gulf of Mexico.   Trico intends to
maintain its current focus on the Gulf.   Levels  of oil
and   gas   exploration,   development   and  production
activities  in  the  Gulf have increased recently  as  a
result of several factors,  including:  (i) improvements
in  exploration  technologies,  such  as  computer-aided
exploration and 3-D  seismic,  have  increased  drilling
success rates in the region; (ii) improvements in subsea
completion  and  production  technologies  have  led  to
increased  deep  water  drilling  and development; (iii)
expansion of the region's production  infrastructure has
improved the economics of developing smaller oil and gas
fields;  and (iv) the short reserve life  characteristic
of  Gulf  gas   production   which  requires  continuous
drilling  to replace reserves and  maintain  production.
Maintenance, repair and salvage activity related to older production platforms and infrastructure in the shallow areas of the Gulf has also increased, and based on recent increases in applications for permits, the Company also expects continued higher levels of these activities. These higher overall activity levels have led to increased demand for the Company's services and higher overall vessel utilization and day rates in the Gulf.

      Participating   in  the   consolidation   of   the
industry.   The number of  supply  boats  available  for
service  in  the   Gulf   decreased   from   a  peak  of
approximately 700 in 1985 to approximately 275 September
1996.   During  the same period, the number of companies
operating supply  boats  of  at least 150 feet in length
decreased  from  approximately  80   to   16.    Trico's
management  believes that the Company will benefit  from
the smaller overall  supply boat fleet and consolidation
of industry competitors.   Since  the  Company's initial
public offering in May 1996, the Company has acquired 14
supply  boats for $54.6 million, including  four  supply
boats purchased  in  May  1996  for $11.0 million with a
portion of the proceeds of the initial  public  offering
and  a  total  of  ten  supply  boats  purchased  in two
separate transactions in October 1996 for $43.6 million.
Trico   intends  to  continue  to  participate  in  this
consolidation     by    pursuing    fleet    acquisition
opportunities in the Gulf as well as opportunistic purchases of individual vessels.

      The Company  also  believes that legal, regulatory
and economic barriers to entry  will limit the number of
vessels that are capable of returning  to  the Gulf from
overseas  markets.   Although vessels may be remobilized
to the Gulf from overseas locations by certain of the Company competitors or from alternative uses, management believes that existing U.S. government regulations, mobilization costs and overseas opportunities will limit the number of such vessels for the foreseeable future.

      Reconfiguring and upgrading the fleet.   Trico has
reconfigured and upgraded the capabilities of its vessel
fleet to meet market demands for larger, better equipped
vessels.   In  particular,  it  has  disposed  of  those
vessels  it  considers  to  be  less  profitable such as
smaller crew boats, and upgraded certain  other vessels.
In  1995,  the Company completed a $6.0 million  capital
upgrade program  that  included  (i)  lengthening  three
supply boats from 165 feet to 180 feet and one from  165
feet  to  190  feet  and  enhancing  these  boats' cargo
capacity,   (ii)   rebuilding  a  crew  boat  and  (iii)
drydocking  and  refurbishing   several  other  vessels.
Substantial  downtime was incurred  in  1995  from  this
program, which  adversely impacted the Company's results
of operations; however,  the  Company  expects  that the
upgrade  will result in higher day rates and utilization
for these vessels in the future.  In January 1995, Trico
also acquired  a sixth lift boat to further position the
Company to participate  in  the  oil  and gas industry's
requirement  to  maintain, repair and salvage  the  more
than  3,000  production  platforms  in  the  Gulf.   The
company also intends  to pursue opportunities to acquire
existing  vessels  and  refurbish   and   expand   their
capacities   to   support  deep  water  exploration  and
development in the  Gulf.   For  example, in March 1996,
Trico acquired a 180 foot supply boat,  which  is  being
refurbished,   lengthened   to  220  feet  and  will  be
available for service in the beginning of 1997.

      Expanding  into  selected  international  markets.
While Trico's primary market  is  the  Gulf, the Company
seeks  to  expand  into  selected international  markets
which  management  believes  are  attractive,  long-term
markets for the Company's  services.   As  part  of this
strategy,  in  March  1996  Trico  acquired  eight  line
handling  vessels  and  an operations facility in Brazil
and has redeployed one of its line handling vessels from
the Gulf to Brazil.  These  vessels  operate under long-
term charters for Petrobras, the Brazilian  national oil
company, and support the oil offloading operations  from
production  facilities  to  tankers  in the Campos Basin
offshore  Brazil,  including transporting  supplies  and
materials  to  and between  deep  water  platforms.   In
addition,  Trico  was  the  successful  bidder  for  the
contract to  build  and operate an advanced "small water
area twin hull" crew  boat  (the  "SWATH  vessel") which
will  be  used  to  transport  up  to 250 passengers  to
offshore  platforms  for  Petrobras under  a  five  year
contract.    After   successful    model   tank   tests,
construction on the SWATH vessel began  in  October 1996
with operations expected to commence at the end of 1997.
The Company believes that Brazil presents an  attractive
long-term  market  because of the Brazilian government's
goal of increasing its  offshore  oil production and the
anticipated participation by foreign  companies  in  its
exploration  and  production  activities.   The  Company
intends to pursue other opportunities to expand its operations in this market.

The Company's Fleet

      Set   forth   below   is  the  Company's  internal
allocation of its charter revenues and charter revenues less direct operating expenses for each of the periods indicated.




                                       Six Months Ended June 30,             Year Ended December 31,
                                   ___________________________________ _______________________________
                                   1996        %        1995       %      1995     %      1994      %
                                   ______   _______    _______ _______  _______ ______   _______ ______
                                      (unaudited, in thousands)           (unaudited, in thousands)
Charter Revenues:
   Supply boats                  $11,423      59%      $ 6,124    51%   $ 13,868  52%    $ 13,753  47%
   Lift boats                       3,400     17%        2,349    19%      5,054  19%       5,944  21%
   Crew boats                       4,652     24%        3,658    30%      7,735  29%       9,198  32%
                                ___________ ________  __________ ______ ________ _____   ________ ____
      Total Fleet...........     $19,475     100%      $12,131   100%   $ 26,657 100%    $ 28,895  100%
                                =========== ========  ========== ====== ======== =====   ======== =====

Charter Revenues less direct
   operating expenses:<F1>
   Supply boats                  $6,770       75%      $ 2,570    68%   $  6,599  68%    $  6,570   56%
   Lift boats                    $1,109       12%          512    14%      1,125  12%       2,481   21%
   Crew boats                    $1,213       13%          662    18%      1,945  20%       2,679   23%
                               ___________ _________  __________ ______ ________ _____  __________ _____
      Total Fleet...........     $9,092      100%      $ 3,744   100%   $  9,669 100%    $ 11,730  100%
                               =========== =========  ========== ====== ======== =====  ========== =====

___________________
<F1>    Charter revenues less direct vessel labor  and other operating expenses and vessel management fees.

      The  table  set  forth  below provides information
regarding the vessels currently owned or operated by the
Company.
                                               Horse
Supply Vessels:                      Length    Power     Year Built
__________________                __________ __________ ____________

Stones River<F1>                       220'     4300     1980(1996)*
Roe River                              211'     4300     1979(1992)*
Cedar River<F2>                        195'     2550     1975(1985)*
Oak River<F2>                          195'     4000     1974(1989)*
York River<F3>                         192'     2250       1982
Big Horn River                         191'     4000       1980
Cane River                             190'     2200     1981(1995)*
Hudson River<F2>                       190'     2500       1975
James River                            190'     2200     1982(1988)*
Red River<F3>                          187'     2250       1982
Pearl River<F3>                        187'     2250       1982
Flint River<F3>                        187'     2250       1982
Buffalo River                          185'     2400     1979(1994)*
Rain River                             185'     2200     1979(1995)*
Elm River<F2>                          185'     3000       1981
Rush River<F2>                         185'     3000       1980
Miami River                            181'     2200     1977(1995)*
Savannah River                         181'     2200     1977(1996)*
Maple River<F2>                        180'     2200       1982
Charles River                          180'     2200       1982
Manatee River                          180'     2200       1977
Powder River                           180'     2200       1982
Southern River                         180'     3400     1977(1995)*
Sun River                              180'     3500     1980(1991)*
Truckee River                          180'     2200       1980
Wolf River                             180'     2200       1983
White River                            180'     3500     1980(1991)*
Ruby River<F2>                         180'     2200       1978
Big Blue River<F2>                     180'     2200       1982
Fall River<F2>                         170'     2200       1979
Llano River<F2>                        170'     2200     1977(1989)*


Lift Boats:                           Leg      Horse
_____________                        Length    Power     Year Built
                                   __________ ________ _____________

Gulf Island I                          170'     N/A        1983
Gulf Island VIII                       170'     N/A     1985(1990)*
Gulf Island VII                        145'     N/A        1986
Gulf Island IX                         145'     N/A     1982(1991)*
Power V                                135'     N/A        1986
Gulf Island III                        130'     N/A        1982

                                               Horse
Crew Boats:                          Length    Power       Year Built
____________                       _________ __________ ______________

Cimarron River                         125'     2700      1980(1995)*
Battle River                           120'     2700        1979
Colorado River                         120'     2700        1978
Concord River                          120'     2700        1977
Firehold River                         120'     2700        1979
Fox River                              120'     2293        1980
Green River                            120'     2293        1981
Platte River                           120'     2700        1980
Ramzi River                            120'     2700        1980
Snake River                            120'     2700        1980
Whisky River                           110'     2700        1982
Cumberland River                       110'     2700        1980
Wabash River                           105'     2025        1982
Freedom River                          105'     2025        1981
Angelina River                         105'     2025        1980
American River                         100'     2025        1980

                                                Horse
Line Handling Boats:                  Length    Power       Year Built
_____________________               _________ _________   _____________
Silver River                           125'     1500        1978
Red Fox<F4>                            116'     1200        1980
Alliance Trader<F4>                    110'     1200        1982
Alliance Tempest<F4>                   110'     1200        1982
Fernanda M.<F4>                        110'     1200        1984
Jesse O<F4>                            110'     1200        1982
Amazon River<F4>                       110'     1450        1976
Parana River<F4>                       110'     1450        1976
Islander IV (operated but not          110'     1200        1981
owned)
Walker I<F4><F5>                       105'     1350        1977
___________________
*     Year  of  major  refurbishment   (expenditures  in
      excess  of  $350,000).   Because crew  boats  have
      aluminum   hulls,  major  refurbishment   is   not
      necessary.   In 1995, the Cimarron River crew boat
      was rebuilt and  lengthened  from 110 to 125 feet.
      In   1995  and  1996,  four  supply   boats   were
      refurbished and lengthened.
<F1>  In March  1996, the Company acquired this 180-foot
      supply  boat,   which  is  being  refurbished  and
      lengthened to 220  feet  and will be equipped with
      added  bulk  capacity.  The  Company  expects  the
      vessel  to  be  available   for   service  in  the
      beginning of 1997.
<F2>  Acquired by the Company in October 1996.
<F3>   Acquired by the Company in May 1996.
<F4>  Acquired by the Company in March 1996.   All  line
      handling   boats,  except  the  Islander  IV,  are
      located in Brazil and operate under long-term charters with Petrobras.
<F5>  The Walker  I  is owned by the Company's affiliate
      located in Brazil, of which the Company owns a 40% interest.

Vessel Support Facility

      Trico presently  leases  a  2.0  acre site for its
corporate   offices   and   operating  base  in   Houma,
Louisiana.  In October 1996,  the Company entered into a
contract to acquire a 62.5 acre  docking and maintenance
facility in Houma, Louisiana located on the intercoastal
waterway that provides direct access  to  the  Gulf  for
$1.5  million.   The Company is currently in the process
of conducting title and environmental due diligence.  If
the results of this review are satisfactory, the Company
will  acquire  the  facility   and  relocate  its  Houma
operations in the first quarter of 1997.

Vessel Maintenance

      The  Company  incurs routine  drydock  inspection,
maintenance and repair  costs  under  U.S.  Coast  Guard
Regulations  and  to  maintain ABS certification for its
vessels.    In   addition  to   complying   with   these
requirements,  the   Company  has  implemented  its  own
comprehensive   vessel   maintenance    program    which
management  believes  will  help  Trico  to  continue to
provide  its  customers  with  well maintained, reliable
vessels.   Every  30  to 60 days, independent  mechanics
perform  a  preventive  maintenance  inspection  on  the
engines  in each vessel in  the  Company's  fleet.   The
Company then  uses  written  reports  prepared  by  such
independent  mechanics to determine when it is necessary
to overhaul a  particular  engine.   In  addition, after
every 300 to 600 hours of engine use, engine oil samples are analyzed by an outside firm and reviewed by the Company port engineer responsible for maintaining the vessel. Finally, a daily computer-generated record of all services performed on each vessel allows management to recognize and evaluate patterns in a particular engine's performance, as does the written log kept daily by each vessel engineer. In 1995, the Company incurred approximately $2.1 million in dry-docking and marine inspection costs and $595,000 for the first six months of 1996. See "-- Government Regulation."

Customers and Charter Terms

      The   Company  has  entered  into  master  service
agreements with  approximately  140  of  its  customers,
including  a  majority of the major and independent  oil
companies operating  in  the Gulf.  Substantially all of
the  Company's  charters  in  the  Gulf  are  short-term
contracts (30-60 days) or spot  contracts  (less than 30
days) and all are cancelable upon short notice.  Because
of renewals, the stated duration of charters  frequently
has  little relationship to the actual time vessels  are
chartered   to  a  particular  customer.   Charters  are
obtained through  competitive  bidding  or, with certain
customers,  through  negotiation.   The  percentage   of
revenues  attributable  to an individual customer varies
from time to time, depending  upon  the level of oil and
gas exploration and development activities undertaken by
a particular customer, the availability  and suitability
of  the  Company's vessels for the customer's  projects,
and  other   factors,  many  of  which  are  beyond  the
Company's control.   For  the fiscal year ended December
31, 1994, approximately 10% of the Company's total revenues were received from Seagull Energy Corporation and for the year ended December 31, 1995, approximately
14% of the Company's total revenues were received from Vastar Resources, Inc. and approximately 11% from Unocal
Corporation.

Lift Boat Management

      All of the Company's lift boats are managed by Power Offshore, a leading operator of lift boats in the Gulf, pursuant to a management agreement that expires in March 1999. Power Offshore receives a management fee of 10% of the managed lift boats' monthly gross income and is eligible to receive an incentive fee of up to three percent of gross monthly income, based on a percentage of the managed vessels' net operating income. Total management and incentive fees paid to Power Offshore cannot exceed 13% of the lift boats' gross monthly income. The Company is also required to reimburse Power
Offshore for all operating expenses relating to the managed lift boats, excluding marketing, general and administrative, and insurance expenses. In addition, Power Offshore has a right of first refusal if the Company intends to sell any of the vessels that are managed by Power Offshore to a third party. The Company presently has no intention of selling any of its lift boats.

Competition

      The  Company's  business  is  highly  competitive.
Competition  in  the  marine  support  services industry
primarily  involves  factors such as (i) price,  service
and  reputation  of vessel  operators  and  crews,  (ii)
availability of vessels  of  the type and size needed by
the customer and (iii) the quality of equipment.  In the
Gulf, the Company competes with  both  large  and  small
companies.   Although  some  of  the Company's principal
competitors   are   significantly   larger    and   have
significantly  greater  financial  resources  than   the
Company,  management  believes  that  Trico's  operating
capabilities   and   reputation  enable  it  to  compete
effectively with other  fleets  in  the markets in which
the  Company  operates.   In  addition, certain  of  the
Company's  competitors  are  building   new  specialized
supply boats greater than 200 feet in length, crew boats
greater than 120 feet in length and lift  boats with leg
lengths   in   excess   of   200  feet.   Continued  new
construction of these boats by the Company's competitors and redeployment of existing vessels to the Gulf could increase levels of competition within these vessel classes. See "Risk Factors -- Competition."

Government Regulation

      The  Company's operations are materially  affected
by federal,  state  and  local  regulation,  as  well as
certain  international  conventions and private industry
organizations.  These regulations  govern  worker health
and  safety and the manning, construction and  operation
of vessels.   For example, the Company is subject to the
jurisdiction of  the  U.S.  Coast  Guard,  the  National
Transportation  Safety  Board,  the U.S. Customs Service
and the Maritime Administration of  the  U.S. Department
of   Transportation,   as   well   as  private  industry
organizations such as the American Bureau  of  Shipping.
These  organizations  establish safety criteria and  are
authorized to investigate vessel accidents and recommend
improved  safety  standards.   See   "Risk   Factors  --
Government Regulation."

      The   U.S.  Coast  Guard  regulates  and  enforces
various aspects  of  marine  offshore vessel operations,
such    as   classification,   certification,    routes,
drydocking   intervals,  manning  requirements,  tonnage
requirements  and   restrictions,   hull   and  shafting
requirements  and  vessel  documentation.   Coast  Guard
regulations  require that each of the Company's  vessels
be drydocked for inspection at least twice within a five
year period.   Management  believes  the  Company  is in
compliance  in all material respects with all U.S. Coast
Guard Regulations.

      Under the Merchant Marine Act of 1920, as amended,
the privilege  of transporting merchandise or passengers
in domestic waters  extends  only  to  vessels  that are
owned  by  U.S. citizens and are built in and registered
under  the laws  of  the  U.S.   A  corporation  is  not
considered a U.S. citizen unless, among other things, no
more than  25% of any class of its voting securities are
owned by non-U.S.  citizens.   If  Trico  should fail to
comply  with  these requirements, during the  period  of
such noncompliance it would not be permitted to continue
operating its vessels  in  U.S.  coastwise  trade.   See
"Risk  Factors  --  Limitation  on  Foreign Ownership of
Company  Stock"  and  "Description of Capital  Stock  --
Certain Charter and By-Law Provisions."

Environmental Regulations

      The Company's operations  are subject to a variety
of federal and state statutes and  regulations regarding
the  discharge  of  materials  into the  environment  or
otherwise   relating   to   environmental    protection.
Included among these statutes are the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the
Comprehensive  Environmental  Response, Compensation and
Liability  Act ("CERCLA"), the Outer  Continental  Shelf
Lands Act ("OCSLA")  and  the  Oil Pollution Act of 1990
("OPA").  See "Risk Factors--Government Regulation."

      The Clean Water Act imposes strict controls on the
discharge of pollutants into the navigable waters of the
U.S., and imposes potential liability  for  the costs of
remediating  releases of petroleum and other substances.
The Clean Water  Act  provides  for  civil, criminal and
administrative penalties for any unauthorized  discharge
of  oil  and  other  hazardous  substances in reportable
quantities and imposes substantial  potential  liability
for the   costs of  removal and  remediation.  Many
states have laws which are analogous to the Clean  Water
Act  and also require remediation of accidental releases
of petroleum  in  reportable  quantities.  The Company's
vessels routinely transport diesel fuel to offshore rigs
and platforms, and also carry diesel  fuel for their own
use.  The Company's supply boats transport bulk chemical
materials   used  in  drilling  activities,   and   also
transport liquid mud which contains oil and oil by-products. All offshore companies operating in the U.S.
are required to have vessel response plans to deal with potential oil spills.

      RCRA  regulates  the  generation,  transportation,
storage  and  disposal  of  onshore hazardous  and  non-
hazardous  wastes,  and  requires   states   to  develop
programs  to  ensure  the safe disposal of wastes.   The
Company  generates  non-hazardous   wastes   and   small
quantities   of  hazardous  wastes  in  connection  with
routine operations, and management believes that all of the wastes it generates are handled in compliance with RCRA and analogous state statutes.

      CERCLA    contains   provisions    dealing    with
remediation of releases of hazardous substances into the
environment  and  imposes   strict,  joint  and  several
liability  for  the  costs of remediating  environmental
contamination upon owners  and operators of contaminated
sites where the release occurred and those companies who
transport, dispose of or who  arrange  for  disposal  of
hazardous  substances  released  at the sites.  Although
the Company handles hazardous substances in the ordinary
course  of business, the Company's  management   is  not
aware of any hazardous substance contamination for which it may be liable.

      OCSLA  provides  the federal government with broad
discretion  in  regulating   the   release  of  offshore
resources  of  oil  and  gas  production.   Because  the
Company's  operations  rely  on  offshore  oil  and  gas
exploration and production, if the  government  were  to
exercise  its  authority  under  OCSLA  to  restrict the
availability  of  offshore oil and gas leases,  such  an
action  could have a  material  adverse  effect  on  the
Company's   financial   condition  and  the  results  of
operations.

      OPA contains provisions  specifying responsibility
for removal costs and damages resulting  from discharges
of  oil  into  navigable  waters  or  onto the adjoining
shorelines.   Among  other  requirements,  OPA  requires
owners and operators of vessels  over  300 gross tons to
provide the U.S. Coast Guard with evidence  of financial
responsibility  to  cover the costs of cleaning  up  oil
spills from such vessels.   The  Company  currently owns
and operates 11 vessels over 300 gross tons, for which satisfactory evidence of financial responsibility has been provided to the U.S. Coast Guard.

      Management believes the  Company  is in compliance
in   all   material   respects   with   all   applicable
environmental  laws  and  regulations  to  which  it  is
subject.   Moreover,  operation  of  Company  vessels in
foreign  territories,  such  as  the  nine line handling
vessels  which  are  operating under long-term  charters
offshore  Brazil,  are potentially  subject  to  similar
regulatory controls concerning environmental protection.
Management of the Company  believes that compliance with
any  existing  environmental  requirements   of  foreign
governmental bodies has not materially affected the Company's capital expenditures, earnings or competitive position.

Insurance

      The operation of the Company's vessels  is subject
to  various risks, such as catastrophic marine disaster,
adverse    weather   conditions,   mechanical   failure,
collision and  navigation errors, all of which represent
a threat to personnel  safety and to Company vessels and
cargo.  The Company maintains insurance coverage against
certain of these risks, which management considers to be
customary in the industry.  Although management believes
that the Company's insurance  coverage  is  adequate and
the Company has not experienced a loss in excess  of its
policy  limits,  there  can  be  no  assurance  that the
Company  will be able to maintain adequate insurance  at
rates   which    management    considers    commercially
reasonable, nor can there be any assurance such coverage will be adequate to cover all claims that may arise.

Legal Proceedings

      The Company is involved in various legal and other
proceedings which are incidental to the conduct  of  its
business.    Management  believes  that  none  of  these
proceedings, if adversely determined, would have a material adverse effect on the Company's financial condition, results of operations or cash flow.

Employees

      As  of   October   15,   1996,   the  Company  had
approximately 440 employees, including approximately 403
operating  personnel  and  approximately  37  corporate,
administrative    and   management   personnel.    These
employees are not unionized  or employed pursuant to any
collective   bargaining   agreement   or   any   similar
arrangement.   Management believes  that  the  Company's
relationship with its employees is satisfactory.

                            MANAGEMENT

Executive Officers and Directors

      The following table sets forth certain information as of October 15, 1996 with respect to the Company's executive officers and directors.

       Name                   Age          Position


Thomas E. Fairley            48        Chairman of the Board, President and
                                        Chief Executive Officer

Ronald O. Palmer             49        Executive Vice President, Director

Benjamin F. Bailar           62        Director

Carl Ferenbach               54        Director

Garth H. Greimann            41        Director and Assistant Secretary

Edward C. Hutcheson, Jr.     51        Director

Victor M. Perez              43        Vice President, Chief Financial Officer
                                       and Treasurer

Michael D. Cain              47        Vice President--Marketing

Kenneth W. Bourgeois         48        Vice President and Controller


      Thomas E. Fairley, who co-founded Trico  Operators
with Mr. Palmer in 1980, has been Chairman of the  Board
and  President  of the Company since October 1993.  From
1978 to 1980, Mr.  Fairley  served  as Vice President of
Trans Marine International ("TMI"), an  offshore  marine
service  company  and  wholly-owned  subsidiary  of GATX
Leasing  Corporation  ("GATX").  From 1975 to 1978,  Mr.
Fairley  served  as  General  Manager  of  International
Logistics,  Inc.  ("ILI"),  a  company  engaged  in  the
offshore marine industry.   For  more  than  five  years
prior to joining ILI, Mr. Fairley held various positions with Petrol Marine Company, an offshore marine service company.

      Ronald O.  Palmer  has  been  a  director  of  the
Company  since October 1993 and Executive Vice President
since February 1995.  Mr. Palmer joined with Mr. Fairley
in founding  Trico Operators in 1980, and served as Vice
President, Treasurer,  and Chief Financial Officer until
February  1995.   From 1974  to  1980,  Mr.  Palmer  was
employed by GATX Leasing where he was responsible for the marketing of financial leases for industrial and marine equipment in eight southwestern states and all marine activity of TMI in the Gulf.

      Benjamin  F. Bailar has been  a  director  of  the
Company since 1994.   Dean Bailar has served as the Dean
of the Jones Graduate School  of  Administration at Rice
University since 1987. Dean Bailar is also a director of U.S. Can Corporation, Dana Corporation and Smith
International, Inc.

      Carl Ferenbach  has been a director of the Company
since  1994.   He  has  been   a  managing  director  of
Berkshire and its predecessor since  1983, and serves as
a  director  of  The  Wisconsin  Central  Transportation
Corporation,   U.S.  Can  Corporation  and  Tranz   Rail
Holdings Limited.

      Garth H. Greimann has been a director of the Company since 1993. Mr. Greimann was a Vice President of Berkshire's predecessor from 1989 through 1993 and has been a managing director of Berkshire and its predecessor since 1994. Prior to joining Berkshire, Mr.
Greimann was a Vice President of the First National Bank of Boston. Mr. Greimann also serves as a director of The Profit Recovery Group, Inc.

      Edward  C.  Hutcheson, Jr. has been a director  of
the  Company  since  1994.    Mr.  Hutcheson  serves  as
President and Chief Executive Officer  of  Castle  Tower
Corporation, one of the largest independent owners and operators of communications towers in the U.S. From
1990  to  1993,  he  was  President  and Chief Operating
Officer of Baroid Corporation, an energy services and equipment provider.

      Victor  M.  Perez  has  served  as Vice President,
Chief  Financial  Officer and Treasurer of  the  Company
since February 1995.   From  1990  to  1995,  Mr.  Perez
served  as  Senior  Vice  President-Corporate Finance of
Offshore Pipelines, Inc.  Mr.  Perez was Vice President-
Investments for Graham Resources, Inc., from August 1987
to October 1990 and from January  1976  to  August  1987
served as a Vice President with InterFirst Bank Dallas in its international and energy banking group.

      Michael   D.  Cain  has  served  as  Trico's  Vice
President-Marketing  since  February 1993.  From 1986 to
1993,  Mr.  Cain served as Marketing  Manager  of  Trico
Operators. Prior to 1986, Mr. Cain served in the same capacity for Seahorse, Inc., an offshore marine services company.

      Kenneth W. Bourgeois  has  served  as Trico's Vice
President  and  Controller  since  October  1993.    Mr.
Bourgeois  also  served as Controller of Trico Operators
from  December 1981  to  October  1993.   From  1972  to
December  1981,  Mr.  Bourgeois worked for George Engine
Company, Inc., where he  held  the position of Assistant
Controller  and  subsequently,  Director   of   Internal
Auditing. From 1969 to 1972, Mr. Bourgeois was employed by Price Waterhouse & Co. Mr. Bourgeois is a Certified
Public Accountant.

      The  Company's  Certificate and Bylaws provide for
the Board of Directors  to be divided into three classes
of directors with each class  to  be  as nearly equal in
number  of  directors  as  possible,  serving  staggered
three-year terms.  The terms of the Class  I  directors,
Mr.  Palmer and Mr. Greimann, will expire in 1997.   The
terms  of  the Class II directors, Mr. Ferenbach and Mr.
Hutcheson, will  expire in 1998.  The terms of the Class
III directors, Mr. Fairley and Dean Bailar, will expire in 1999. Each director serves until the end of his term or until his successor is elected and qualified. See
"Description  of  Capital Stock -- Certain  Charter  and
Bylaw Provisions --- Classified Board of Directors."

Director Compensation

      Each director who is not an employee of the Company is paid an annual director's fee of $12,500 plus
$500 for each board or committee meeting attended. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Committees

      The Company's Board  of  Directors has established
an  Audit Committee and a Compensation  Committee.   The
Audit Committee reviews the Company's annual audit and meets with the Company's independent public accountants to review the Company's internal controls and financial management practices. The current members of the Audit
Committee are Dean Bailar and Mr. Greimann.

      The Compensation Committee recommends to the Board
of   Directors   compensation  for  the  Company's   key
employees, administers  the  Company's  stock  incentive
plans  and  performs  such  other  functions  as  may be
prescribed  by  the  Board  of  Directors.   The current
members   of  the  Compensation  Committee  are  Messrs.
Ferenbach and Hutcheson.

Executive Compensation

      The following table summarizes the compensation that the Company paid to its Chief Executive Officer and each of its most highly compensated executive officers for the year ended December 31, 1995. No other employee of the Company earned more than $100,000 in 1995.

                          Summary Compensation Table

                                                                 Long-Term
                                                                Compensation
                                                                   Awards
                                                               _______________
                           1995 Annual Compensation              No. of Shares
                        _____________________________________      Underlying
 Name and                                         Other Annual      Options           All Other
Principal Position       Salary        Bonus      Compensation       Granted         Compensation
___________________     ________    _________   _______________  ______________    _______________

Thomas E. Fairley
President and
Chief Executive
Officer                 150,000          ---      3,750<F2>             ---                ---

Ronald O. Palmer
Executive Vice
President               150,000          ---      3,750<F2>             ---                ---

Victor M. Perez
Vice President,
Chief Financial
Officer and
Treasurer<F1>           123,750          ---        ---             151,265                ___

__________________________
<F1>   Mr. Perez joined the Company in February 1995.
<F2>   Represents  contributions  to the Company's 401(k) Plan.

Stock Incentive Plans

      1996 Stock Incentive Plan.   In  April  1996,  the
Company adopted the 1996 Stock Incentive Plan (the "1996
Plan")  to  provide  long-term  incentives  to  its  key
employees,  including  officers  and  directors  who are
employees  of  the  Company  (the "Eligible Employees").
Under  the  1996  Plan,  which is  administered  by  the
Compensation Committee of  the  Board  of Directors, the
Company  may  grant  Eligible Employees incentive  stock
options, non-qualified  stock options, restricted stock,
stock   awards   or   any   combination   thereof   (the
"Incentives").    The   Compensation    Committee   will
establish  the  exercise  price  of  any  stock  options
granted  under  the  Incentive Plan, provided  that  the
exercise price may not  be  less  than  the  fair market
value  of  the  Common Stock on the date of grant.   The
option exercise price  may  be  paid  in cash, in Common
Stock held for at least six months, in  a combination of
cash  and  Common  Stock,  or  through a broker-assisted
exercise  arrangement  approved  by   the   Compensation
Committee.

      A  total  of  200,000 shares  of Common Stock  are
available for issuance under the 1996  Plan.  Incentives
with  respect  to no more than 50,000 shares  of  Common
Stock may be granted  to any single Eligible Employee in
one calendar year.  Proportionate  adjustments  will  be
made  to  the number of shares subject to the 1996 Plan,
including the  shares subject to outstanding Incentives,
in the event of  any  recapitalization,  stock dividend,
stock  split, combination of shares or other  change  in
the Common Stock.  In the event of such adjustments, the
purchase   price  of  any  outstanding  option  will  be
adjusted as and to the extent appropriate, in the reasonable discretion of the Compensation Committee, to provide participants with the same relative rights before and after such adjustment.

      All   outstanding  Incentives  will  automatically
become exercisable  and fully vested and all performance
criteria will be deemed to be waived by the Company upon
(a) a reorganization,  merger  or  consolidation  of the
Company  in  which  the  Company  is  not  the surviving
entity, (b) the sale of all or substantially  all of the
assets  of the Company, (c) a liquidation or dissolution
of the Company,  (d) a person or group of persons, other
than Berkshire and  any  employee  benefit  plan  of the
Company, becoming the beneficial owner of 30% or more of
the  Company's voting stock or (e) the replacement of  a
majority  of  the  Board  in  a  contested  election  (a
"Significant  Transaction").  The Committee also has the
authority to take  several actions regarding outstanding
Incentives  upon  the   occurrence   of   a  Significant
Transaction,   including   requiring   that  outstanding
options  remain  exercisable  only  for a limited  time,
providing   for  mandatory  conversion  of   outstanding
options in exchange  for either a cash payment or Common
Stock, making equitable  adjustments  to  Incentives  or
providing  that  outstanding options will become options
relating to securities to which a participant would have
been  entitled  in  connection   with   the  Significant
Transaction if the options had been exercised.

      As of the date of the Prospectus, options to purchase 110,500 shares of Common Stock have been granted under the 1996 Plan to employees of the Company, including currently exercisable options to purchase
10,000 shares to each of Messrs. Fairley, Palmer and Perez that have a ten-year term and an exercise price of $16.00 per share.

      1993  Stock Option Plan.  The Company's 1993 Stock
Option Plan was  adopted  in  October  1993  (the  "1993
Plan") and provides for the granting of "incentive stock options," as such term is defined in Section 422 of the Internal Revenue Code, and nonqualified stock options, each in such amounts, on such terms, and to such Company employees as the Compensation Committee may determine.
A total of 727,512 shares are reserved for issuance pursuant to the 1993 Plan.

      All options are nontransferable other than by will
or pursuant to the laws  of  descent  and  distribution.
Options  are  exercisable  only  while  the optionee  is
employed by the Company (or under certain  circumstances
for  a  short time thereafter).  If an optionee  becomes
disabled  or  dies  while  employed  by  the Company the
option  is  exercisable  prior  to the last day  of  the
twelfth month following the date  of termination of such
optionee's employment.  Any option  which is exercisable
following termination of employment is  exercisable only
to  the extent that such option was exercisable  on  the
termination  date.   All  options granted under the 1993
Plan expire ten years from the date of grant and have an exercise price equal to the fair market value of the Common Stock at the date of grant.

      As of the date of the Prospectus, options to purchase 727,512 shares of Common Stock have been granted under the 1993 Plan, including options to purchase 252,107 shares to Mr. Fairley, 252,107 shares to Mr. Palmer and 151,265 shares to Mr. Perez. All of the options granted as of the date of the Prospectus under the 1993 Plan are currently exercisable, have a ten year term and an exercise price of $1.82 per share.

Noncompetition, Nondisclosure and Severance Agreements

      All   officers   of   the  Company  serve  at  the
discretion   of  the  Company's  Board   of   Directors.
However,  the  Company   entered   into  Noncompetition,
Nondisclosure  and  Severance  Agreements  with  certain
members  of  senior management which  generally  provide
that such officers shall not, during the period of their
employment with the Company and for one year thereafter,
engage  in any  capacity  in  a  business  substantially
similar to  that  of  the  Company, request or cause any
Company  customer to cancel or  terminate  any  business
relationship with the Company or attempt to persuade any
Company employee  or consultant to terminate his, her or
its relationship with  the  Company.   These  agreements
also prohibit the disclosure of confidential information
and    provide    severance   benefits   under   certain
circumstances.    If   the   officer's   employment   is
terminated for any  reason  other than cause, defined as
(i)  a  conviction or a plea of  nolo  contendere  to  a
felony, (ii)  gross negligence in the performance of the
officer's duties, continuing after the officer's receipt
of notice of such  gross  negligence  from  the Company,
(iii)   a  material  violation  of  the  noncompetition,
nondisclosure  and  severance  agreement  or  (iv) gross
misconduct  on  the officer's part that is injurious  to
the Company, he will receive one year's salary, any cash
bonus  still  payable   from   the  year  preceding  the
officer's termination and any non-cash  benefits that he
received prior to termination.  The officer will receive
the same severance package in the event of  a  change in
control that is not initiated by someone who is  or  has
been  an  employee  of  the  Company.   In the case of a
change in control initiated by a present or past Trico employee, the officer has the option either to receive the severance package or continue in his position with the Company.

Limitation of Directors' Liability and Indemnification

      In   accordance   with    the   Delaware   General
Corporation   Law,   the   Company's   Certificate    of
Incorporation  (the  "Certificate")  contains provisions
eliminating the personal liability of  the  directors to
the  Company  and its stockholders for monetary  damages
for breaches of  their  fiduciary duties as directors to
the fullest extent permitted by Delaware law.  By virtue
of  these  provisions,  under  current  Delaware  law  a
director of the Company will  not  be  personally liable
for  monetary  damages  for  a  breach  of  his  or  her
fiduciary duty except for liability for (a) a  breach of
his  or  her  duty  of loyalty to the Company or to  its
stockholders, (b) acts or omissions not in good faith or
that  involve  intentional   misconduct   or  a  knowing
violation of law, (c) dividends or stock repurchases  or
redemptions that are unlawful under Delaware law and (d)
any  transaction  from  which  he  or  she  receives  an
improper personal benefit.  In addition, the Certificate
provides  that  if  Delaware law is amended to authorize
the further elimination  or  limitation of the liability
of a director, then the liability of the directors shall
be eliminated or limited to the fullest extent permitted
by Delaware law, as amended.   These  provisions pertain
only to breaches of duty by directors as  directors  and
not  in  any other corporate capacity, such as officers,
and limit  liability  only  for  breaches  of  fiduciary
duties   under   Delaware  corporate  law  and  not  for
violations of other laws such as the federal securities laws.

      As a result of the  inclusion  of such provisions,
stockholders may be unable to recover  monetary  damages
against   directors  for  actions  taken  by  them  that
constitute negligence or gross negligence or that are in
violation of  their fiduciary duties, even though it may
be possible to  obtain  injunctive  or  other  equitable
relief  with  respect  to  such  actions.   If equitable
remedies  are  found not to be available to stockholders
in any particular  case,  stockholders  may not have any
effective remedy against the challenged conduct.   These
provisions   may   have   the  effect  of  reducing  the
likelihood of derivative litigation against directors that might have benefitted the Company.

      The Company  believes  that  such  provisions  are
necessary to attract and retain qualified individuals to
serve  as  directors.  In addition, such provisions will
allow directors  to  perform  their duties in good faith
without   concern  for  the  application   of   monetary
liability on a retrospective basis in the event that a court determines their conduct to have been negligent or grossly negligent.

      The  Company's   Bylaws  require  the  Company  to
indemnify its officers and directors against expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been officers or directors.

      In addition, each of the Company's directors has entered into an indemnity agreement that provides that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as a director;
provided that the director meets certain standards of conduct for claims that (i) have been successfully defended or (ii) two impartial directors have determined with respect to the conduct giving rise to such claim, that the officer or director acted in good faith. No indemnification may be made, however, for claims in which the officer or director has been adjudicated in a final judgment to be liable to the Company except to the extent that the court finds indemnification to be proper.

         PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth  as  of October 15,
1996 certain information regarding beneficial  ownership
of the Common Stock by (i) each stockholder known by the
Company  to be the beneficial owner of more than  5%  of
the outstanding  Common Stock after giving effect to the
Offering, (ii) each  director of the Company, (iii) each
of the Company's executive  officers,  (iv)  all  of the
Company's  directors  and  executive officers as a group
and  (v)  the  Selling Stockholders.   Unless  otherwise
indicated, the Company believes that the stockholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such owners.




                                   Shares Beneficially                    Shares Beneficially
                                   Owned Prior to                           Owned Prior to
                                     Offering<F2>                           Offering<F2><F3>
                               _________________________  Shares to  ________________________
Name of beneficial owner<F1>     Number        Percent     be Sold      Number      Percent
____________________________  ______________ __________  ___________ ___________  ___________
Berkshire Fund III, A           1,961,762       27.6%     1,296,930    664,832       8.9%
    Limited Partnership
Thomas E. Fairley                356,949<F4>      4.8%           -     356,949<F4>   4.6%
Ronald O. Palmer                 356,949<F4>      4.8%           -     356,949<F4>   4.6%
Benjamin F. Bailar                23,032             *           -      23,032       *
Carl Ferenbach                 2,081,232<F5>     29.3%    1,350,000<F5>731,232<F5>   9.8%
Garth H. Greimann              2,081,232<F6>     29.3%    1,350,000<F6>731,232<F6>   9.8%
Edward C. Hutcheson, Jr.          23,032             *           -      23,032       *
Victor M. Perez                  167,009<F7>      2.3%           -     167,009<F7>   2.2%
Michael D. Cain                   29,317<F8>         *           -      29,317<F8>   *
Kenneth W. Bourgeois              29,317<F8>         *           -      29,317<F8>   *
Bradley M. Bloom                  16,462             *       10,883      5,579       *
Caroline M. Clifford Present
  Interest Trust                   5,488             *        3,628      1,860       *
Catherine K. Clifford Present
  Interest Trust                   5,488             *        3,628      1,860       *
John C. Clifford Present
  Interest Trust                   5,485             *        3,626      1,859       *
Russell L. Epker                  16,462             *       10,883      5,579       *
Richard K. Lubin Daughters'
  Trusts                          16,458             *       10,880      5,578       *
Kevin T. Callaghan                 6,141             *        4,060      2,081       *
Jane Brock-Wilson                  6,141             *        4,060      2,081       *
Robert J. Small                      717             *          474        243       *
Ian K. Loring                        717             *          474        243       *
Ross M. Jones                        717             *          474        243       *
Dawson-Samberg Capital
  Management, Inc.<F10>          425,900           6.0%           -    425,900     5.7%
All directors and executive
 as a group(9 persons)         3,066,837<F9>      39.1%  1,350,000<F9>1,716,837<F9>20.9%

___________________________

*    Less than one percent

<F1> The address  of  Berkshire  Fund  III, A Limited Partnership, Mr.
     Ferenbach and Mr. Greimann is c/o Berkshire Partners LLC, One Boston Place, Boston, Massachusetts 02108. The address of Mr. Fairley is c/o Trico Marine Services, Inc., 610 Palm Street, Houma, Louisiana 70364. The address of Mr. Palmer is c/o Trico Marine Services, Inc., 2401 Fountainview, Suite 626, Houston, Texas 77057. The address of Dawson-Samberg Capital Management, Inc. is 354 Pequot Avenue, Southport, Connecticut 06490.
<F2> Shares subject to options exercisable within 60 days of September
     30, 1996 are deemed outstanding for computing the percentage of Common Stock owned by a person holding such options and for the percentage owned by all directors and executive officers as a group but are not deemed outstanding for computing the ownership percentage of any other person.
<F3> The difference reflected  in  the  table  above  from the amounts shown as being owned prior to the Offering is attributable solely to shares of Common Stock that will be sold by the Selling Stockholders in the Offering. Messrs. Fairley, Palmer, Perez, Bourgeois, Cain, Hutcheson and Bailar have agreed to sell, collectively, the first 206,500 shares (approximately 20 % of the shares of Common Stock owned by each of them, except in the case of Messrs. Hutcheson and Bailar) of Common Stock required to cover over-allotments, if any. Berkshire has agreed to sell up to the remaining 93,500 shares to cover over-allotments, if any.
<F4> Includes options to purchase 262,107 shares which  are  currently exercisable, and 17,724 shares owned by Trico Nautical, Inc., a corporation controlled by Messrs. Fairley and Palmer.
<F5> Includes 1,961,762 and 664,832 shares, respectively, which may be deemed to be beneficially owned by Mr. Ferenbach as a result of his relationship with Berkshire Fund III, A Limited Partnership, and 90,904 and 37,834 shares, respectively, held by Berkshire affiliates from whom Mr. Ferenbach has a power of attorney with respect to such shares. Mr. Ferenbach disclaims beneficial ownership of such shares. All shares listed under "Shares to be Sold" are such shares.
<F6> Includes 1,961,762 and 664,832 shares, respectively, which may be deemed to be beneficially owned by Mr. Greimann as a result of his relationship with Berkshire Fund III, A Limited Partnership and 108,842 and 55,772 shares, respectively, held by Berkshire affiliates from whom Mr. Greimann has a power of attorney with respect to such shares. Mr. Greimann disclaims beneficial ownership of such shares. All shares listed under "Shares to be Sold" are such shares.
<F7> Includes options to purchase  161,265  shares which are currently exercisable.
<F8> Includes options to purchase 24,406 shares  which  are  currently exercisable.
<F9> Includes 2,042,038 and 692,038 shares respectively, which  may be deemed to be beneficially owned by certain directors as a result of their relationship with Berkshire. Beneficial ownership of such shares is disclaimed. All shares listed under "Shares to be Sold" are such shares. Also includes options to purchase 734,291 shares which are currently exercisable.
<F10>Dawson-Samberg Capital Management,  Inc.  through  its affiliates shares investment and voting power with respect to all the shares indicated, based on copies of filings made with the Securities and Exchange Commission provided to the Company.


 CERTAIN   RELATIONSHIPS    AND   RELATED TRANSACTIONS

Management Agreement

      On  October 29, 1993, the Company entered  into  a
management  agreement  with  Berkshire pursuant to which
the Company paid a monthly fee of $16,666 and reimbursed
Berkshire for its out of pocket expenses in exchange for
management  and other consulting  services  rendered  by
Berkshire  in  the  areas  of  financial  and  strategic
corporate  planning.    In  addition,  pursuant  to  the
management  agreement, Berkshire  received  a  financial
advisory  fee   of   $370,000  in  October  1993.   Upon
consummation of the Company's initial public offering, the management agreement was terminated, and the Company is no longer required to pay the monthly fee.

Stockholder Notes

      The Company issued approximately $10.8  million in
aggregate principal amount of its 9% subordinated  notes
to  those  shareholders who purchased Common Stock prior
to   the   initial   public   offering   (the   "Initial
Shareholders")    in   amounts   proportionate  to  such
stockholders' equity investment in the Company, of which
$9,445,171 was issued to Berkshire  Fund  III, A Limited
Partnership,   $226,700   to  Trico  Nautical  Inc.,   a
corporation  owned  by  Messrs.   Fairley   and  Palmer,
$112,490 to each of Messrs. Fairley and Palmer,  $79,391
to Mr. Ferenbach, $66,665 to each of Messrs. Bailar and Hutcheson, $29,538 to Mr. Greimann, $16,667 to Mr. Perez and $12,900 to each of Messrs. Cain and Bourgeois.
Interest on the 9% subordinated notes was payable semiannually in additional 9% subordinated notes equal to 100% of the aggregate amount of interest due. As a result, the Company had approximately $13.5 million principal amount of 9% subordinated notes outstanding at the time of the Company's initial public offering.

      The Company repaid approximately $6.0  million  of
indebtedness  under  its  9% subordinated notes owned by
Berkshire  with  proceeds  from  the  Company's  initial
public offering.  All of the  approximately $7.5 million
of indebtedness that remained under  the 9% subordinated
notes  was  exchanged for a number of shares  of  Common
Stock equal to such amount divided by the initial public
offering   price    per   share.    Berkshire   received
approximately 409,324 of the approximate 467,613 shares issued upon the conversion of the 9% subordinated notes.

Shareholders Agreement

      The Company has entered  into  an  agreement  (the
"Shareholders   Agreement")  with  all  of  the  Initial
Shareholders,  pursuant   to  which  such  holders  have
limited rights to require the  Company  to register such
shares under the Securities Act.  Under the Shareholders
Agreement,   Berkshire   is   entitled   to  two  demand
registration rights, upon the request of holders of at least 50% of the stock held by Berkshire; provided that Berkshire agrees to register at least $10 million worth of Common Stock in such offering. If Berkshire makes such a demand, all other Initial Shareholders are entitled to include their shares in such registration.

      If  the Company proposes to  register  any  Common
Stock under  the  Securities  Act  in  connection with a
public   offering,  all  of  the  Initial  Shareholders,
including  Berkshire, may require the Company to include
all or a portion  of the holder's shares issued prior to
the initial public  offering.  The Company has agreed to
pay  all the expenses  of  any  registration  under  the
Shareholders   Agreement,   other   than   underwriters'
discounts and commissions. In accordance with the terms of the Shareholders Agreement, the Company will pay all expenses of the Selling Stockholders in connection with the Offering except underwriting discounts and commissions.

                         DESCRIPTION OF CAPITAL STOCK

      The  authorized  capital  stock  of  the   Company
consists of 15 million shares of common stock, $.01  par
value  per  share  (the  "Common  Stock"), and 5 million
shares  of preferred stock, $.01 par  value  per  share,
issuable  in  series  (the  "Preferred  Stock").   As of
October  15, 1996, 6,811,439 shares of Common Stock were
outstanding  and  held  by  approximately  40 holders of
record,   and   no   shares   of  Preferred  Stock  were
outstanding. The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation
(the "Certificate") and Bylaws, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this Prospectus forms a part.

Common Stock

      Each holder  of  Common  Stock  is entitled to one
vote for each share of Common Stock held  of  record  on
all  matters on which stockholders are entitled to vote;
stockholders  may not cumulate votes for the election of
directors.  Subject  to  any preferences accorded to the
holders of the Preferred Stock,  if  and  when issued by
the  Board  of  Directors,  holders of Common Stock  are
entitled to dividends at such  times and in such amounts
as  the Board of Directors may determine.   The  Company
has never  paid  cash  dividends on its Common Stock and
does  not intend to pay dividends  for  the  foreseeable
future.   In addition, the Company's credit arrangements
contain  provisions  which  prohibit  the  Company  from
paying dividends on its Common Stock.  See "Risk Factors
-- Dividends."   Upon  the  dissolution,  liquidation or
winding  up  of  the  Company,  after payment of  debts,
expenses and the liquidation preference plus any accrued
dividends on any outstanding shares  of Preferred Stock,
the holders of Common Stock will be entitled  to receive
all   remaining   assets   of  the  Company  ratably  in
proportion  to  the  number  of  shares  held  by  them.
Holders of Common Stock have no preemptive, subscription
or  conversion  rights and are not  subject  to  further
calls or assessments,  or  rights  of  redemption by the
Company.   The outstanding shares of Common  Stock  are,
and  the shares  of  Common  Stock  being  sold  in  the
Offering   will  be,  validly  issued,  fully  paid  and
nonassessable.

Preferred Stock

      The  Company's   Board   of   Directors   has  the
authority,  without  approval  of  the stockholders,  to
issue shares of Preferred Stock in one  or  more  series
and  to fix the number of shares and rights, preferences
and limitations  of  each  series.   Among  the specific
matters that may be determined by the Board of Directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, conversion rights, if any, and voting powers, if any.

      One of the effects  of the existence of authorized
but  unissued  Common Stock and  undesignated  Preferred
Stock may be to  enable  the  Board of Directors to make
more difficult or to discourage  an  attempt  to  obtain
control  of  the  Company  by  means of a merger, tender
offer,  proxy  contest  or  otherwise,  and  thereby  to
protect the continuity of the Company's management.  If,
in the exercise of its fiduciary  obligations, the Board
of Directors were to determine that  a takeover proposal
was  not  in  the Company's best interest,  such  shares
could  be issued  by  the  Board  of  Directors  without
stockholder  approval  in  one or more transactions that
might  prevent  or  make more difficult  or  costly  the
completion of the takeover  transaction  by diluting the
voting  or  other  rights  of  the proposed acquiror  or
insurgent stockholder group, by  creating  a substantial
voting block in institutional or other hands  that might
undertake to support the position of the incumbent Board
of  Directors,  by  effecting an acquisition that  might
complicate or preclude  the  takeover, or otherwise.  In
this regard, the Company's Certificate  grants the Board
of  Directors  broad power to establish the  rights  and
preferences of the  authorized  and  unissued  Preferred
Stock,  one  or  more  series  of  which could be issued
entitling holders (i) to vote separately  as  a class on
any  proposed  merger  or consolidation, (ii) to cast  a
proportionately larger vote  together  with  the  Common
Stock on any such transaction or for all purposes, (iii)
to  elect  directors  having  terms  of office or voting
rights  greater than those of other directors,  (iv)  to
convert Preferred  Stock into a greater number of shares
of  Common  Stock or other  securities,  (v)  to  demand
redemption  at   a   specified  price  under  prescribed
circumstances related to a change of control or (vi) to exercise other rights designated to impede a takeover.
The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely effect the rights of holders of the Common
Stock.

      In addition, certain other charter provisions that are described below may have the effect of either alone, in combination with each other, or with the existence of authorized but unissued capital stock of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

Certain Charter and Bylaw Provisions

      Classified  Board  of  Directors.   The  Company's
Certificate and Bylaws divide  the  members of the Board
of Directors into three classes of directors  with  each
class  to  be  as nearly equal in number of directors as
possible,  serving   staggered  three-year  terms.   See
"Management -- Executive Officers and Directors."

      Size  of  the  Board   of  Directors;  Removal  of
Directors;  Filing  of  Vacancies   on   the   Board  of
Directors.  The Company's Certificate and Bylaws provide
that the number of directors shall be fixed from time to
time  by the Board of Directors, but shall not be  fewer
than the  number  required  by  Delaware law.  Under the
Company's Certificate, a vote of  80% of the outstanding
shares of capital stock entitled to vote generally in an
election of directors (the "Voting  Stock")  is required
to  remove  a  director, and a director may only  be  so
removed for cause  involving fraud or a violation of the
duty of loyalty as determined  by  a final judgment of a
court   of   competent   jurisdiction.   The   Company's
Certificate and Bylaws also provide that a newly created
directorship resulting from an increase in the number of
directors may be filled by  the  Board  of Directors and
any  vacancies on the Board of Directors resulting  from
death, resignation, removal or other cause may be filled
only by  the  affirmative vote of both (a) a majority of
the  remaining  directors  then  in  office  and  (b)  a
majority of all Continuing Directors (as defined below),
voting  as  a  separate   group.    In  addition,  these
provisions specify that any director elected to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred.

      Stockholder  Action by Unanimous  Consent.   Under
Delaware  law, unless  a  corporation's  certificate  of
incorporation  specifies  otherwise,  most  action  that
could  be  taken  by  its  stockholders  at an annual or
special meeting may be taken, instead, without a meeting
and  without  notice to or a vote of other stockholders,
if  a  consent  in  writing  is  signed  by  holders  of
outstanding stock  having  voting  power  that  would be
sufficient to take such action at a meeting at which all
outstanding   shares   were   present  and  voted.   The
Company's Certificate provides that stockholder action may be taken only at an annual or special meeting of stockholders or by unanimous written consent. As a result, stockholders may not act upon any matter except at a duly called meeting or by unanimous written consent.

      Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders; however, a corporation may in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. The Company's Certificate and Bylaws grant the Board of Directors the power to adopt, amend and repeal the Bylaws at any regular or special meeting of the Board of Directors but only upon the affirmative vote of both (i) a majority of the directors then in office and
(ii) a majority of the Continuing Directors, voting as a separate group. The Company's stockholders may adopt, amend or repeal the Bylaws but only at any regular or special meeting of stockholders by an affirmative vote of 80% of the Voting Stock.

      Advance  Notice  of  Stockholder  Nominations  and
Stockholder  Business.   The   Company's  Bylaws  permit
stockholders to nominate a person for election as a director or bring other matters before a stockholders' meeting only if such stockholder has been, for at least one year, the beneficial owner of at least 1% of Voting
Stock and only if written notice of such intent to nominate or bring business before a meeting is given as described below.

      The  notice  from  a  stockholder   intending   to
nominate  a  person  for  election  as  a director or to
propose other matters at a stockholders' meeting must be
furnished to the Company's Secretary not  more  than 270
days  and not less than 60 days in advance of the  first
anniversary of the preceding year's annual stockholders'
meeting,   subject   to  certain  exceptions  applicable
principally  to  special  meetings.   In  addition,  the
notice must contain information, including the name, age
and address of the stockholder proposing such action and
any persons acting in concert with such stockholder, the
number of shares of Voting Stock held by the stockholder
and  the  dates  such   stock   was   acquired,   and  a
representation by such stockholder that he or she is a holder of record of the Company's capital stock and intends to appear at the meeting in person and make the nomination or bring up the specified matter.

      In  the  case  of  nominations  for directors, the
notice must also include (i) the name,  age, address and
principal occupation of each nominee, (ii) a description
of  all arrangements between the nominating  stockholder
and each nominee, (iii) other information required to be
included  in  a  proxy  statement  pursuant to the proxy
rules of the Securities and Exchange Commission and (iv)
the consent of each nominee to serve  as  a  director of
the  Company  if  elected and an affidavit of each  such
nominee  certifying   that   such   nominee   meets  the
qualifications necessary to serve as a director  of  the
Company.   In  the  case of other proposed business, the
notice  must  set  forth  a  brief  description  of  the
business, the reasons  for  conducting  such business at
the meeting and any material interest of the stockholder
therein.  The Chairman of the stockholders' meeting will
have  the  power  to disregard any nomination  or  other
matter that fails to  comply  with these procedures.  In
addition,  the  Company's  Secretary   may  require  any
stockholders submitting a notice of intent to make a nomination or bring up other business to furnish such documentary information as may be necessary to determine that such stockholder has been for at least one year the beneficial owner of at least 1% of the Voting Stock.

      With respect to any proposal  by  a stockholder to
bring  before  a  meeting  any  matter  other  than  the
nomination  of  directors,  the Company's Bylaws provide
that the Company may disregard  proposals  that  (i) are
substantially  duplicative  of a prior-received proposal
to be voted upon at an upcoming  meeting, (ii) deal with
substantially  the  same  subject  matter   as  a  prior
proposal  that was voted upon within the preceding  five
years and that  failed  to  receive affirmative votes in
excess  of  certain  specified  levels,   which   range,
depending  on  the circumstances, between 3% and 10%  or
(iii) in the judgment of the Board of Directors, are not
proper  subjects   for   action  by  stockholders  under
Delaware law.

      Amendment of Certain Provisions of the Certificate
of  Incorporation.   Under  Delaware   law,  unless  the
certificate  of  incorporation  specifies  otherwise,  a
corporation's   certificate  of  incorporation  may   be
amended by the affirmative  vote  of the majority of the
stockholders.   The Company's Certificate  requires  the
affirmative vote  of  80%  of the Voting Stock to amend,
alter or repeal certain provisions  of  the  Certificate
regarding  (i)  stockholder  unanimous written consents,
(ii)  the  classification,  filling   of  vacancies  and
removal of members of the Board of Directors, (iii) the limitation of liability of directors, (iv) business combinations and (v) amendments to the Certificate and the Bylaws.

      Special  Meetings   of   the   Stockholders.   The
Company's Bylaws permit the stockholders to call special
meetings  of  the  stockholders  only upon  the  written
request  to the Company's Secretary  of  the  beneficial
owners of  at least 25% of the outstanding Voting Stock.
This provision requires the request to set forth a brief
description  of  the action proposed to be taken at such
special meeting and the reasons for the action, the name
and address of each beneficial owner composing the group
making the request, any material interest that each such
person making the  request  may  have in the matter, the
number  of  shares of Voting Stock of  which  each  such
person is the  beneficial owner and the dates upon which
each person acquired  his or her stock, a representation
that  at  least  one  such   beneficial   owner   or   a
representative  thereof  intends  to appear in person at
such  meeting  to propose the action  specified  in  the
request and, if  the proposed action includes a proposal
to  amend  the  Company's  Certificate  or  Bylaws,  the
language of the proposed  amendment.   The Secretary may
require any person or persons submitting  a  request  to
furnish documentary support of the claim that the person
or  persons as a group beneficially owns at least 25% of
the outstanding  Voting  Stock.   The Secretary may also
refuse to call a special meeting unless the request is made in compliance with the foregoing procedures.

      Business Combinations.  Delaware law provides that
a  merger,  sale  of substantially all of the assets  or
dissolution of a company  requires  the  approval of the
holders of a majority of the outstanding capital  stock.
Pursuant  to  the Company's Certificate, if one of these
transactions or  certain issuances, reclassifications or
other transactions affecting the Company's capital stock
involves an Interested  Stockholder  (as defined below),
the transaction must be approved (i) by  a  majority  of
both  the directors then in office and a majority of the
Continuing  Directors  (as  defined  below), voting as a
separate group and (ii) by the affirmative  vote  of (A)
the  holders of 80% of the Voting Stock, voting together
as a single class, and (B) 75% of the Voting Stock other
than Voting  Stock  beneficially owned by the Interested
Stockholder.  An Interested  Stockholder  is  any person
who (i) is a beneficial owner of 10% of the Voting Stock
or (ii) is an affiliate of the Company and, at  any time
within  two  years prior to the date in question, was  a
beneficial owner  of 10% or more of the then outstanding
Voting   Stock,  other   than   the   Company   or   its
subsidiaries,  or  any  person  owning any shares of the
capital stock of the Company as of the date of filing of
the   Company's   Certificate  and  any   person   whose
beneficial ownership  of  any  capital  of  the  Company
arises  solely  as  a  result  of  a  trusteeship  or  a
custodial relationship with any employee stock ownership
or  other  employee  benefit  plan  of  the  Company.  A
Continuing  Director  is  any  member  of  the Board  of
Directors  who  is not an Interested Stockholder  or  an
affiliate thereof  and  (i)  was a director prior to the
time  the Interested Stockholder  became  an  Interested
Stockholder  or  (ii)  was  recommended  or elected by a
majority  of  the Continuing Directors at a  meeting  at
which  a  quorum   consisting   of  a  majority  of  the
Continuing Directors was present.   In the absence of an
Interested Stockholder, the Continuing Directors shall mean all the directors then in office.

      This  additional voting requirement does not apply
if the transaction  has  been  approved by a majority of
the Continuing Directors, or if  all  of  the  following
conditions  have been met:  (i) the aggregate amount  of
consideration  received  per  share  by the holders meet
certain  "fair  price"  criteria,  (ii)  prior   to  the
consummation  of  the transaction (a) there has been  no
failure to declare  or  pay dividends on any outstanding
Preferred  Stock or Common  Stock,  (b)  the  Interested
Stockholder   has  not  received  the  benefits  (except
proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantages provided by the Company, and (c) the Interested Stockholder has not caused any material change in the Company's equity capital structure and (iii) the Interested Stockholder has not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction that resulted in such Interested Stockholder becoming an Interested Stockholder or as a result of a pro rata stock dividend.

      The Company  is also subject to Section 203 of the
Delaware  General  Corporation   Law,   which  prohibits
Delaware corporations from engaging in a  wide  range of
specified  transactions with any interested stockholder,
defined to include,  among others, any person other than
such   corporation  and  any   of   its   majority-owned
subsidiaries  who own 15% or more of any class or series
of stock entitled  to  vote generally in the election of
directors,   unless,   among   other   exceptions,   the
transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

      The  provisions described above may tend to  deter
any potential  unfriendly  offers  or  other  efforts to
obtain  control of the Company that are not approved  by
the  Board   of   Directors   and  thereby  deprive  the
stockholders of opportunities to  sell  shares of Common
Stock at prices higher than the prevailing market price.
On the other hand, these provisions will tend to assure continuity of management and corporate policies and to induce any person seeking control of the Company or a business combination with the Company to negotiate on terms acceptable to the then elected Board of Directors.

      Limitations on Foreign Ownership of Company Stock.
The  Company's Certificate contains provisions  designed
to assure  that  not  more  than  24% of its outstanding
shares of Common Stock are owned by  persons who are not
U.S.  citizens.   The  Certificate  provides   that  any
transfer or purported transfer of shares of Common Stock
that  would  result in the ownership by persons who  are
not  U.S.  citizens   of  more  than  24%  of  the  then
outstanding shares of Common Stock will not become effective against the Company and the Company has the power to deny voting and dividend rights with respect to such shares and, at its option, to redeem such shares.

Transfer Agent and Registrar

      The Transfer Agent and Registrar  for  the  Common
Stock is Chemical Mellon Shareholder Services, L.L.C.

                                 UNDERWRITING

      Subject   to  the  terms  and  conditions  of  the
Underwriting Agreement,  each  of the Underwriters named
below, and each of the Underwriters  for  whom  Schroder
Wertheim & Co. Incorporated, Raymond James & Associates,
Inc.  and Simmons & Company International are acting  as
Representatives  (the  "Representatives")  has severally
agreed  to  purchase  from  the Company and the  Selling
Stockholders an aggregate of  2,000,000 shares of Common
Stock  at  the  price  to public less  the  underwriting
discounts  set  forth  on  the   cover   page   of  this
Prospectus, in the amounts set forth below opposite their respective names.


      Underwriters                Number of shares to be
                                       purchased
     _______________              _______________________

Schroder Wertheim & Co. Incorporated
Raymond James & Associates, Inc.
Simmons & Company International
                                      ________________


      Total                               2,000,000
                                      ================

      The  Underwriting  Agreement  provides   that  the
Underwriters'  obligation to pay for and accept delivery
of the shares of  Common Stock offered hereby is subject
to   certain   conditions   precedent   and   that   the
Underwriters will  be  obligated  to  purchase  all such
shares,  excluding  shares covered by the over-allotment
option,  if any are purchased.   The  Underwriters  have
informed the Company that no sales of Common Stock will be confirmed to discretionary accounts.

      The Company  has  been advised by the Underwriters
that they propose initially to offer the Common Stock to
the public at the public offering price set forth on the
cover page of this Prospectus  and to certain dealers at
such  price,  less  a  concession not  in  excess  of  $
per share.  The Underwriters  may allow and such dealers
may   reallow   a  concession  not  in   excess   of   $
per share to certain other brokers and dealers. After the Offering, the public offering price, the concession and reallowances to dealers and other selling terms may be changed by the Underwriters.

      The  Selling  Stockholders  have  granted  to  the
Underwriters an option exercisable for 30 days after the
date  of  this  Prospectus  to  purchase  up to  300,000
additional    shares    of   Common   Stock   to   cover
overallotments, if any, at  the  same price per share to
be  paid  by the Underwriters for the  other  shares  of
Common  Stock   offered  hereby.   If  the  Underwriters
purchase any such  additional  shares  pursuant  to  the
overallotment   option,   each   Underwriter   will   be
committed,  subject to certain conditions, to purchase a
number  of  the   additional   shares  of  Common  Stock
proportionate to such Underwriter's initial commitment.

      The Company, its directors and executive officers,
and certain stockholders who will  beneficially  own  an
aggregate  of  1,671,907  shares  of  the  Common  Stock
outstanding   after   the   Offering  (including  shares
issuable upon currently exercisable options) have agreed with the Representatives, for a period of 120 days after the date of this Prospectus, not to issue, sell, offer to sell, grant any options for the sale of, or otherwise dispose of any shares of Common Stock or any rights to purchase shares of Common Stock (other than stock issued or options granted pursuant to the Company's stock incentive plans and stock sold pursuant to the exercise of the option granted to the Underwriters to cover over-allotments), without the prior written consent of the Representatives.

      The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the sale of the Common Stock, including liabilities arising under the Securities Act, and to contribute to payments that the Underwriters may be required to make with respect thereto.

      In   connection   with   the   Offering,   certain
Underwriters   and   selling  group  members   who   are
qualifying  registered   market  makers  on  the  Nasdaq
National  Market may engage  in  passive  market  making
transactions  in the Common Stock on the Nasdaq National
Market  in  accordance   with   Rule  10b-6A  under  the
Securities Exchange Act of 1934, during the two business
day period before commencement of offers or sales of the
Common  Stock  offered  hereby.  Passive  market  making
transactions must comply  with  certain volume and price
limitations and be identified as  such.   In  general, a
passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

                         NOTICE TO ONTARIO RESIDENTS

      The distribution of the shares  of Common Stock in
the Province of Ontario, Canada is being  made only on a
private   placement   basis  and  is  exempt  from   the
requirement  that  the  Company   prepare   and  file  a
prospectus   with   the   relevant  Canadian  securities
regulatory authorities. Accordingly, any resale of the shares of Common Stock must be made in accordance with applicable securities laws, which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Purchasers are advised to seek legal advice prior to any resale of the shares of Common Stock.

      Each Ontario purchaser who receives a purchase confirmation regarding the purchase of shares of Common
Stock will be deemed to represent to the Company and to the dealer from whom such confirmation is received that such purchaser is entitled under applicable Ontario securities laws to purchase such shares of Common Stock without the benefit of a prospectus qualified under such securities law.

      Ontario purchasers of shares of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of Common Stock in their particular circumstances and with respect to the eligibility of the shares of Common Stock for investment by the purchaser under relevant Canadian legislation.

      The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Section 32 of the Regulation under the Securities Act (Ontario).
As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recision or rights of action under the civil liability provisions of the U.S.
federal securities laws.

      All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or persons outside of Canada.


                                LEGAL MATTERS

      The validity  of  the  Common Stock offered hereby
will be passed upon for the Company  by  Jones,  Walker,
Waechter,  Poitevent,  Carrere  &  Denegre,  L.L.P., New
Orleans,  Louisiana.   Vinson  & Elkins L.L.P., Houston,
Texas, will pass upon certain legal matters for the Underwriters.

                                   EXPERTS

      The consolidated  balance sheet as of December 31,
1995  and  1994  and  the  consolidated   statements  of
operations, stockholders' equity and cash flows  for the
years  ended  December  31, 1995 and 1994 and the period
from  October 29,  1993  to  December 31,  1993  of  the
Company  and  the  statement  of  revenues  less  direct
operating  expenses  for   the  period  January 1,  1993
through  October 28,  1993  of   the   Acquired  Vessels
included in this Prospectus, and related financial statement schedule have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                            AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration
Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common
Stock being  offered  pursuant to this Prospectus.  This
Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement.

      The   Company  is  subject  to  the  informational
requirements  of the Securities Exchange Act of 1934, as
amended  (the  "Exchange   Act"),   and   in  accordance
therewith  files  reports,  proxy  statements and  other
information  with  the  Commission.   The   Registration
Statement, as well as such reports, proxy statements and
other  information  filed  with  the  Commission by  the
Company  can  be  inspected  and  copied at  the  public
reference  facilities maintained by  the  Commission  at
Room 1024, Judiciary  Plaza,  450  Fifth  Street,  N.W.,
Washington, DC 20549, and at the regional offices of the
Commission   at   the  following  locations:   New  York
Regional Office, 7  World  Trade Center, 13th Floor, New
York, New York 10048 and Chicago  Regional  Office,  500
West  Madison  Street,  Suite  1400,  Chicago,  Illinois
60621-2511.   Copies  of  such  material may be obtained
from the Public Reference Section  of  the Commission at
450  Fifth  Street,  N.W.,  Washington,  DC  20549,   at
prescribed  rates.   The Commission maintains a Web site
that contains reports,  proxy and information statements
and  other  information  regarding   issuers  that  file
electronically with the Commission (http://www.sec.gov).
The  Company's  Common  Stock  is traded on  the  Nasdaq
National Market. Reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735
K Street, N.W., Washington, D.C. 20006.

             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE

                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS:
TRICO MARINE SERVICES, INC. AND SUBSIDIARIES AND THE
  ACQUIRED VESSELS
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheet at December 31, 1995 and
1994........................................................   F-3
Consolidated Statement of Operations for the years ended
December 31, 1995 and 1994 and the period October 29, 1993
through December 31, 1993...................................   F-4
Statement of Revenues less Direct Operating Expenses of the Acquired Vessels for the period January 1, 1993 through
October 28, 1993............................................   F-4
Consolidated Statement of Stockholders' Equity for the years ended December 31, 1995 and 1994 and the period October 29,
1993 through December 31, 1993..............................   F-5
Consolidated Statement of Cash Flows for the years ended
December 31, 1995 and 1994 and the period October 29, 1993
through December 31, 1993...................................   F-6
Notes to Consolidated Financial Statements..................   F-7


CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidated Balance Sheet at June 30, 1996 and
December 31, 1995............................................  F-17
Consolidated Statement of Operations for the six months
ended June 30, 1996 and 1995.................................  F-18
Consolidated Statement of Cash Flows for the six months
ended June 30, 1996 and 1995.................................  F-19
Notes to Consolidated Financial Statements...................  F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of Trico Marine Services, Inc.:

We have audited the accompanying consolidated balance sheet of Trico Marine Services, Inc. and Subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and 1994 and the period October 29, 1993 through December 31, 1993, and the statement of revenues less direct operating expenses of the fleet of forty-nine vessels acquired by Trico Marine Services, Inc. ("Acquired Vessels") as more fully described in Note 1 for the period January 1, 1993 through October 28, 1993.

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statement of revenues less direct operating expenses of the Acquired Vessels was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-1 of Trico Marine Services, Inc.) as described in Note 1 and are not intended to be a complete presentation of the results of operations for the Acquired Vessels.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trico Marine Services, Inc. and Subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994 and the period October 29, 1993 through December 31, 1993, and the revenues less direct operating expenses of the Acquired Vessels for the period January 1, 1993 through October 28, 1993, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

New Orleans, Louisiana
March 27, 1996, except for
Note 14 as to which the date is
April 29, 1996

                  TRICO MARINE SERVICES, INC. AND  SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1995 AND 1994

                             (DOLLARS IN THOUSANDS)

                           ASSETS
                           ------                            1995      1994
                                                            -------  -------
Current assets:
  Cash and cash equivalents................................. $ 1,117  $ 1,770
  Accounts receivable, net..................................   7,417    7,747
  Prepaid expenses and other current assets.................     156      241
                                                              -------  -------
    Total current assets....................................   8,690    9,758
                                                              -------  -------
Property and equipment, at cost:
  Marine vessels............................................  44,603   42,494
  Transportation and other..................................     856      432
                                                              -------  -------
                                                              45,459   42,926
Less accumulated depreciation and amortization..............   6,195    4,418
                                                              -------  -------
  Net property and equipment................................  39,264   38,508
                                                              -------  -------
Other assets, net...........................................   4,159    3,153
                                                              -------  -------
                                                             $52,113  $51,419
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------

Current liabilities:
  Accounts payable..........................................  $ 3,656  $ 1,988
  Accrued expenses..........................................    2,878    2,220
  Current portion of long-term debt.........................    3,000    4,000
                                                              -------  -------
    Total current liabilities...............................    9,534    8,208
                                                              -------  -------
Long-term debt..............................................   23,695   23,500
Subordinated debt and accrued interest thereon..............   13,085   11,952
Deferred income taxes, net..................................       87      757
                                                              -------  -------
    Total liabilities.......................................   46,401   44,417
                                                              -------  -------
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value, 15,000,000 shares authorized,
 issued 3,123,371 and 3,118,788 shares, outstanding
 3,051,339 and 3,046,756 shares at December 31, 1995 and
 1994, respectively.........................................       31       31
  Additional paid-in capital................................    5,649    5,640
  Retained earnings.........................................       33    1,332
  Treasury stock, at par value, 72,032 shares...............       (1)      (1)
                                                              -------  -------
    Total stockholders' equity..............................    5,712    7,002
                                                              -------  -------
                                                              $52,113  $51,419
                                                              =======  =======

The accompanying notes are integral part of these consolidated financial statements.

                  TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
         FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE PERIOD
                   OCTOBER 29, 1993 THROUGH DECEMBER 31, 1993

                                ACQUIRED VESSELS

              STATEMENT OF REVENUES LESS DIRECT OPERATING EXPENSES
            FOR THE PERIOD JANUARY 1, 1993 THROUGH OCTOBER 28, 1993

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                      COMPANY                ACQUIRED VESSELS
                                                                          -------------------------------- ----------------
                                                                                                  For the      For the
                                                                                                  Period        period
                                                                                                October 29,    January 1,
                                                                           For the year ended  1993 through  1993 through
                                                                             December 31,      December 31,    October 28,
                                                                            1995      1994         1993          1993

                                                                          ---------  ---------  ---------      ---------
Revenues:
  Charter fees.......................................................... $  26,657  $  28,895  $   6,125       $ 26,871
  Other vessel income...................................................        41        139         20             --
                                                                          ---------  ---------  ---------      --------
    Total revenues......................................................    26,698     29,034      6,145         26,871

                                                                          ---------  ---------  ---------      --------
Operating expenses:
  Direct labor and other operating expenses.............................    16,520     16,458      2,952         15,509
  Management fees.......................................................       468        707         90          1,002
  General and administrative............................................     2,509      2,057        256          1,412
  Amortization of marine inspection costs...............................     1,930      1,490        222          1,176
  Other.................................................................       545        764         33            875
                                                                          ---------  ---------  ---------      --------
    Total operating expenses............................................    21,972     21,476      3,553         19,974
                                                                          ---------  ---------  ---------      --------
Revenues less direct operating expenses.................................        --         --         --       $  6,897
                                                                          ========   =========  =========      ========
Depreciating expense....................................................     2,740      2,786        502
                                                                         ---------   ---------  ---------
Operating income........................................................     1,986      4,772      2,090
Interest expense........................................................     3,850      3,767        620
Amortization of deferred financing costs................................       381        344         60
Gain on sale of vessels.................................................      (244)        --         --
Other income, net.......................................................      (32)        (51)        --
                                                                          ---------  ---------  ---------
Income (loss) before income taxes.......................................    (1,969)       712      1,410
Income tax expense (benefit)............................................      (670)       226        564
                                                                          ---------  ---------  ---------
Net income (loss)....................................................... $  (1,299) $     486    $   846
                                                                         =========  =========   =========
Weighted average common shares outstanding.............................. 3,050,688  3,010,285  3,019,609
                                                                         =========  =========   =========
Net income (loss) per average common share outstanding.................. $  (0.43)  $    0.16    $  0.28
                                                                         =========  =========   =========

The accompanying notes are an integral part for these consolidated financial statements.

              TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
           AND THE PERIOD OCTOBER 29, 1993 THROUGH DECEMBER 31, 1993

                             (DOLLARS IN THOUSANDS)

                             Common Stock   Additional          Treasury Stock
                          __________________ Paid-in  Retained  _______________
                           Shares   Dollars  Capital  Earnings  Shares Par Value
                          ________ _________ ________ _________ _______ _________
Issuance of common stock
 on October 29, 1993....  3,025,300   $30     $5,472   $  --        --    $--
Issuance of common
 stock..................     56,815     1        102      --        --     --
Contribution of treasury
 stock..................         --    --         --      --    72,032      1
Net income..............         --    --         --     846        --     --
                          ---------   ---     ------   ------    ------    ---
Balance, December 31,
 1993...................  3,082,115    31      5,574     846    72,032      1
Issuance of common
 stock..................     36,673    --         66      --       --      --
Net income..............         --    --         --     486       --      --
                          ---------   ---     ------   -------   ------    ---
Balance, December 31,
 1994...................  3,118,788    31      5,640   1,332    72,032      1
Issuance of common
 stock..................      4,583    --          9      --       --      --
Net loss................         --    --         --  (1,299)      --      --
                          ---------   ---     ------   -------   ------    ---
Balance, December 31,
 1995...................  3,123,371   $31     $5,649   $  33    72,032     $ 1
                          =========   ===     ======   =======   ======    ===


  The accompanying notes are an integral part of these consolidated financial statements.

                  TRICO MARINE SERVICES, INC. AND
SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
         FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 AND
THE PERIOD
                   OCTOBER 29, 1993 THROUGH DECEMBER 31,
1993

                             (DOLLARS IN THOUSANDS)


                                                               FOR THE PERIOD
                                                                 OCTOBER 29,
                                                                1993 THROUGH
                                                                DECEMBER 31,
                                                1995    1994        1993
                                               -------  ------  ------------
Net income (loss)............................. $(1,299) $ 486    $   846
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
  Depreciation and amortization...............   5,111  4,620        783
  Deferred income taxes.......................    (670)   577        180
  Interest on subordinated debt...............   1,117  1,009        165
  Gain on sale of vessels.....................    (244)    --         --
  Provision for doubtful accounts.............     240    240         --
Change in operating assets and liabilities:
  Accounts receivable.........................      91   (549)    (7,438)
  Prepaid expenses and other current assets...      25     72       (353)
  Accounts payable and accrued expenses.......   2,327    191      4,018
Other, net....................................    (287)    20       (317)
                                               -------  ------     -------
    Net cash provided by (used in) operating
     activities...............................   6,411  6,666     (2,116)
                                               -------  ------     -------
Cash flows from investing activities:
  Purchases of property and equipment.........  (5,343)  (379)   (45,306)
  Deferred marine inspection costs............  (2,115)(1,792)         --
  Proceeds from sale of vessels...............   1,337  3,139          --
  Purchase of 50% of Trico Marine Operators,
   Inc. common stock..........................      --     --        (205)
                                               -------  ------     -------
    Net cash provided by (used in) investing
     activities...............................  (6,121)   968     (45,511)
                                               -------  ------     -------
Cash flows from financing activities:
  Proceeds from issuance of common stock......       9     66       5,390
  Proceeds from issuance of long-term debt and
   subordinated debt..........................   4,517  2,883      44,136
  Repayment of long-term debt.................  (5,305)(9,000)         --
  Deferred financing costs and other..........    (164)    (8)     (1,704)
                                               -------  ------     -------
    Net cash provided by (used in) financing
     activities...............................    (943)(6,059)     47,822
                                               -------  ------     -------
Net increase (decrease) in cash and cash
equivalents...................................    (653) 1,575         195
Cash and cash equivalents at beginning of
period........................................   1,770    195          --
                                               -------  ------     -------
Cash and cash equivalents at end of period.... $ 1,117 $1,770     $   195
                                               ======= ======     =======
Supplemental information:
  Income taxes paid........................... $    --  $ 396     $    --
                                               ======= ======     =======
  Income taxes refunded....................... $   326  $  38     $    --
                                               ======= ======     =======
  Interest paid............................... $ 2,187 $2,079     $   456
                                               ======= ======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                               ACQUIRED VESSELS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF ACQUISITION:

  Trico Marine Services, Inc. (the "Company") commenced operations on October 29, 1993 at which time it acquired a wholly-owned subsidiary of the Company, Trico Marine Assets, Inc. ("Trico Assets") purchased a fleet of 49 vessels including forty supply and crew boats, five lift boats, and four other vessels, including a tug and a barge (collectively referred to as the "Acquired Vessels") from Marine Asset Management Corporation ("MAMC"), a wholly-owned subsidiary of Chrysler Capital Corporation, pursuant to a Purchase Agreement dated as of October 29, 1993. Concurrently, the Company acquired 100% of the common stock of Trico Marine Operators, Inc. ("Trico Operators"). These acquisitions (the "Acquisition") were consummated in a series of transactions as follows:

  . Berkshire Fund III, a Limited Partnership, and other affiliated investors purchased 2,871,615 shares of the Company's common stock for $5,220,600 cash. Concurrently, 148,845 shares of the Company's common stock were purchased by certain members of Trico Operators' management for $65,600 cash and their 50% stock ownership in Trico Operators. An additional 4,840 shares of common stock were issued as payment of transaction fees to a third party.

  . Trico Assets entered into a Revolving Credit and Term Loan Agreement (the
    "Credit Agreement") with The First National Bank of Boston and received $33,000,000 of loan proceeds.

  . The Company issued $10,432,580 of 9% Subordinated Notes proportionally to the Company's stockholders for $10,189,316 cash and $243,264 of inventories and other assets. An additional $16,000 of 9% Subordinated Notes were issued as payment of transaction fees to a third party.

  . Trico Assets purchased the Acquired Vessels and related inventories and supplies for cash in the amount of $45,795,000 provided from proceeds of the Credit Agreement and an intercompany loan from the Company. Simultaneously, the Company purchased the remaining 50% stock ownership in Trico Operators from MAMC for $205,000 cash.

  . The Company and Berkshire Partners entered into a management agreement pursuant to which Berkshire Partners received a financial advisory fee of $370,000 on October 29, 1993.

  The Acquisition has been accounted for by the purchase method of accounting and substantially all of the purchase price has been allocated to the Acquired Vessels based upon their relative fair value. There was no goodwill. The operating results of the Acquired Vessels and Trico Operators are included in the Company's consolidated results of operations from the acquisition date. Subsequent to the Acquisition, management of Trico Operators continued employment with the Company.

  Concurrent with the Acquisition, the stockholders of the Company entered into a Shareholders Agreement which contains provisions allowing members of Trico Operators' management to require the Company to purchase their common stock upon death or disability, retirement or termination. The Company's requirement to repurchase these shares is eliminated upon a public stock offering of the Company.

  The Company is engaged in the ownership and operation of a diversified fleet of supply boats, lift boats, crew boats, and other specialty service vessels, providing support services to the offshore oil and gas industry primarily in the Gulf of Mexico and also, offshore Mexico and Brazil. The Company's financial position, results of operations and cash flows are affected primarily by day rates and fleet utilization in the Gulf of Mexico which primarily depend on the level of drilling activity, which in turn is dependent upon both short-term and long-term trends in oil and natural gas prices.

  The accompanying statement of revenues less direct operating expenses of the Acquired Vessels was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission

                 TRICO MARINE SERVICES, INC. AND  SUBSIDIARIES

                               ACQUIRED VESSELS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(for inclusion in the registration statement on Form S-1 of Trico Marine Services, Inc.) and is not intended to be a complete presentation of the results of operations for the Acquired Vessels.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Consolidation Policy

  The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents

  All highly liquid debt instruments with original maturity dates of less than three months when purchased are considered to be cash equivalents.

 Property and Equipment

  Marine vessels, transportation and other equipment are stated at cost. Depreciation for financial statement purposes is provided on the straight-line method, assuming 10% salvage value for marine vessels. Marine vessels are depreciated over a useful life of twenty-five to thirty years from the date of construction. Remaining lives generally range from ten to fifteen years. Major modifications which extend the useful life of marine vessels are capitalized and amortized over the adjusted remaining useful life of the vessel.

  Maintenance and repair cost is charged to expense as incurred. When marine vessels or equipment are sold or otherwise disposed of, their cost and the accumulated depreciation are removed from the accounts and any gain or loss is recognized. Marine vessel spare parts are stated at average cost.

  Drydocking expenditures in conjunction with marine inspections are capitalized and amortized on a straight-line basis over the period to be benefited (generally 24 to 36 months).

  The Company allocated a portion of the purchase price of the Acquired Vessels to marine inspection costs and is amortizing the costs over a period of 19 to 39 months.

 Income Taxes

  The Company accounts for income taxes using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes are provided at the currently enacted income tax rates for the difference between the financial statement and income tax bases of assets and liabilities.

 Revenue and Expense Recognition

  Charter revenue is earned and recognized on a daily rate basis. Operating costs are expensed as incurred.

 Deferred Financing Costs

  Deferred financing costs include costs associated with the issuance of the Company's debt and are being amortized on a straight-line basis over the life of the related debt agreement.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                               ACQUIRED VESSELS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Direct Operating Expenses

  Direct operating expenses principally include crew costs, insurance, repairs and maintenance, drydocking charges, casualty losses and general and administrative expense incurred by the management company.

 Earnings Per Share

  The Company's earnings per share has been calculated using the weighted average number of shares of common stock outstanding during the year. Common stock equivalents during the years ended December 31, 1995 and 1994 and the period October 29, 1993 through December 31, 1993 had no material dilutive effect on net income per average common share.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

  Certain prior-period amounts have been reclassified to conform with the presentation shown in the current year's financial statements. These reclassifications had no effect on net income (loss) or total stockholders' equity.

3. ACCOUNTS RECEIVABLE:

  The Company's accounts receivable, net consists of the following at December 31, 1995 and 1994 (in thousands):


                                                                    1995   1994

                                                                   ------ ------
      Trade receivables, net of allowance for doubtful accounts
       of $480 and $240 in 1995 and 1994,  respectively........... $6,975 $7,299
      Insurance and other ........................................    442    448
                                                                   ------ ------
      Accounts receivable, net...................................  $7,417 $7,747
                                                                   ====== ======

  The Company, as agent, bills trade accounts receivables on behalf of the vessels it operates under agreements with third parties. The Company's receivables are primarily due from entities operating in the oil and gas industry in the Gulf of Mexico.

  Approximately $628,000 and $1,100,000 of accounts receivable at December 31, 1995 and 1994, respectively, is due from oil and gas drilling companies in Mexico. These amounts are billed and collected in U.S. dollars.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                               ACQUIRED VESSELS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. OTHER ASSETS:

  The Company's other assets, net consists of the following at December 31, 1995 and 1994 (in thousands):


                                                                1995   1994
                                                               ------ ------
      Deferred marine inspection costs, net of accumulated
       amortization of $1,459 and $352 in 1995 and 1994,
       respectively.............................................$2,378 $1,440
      Deferred financing costs, net of accumulated amortization
       of $785 and $404 in 1995 and 1994, respectively.......... 1,104  1,332
      Marine vessels spare parts................................   386    364

      Other.....................................................   291     17
                                                                 ------ ------
      Other assets, net......................................... $4,159 $3,153
                                                                 ====== ======

5. LONG-TERM DEBT AND SUBORDINATED DEBT:

  The Company's long-term debt and subordinated debt consists of the following at December 31, 1995 and 1994 (in thousands):


                                                              1995     1994
                                                             -------  -------
      Revolving loan, interest at a base interest rate plus
       1.75% (10.25% at December 31, 1995) payable quarterly,
       principal due December 31, 1997.......................  $   800  $ 1,500
      Term Loan A, interest at a base interest rate plus
       1.75% (10.25% at December 31, 1995), interest and
       principal installments payable quarterly with final
       payment due December 31, 1999.........................   21,195   23,000
      Term Loan B, interest at a base rate plus 2.75% (11.25%
       at December 31, 1995) payable quarterly, principal due
       December 31, 1999.....................................    4,700    3,000
                                                                -------  -------
                                                                26,695   27,500
      Less current maturities................................   (3,000)  (4,000)
                                                                -------  -------
                                                                23,695   23,500
      9% Subordinated Notes and accrued interest thereon, due
       March 31, 2001........................................   13,085   11,952
                                                                -------  -------
                                                               $36,780  $35,452
                                                                =======  =======

  The annual maturities of long-term debt, as amended, are (in thousands):


1996.............................................................. $ 3,000
1997..............................................................   4,800
1998..............................................................   4,000
1999..............................................................   4,000
2000..............................................................  10,895
Thereafter........................................................  13,085
                                                                    -------
                                                                   $39,780
                                                                   =======

  On October 29, 1993 the Company entered into the Credit Agreement with The First National Bank of Boston. Availability under the revolving loan is based on the Company's accounts receivable and was limited to

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                               ACQUIRED VESSELS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

$4 million during 1993 and 1994 and was to be reduced by $1 million at both December 31, 1995 and 1996. In 1993, the Company paid a closing fee of $965,000 in connection with the Credit Agreement. On December 30, 1994, the Company amended its Revolving Credit and Term Loan Agreement ("First Amendment"). Availability under the revolving credit loan was increased to $6 million, with a reduction of $2 million effective June 29, 1995 at which time the Company had the right to convert the revolving loan into its Term Loan B. Principal repayments of the Term Loans A and B and the revolving credit were also extended. The Company incurs a commitment fee of 0.5% per annum on the unused amount. Substantially all of the Company's assets serve as collateral for the Credit Agreement. The Credit Agreement contains certain covenants requiring the Company to maintain debt coverage ratios and net worth levels, limits capital expenditures and prohibits equity distributions. As of December 31, 1995, the Company was in compliance with these covenants or had obtained appropriate effective waivers in the event of noncompliance through subsequent amendment of the Credit Agreement.

  Effective June 28, 1995, the Company amended its Credit Agreement ("Second Amendment") to establish $5 million of availability under the revolving credit loan and extend principal payments. Under the Second Amendment, the Company had the right to convert $2 million of outstanding amounts under the revolving credit loan into its Term Loan B effective October 31, 1995. The Company converted $1.7 million of its outstanding revolving credit loan into its Term Loan B prior to December 31, 1995 ($300,000 of amounts outstanding under the revolving credit loan were converted into its Term Loan B subsequent to December 31, 1995). Effective March 6, 1996, the Company amended its Credit Agreement ("Third Amendment") to provide for an increased total credit facility, extend principal payments and restructure other portions of the Credit Agreement. The Third Amendment contains a revolving credit facility and term loan provisions. A $3 million revolving credit facility, which matures in July 1997 bears interest at 1.75% above a base rate. The Third Amendment contains $33,000,000 of term loans in three separate tranches. Tranche A, representing $27,300,000 bears interest at 1.75% above a base rate. Tranche B, representing $4,200,000, which has been utilized by the Company to fund the Brazilian Acquisition (see Note 13), bears interest at 1.75% above a base rate. Tranche C, representing $1,500,000, bears interest at 1.75% above a base rate and may be utilized to fund a specific project in Brazil described in the Third Amendment. The term loans mature in December 2000. Interest on all amounts outstanding under the Third Amendment is payable monthly with quarterly principal payments beginning in March 1996. The Company incurs a 1/2 of 1% commitment fee on the unused portion of the amounts outstanding under the Third Amendment. Beginning in April 1997, the Company must prepay amounts outstanding under the term loans in the amount of 75% of excess cash flow, as defined. The Third Amendment contains certain covenants requiring the Company to maintain a certain debt coverage ratio and net worth levels, limits capital expenditures and prohibits equity distributions. The Third Amendment contains a maximum prepayment penalty of approximately $150,000 should the Company prepay all amounts outstanding under this amendment. The maturities of debt outstanding under the Credit Agreement as of December 31, 1995 have been adjusted to reflect the maturities of the Company's obligations with respect to the Third Amendment.

  On October 29, 1993, the Company also sold a series of 9% Subordinated Notes to its shareholders in the same proportion as their common stock ownership. Holders of the 9% Subordinated Notes are only permitted to receive payments of interest in the form of 9% Deferred Interest Notes on a semi-annual basis until all debt under the Credit Agreement is retired. Concurrent with the First Amendment, the Company also amended its Subordinated Notes agreement whereby the maturities of its Subordinated Notes were extended to February 29, 2000. Concurrent with the Third Amendment, the Company also amended its Subordinated Notes agreement whereby the maturities of its Subordinated Notes were extended to March 31, 2001.

  In December 1993, FSC Corp., a wholly-owned subsidiary of The First National Bank of Boston, purchased 56,815 shares of the Company's common stock and $196,710 of the 9% Subordinated Notes for $300,000.

                 TRICO MARINE SERVICES, INC. AND  SUBSIDIARIES

                               ACQUIRED VESSELS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In order to minimize floating interest rate risk, the Company has entered into the following agreements. During 1993, the Company purchased an interest rate swap on a notional amount of $10 million. Under the swap, the Company received a floating interest rate based on the Company's Term Loan A interest rate and paid a fixed rate of 8.25%, interest settlements occurred quarterly. The agreement was terminated in 1995 and the Company received $278,000 as compensation for the early termination of its interest rate swap which was amortized into interest expense over the remaining original life of the swap. Concurrent with the termination of the above swap, the Company paid $125,000, which will be amortized to interest expense over the two year life of the agreement, to enter into an interest rate corridor on a notional amount of $15 million. Under the corridor, the Company's effective rate of interest on the notional amount will not exceed 10.25%, as defined, if the floating rate does not exceed 11.50%. If the floating rate exceeds 11.50%, the Company pays the floating rate. The Company is exposed to certain losses in the event of non-performance by the counter-party to the corridor. Management believes the Company's exposure is not significant.

6. INCOME TAXES:

  The components of income tax expense (benefit) of the Company for the periods ended December 31, 1995, 1994 and 1993, are as follows (in thousands):

                                                            1995   1994   1993
                                                           ------  -----  ----
      Current income taxes:
        U.S. federal income taxes.......................... $   --  $(317) $346
        State income taxes.................................     --    (34)   38
      Deferred income taxes:
        U.S. federal income taxes..........................   (667)   572   157
        State income taxes.................................     (3)     5    23
                                                              ------  -----  ----
                                                            $ (670) $ 226  $564
                                                              ======  =====  ====

  The Company's deferred income taxes at December 31, 1995 and 1994 represents the tax effect of the following temporary differences between the financial reporting and income tax accounting bases of its assets and liabilities (in thousands):

                                                                    1995    1994
                                                                   ------  ------
      Accumulated depreciation and amortization.................    $7,811  $5,166
      Alternative minimum tax credit carryforwards..............       (29)    (29)
      Net operating loss carryforward...........................    (7,300) (3,998)

      Other.....................................................      (395)   (382)
                                                                      ------  ------
      Deferred income tax liability, net........................     $  87  $  757
                                                                     ======  ======

  Reconciling items which represent the difference between income taxes computed at the Federal statutory tax rate and the provision for income taxes are primarily the result of state income taxes.

  The net operating loss carryforwards for Federal and state tax purposes of approximately $21 million begin to expire in 2009. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes that it is more likely than not that all net operating loss carryforwards will be fully realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are not achieved.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                               ACQUIRED VESSELS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-- (CONTINUED)

7. COMMON STOCK OPTION PLANS:

  Pursuant to the Company's 1993 Stock Option Plan ("Option Plan") and the Company's 1993 Key Employee Stock Option Plan ("Employee Option Plan," and together with the Option Plan, the "Option Plans"), the Company is authorized to grant incentive and nonqualified stock options to selected officers and other key employees of the Company. The Compensation Committee of the Board of Directors has the discretionary authority, subject to certain plan specifications, to determine the amounts and other terms of such stock options.

  A total of 727,512 shares of the Company's common stock have been reserved for issuance pursuant to the Option Plan. As of December 23, 1993, certain affiliates of Berkshire Partners contributed 72,032 shares of the Company's common stock to the Company. The Company reserved these shares for issuance pursuant to the Employee Option Plan. These shares have been recorded as treasury stock at par value.

  Options to purchase 576,247 shares of the Company's common stock were granted to officers and key members of management of the Company on October 29, 1993 at $1.818 per share, the original purchase price of the common stock, and accordingly, no expense was recognized. Options to purchase 151,265 shares of the Company's common stock were granted to an officer of the Company on February 22, 1995 at the October 29, 1993 original cost of the common stock, which was determined by the Board of Directors to be the fair market value of the Company's stock at that time, and accordingly, no expense was recognized. Of the options granted, 180,078 vest yearly in 25% increments beginning on October 31, 1994, with the options fully vested upon the earlier of October 31, 1997, or at the time of a "Qualified Public Offering" of the Company's stock, as defined. The remaining options vest and become exercisable upon the earlier of ten years from the date of grant or the achievement of specified returns on investment, as defined, for certain investors in the Company or, for options representing 255,710 shares, the consummation of an "initial public offering," as defined. The options all expire not later than ten years from the date of grant. As of December 31, 1995, 1994 and 1993, 90,039, 45,020 and 0, respectively of the option shares were exercisable; no shares were exercised.

8. OTHER RELATED PARTY TRANSACTIONS:

  Prior to the Acquisition, Trico Operators and an affiliate of MAMC managed certain of the Acquired Vessels owned by MAMC pursuant to operating and management agreements. Trico Operators received management and incentive fees from MAMC. Trico Operators and the affiliate were reimbursed for all direct operating costs and allocated general, administrative and overhead expenses.

  Amounts earned and reimbursed under these agreements were as follows (in thousands):


                                                            JANUARY 1, 1993
                                                                THROUGH
                                                             OCTOBER 28, 1993
                                                             ----------------
      Management and incentive fees charged by Trico
       Operators..............................................   $  310
      Reimbursed general and administrative costs to Trico
       Operators..............................................   $1,086
      Reimbursed general and administrative costs to an
       affiliate of MAMC......................................   $  326

  Pursuant to an agreement effective October 29, 1993 (the "Berkshire Agreement"), Berkshire Partners is entitled to receive $16,666 each month for five years for providing certain management and other consulting services. The Berkshire Agreement is automatically renewable on an annual basis after the initial five year period upon agreement of the parties. Upon consummation of a public offering, the Berkshire Agreement will be terminated.

                 TRICO MARINE SERVICES, INC. AND  SUBSIDIARIES

                               ACQUIRED VESSELS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  During December 1994, the Company appointed two independent directors. These two directors purchased 36,673 shares of the Company's common stock at the original cost of the common stock. The two directors, also each purchased approximately $67,000 of the Company's 9% Subordinated Notes.

  During February 1995, an officer of the Company purchased 4,583 shares of the Company's common stock at the original cost of the common stock and approximately $17,000 of the Company's 9% Subordinated Notes.

9. PROFIT SHARING PLAN:

  The Company has a defined contribution profit sharing plan that covers substantially all employees who qualify as to age and length of service. As of January 1, 1995, the Company included 401(k) provisions into this plan. In 1995, the Company's contributions to the plan were based on one quarter of the first five percent of participant contributions plus a discretionary amount. The Company expensed contributions to the plan for the periods ended December 31, 1995, 1994 and 1993 of $66,000, $60,500 and $9,300, respectively.

10. CONTINGENCIES:

  Effective October 29, 1993, Trico Assets entered into an agreement with an unrelated company to provide management and operating services for the five lift boats purchased from MAMC. The agreement provides for management and incentive fees to be paid to the unrelated company based on gross monthly income and the achievement of specified returns, respectively. Pursuant to the agreement, the operator has been granted a right of first refusal on any sale of the lift boats.

  In the ordinary course of business, the Company is involved in certain personal injury, pollution and property damage claims and related threatened or pending legal proceedings. Management, after review with legal counsel and insurance representatives, is of the opinion these claims and legal proceedings will be settled within the limits of the Company's insurance coverages. At December 31, 1995 and 1994, the Company has accrued a liability in the amount of $1,570,000 and $880,000, respectively, based upon the insurance deductibles that management believes it may be responsible for paying in connection with these matters. The amounts the Company will ultimately be responsible for paying in connection with these matters could differ materially in the near term from amounts accrued.

11. OTHER INFORMATION:

  The Company maintains cash deposits with banks in excess of federally insured limits. The Company has not experienced any losses in such accounts.

  For the year ended December 31, 1995, approximately 14% and 11% of the Company's total revenues were received from two oil and gas companies and 43% of the Company's total revenues were from its top five customers. For the year ended December 31, 1994, approximately 10% of the Company's total revenues were received from another oil and gas company and 43% of the Company's total revenues were from its top five customers.

  Shortly after the Acquisition, in November 1993, one of the Acquired Vessels was severely damaged during its use, which damage was fully insured. The casualty loss settlement information related to this vessel was considered when allocating the purchase price, and therefore, no gain related to this damaged vessel was recognized. Additionally, at the time of the Acquisition, the Company determined that certain vessels would be sold within one year. The Company applied the difference between sales proceeds related to those vessels sold during 1994 and the carrying value of these vessels (approximately $200,000) to the remaining vessels' cost and did not recognize a gain on the sale of those vessels.

                 TRICO MARINE SERVICES, INC. AND  SUBSIDIARIES

                               ACQUIRED VESSELS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" was issued in March 1995 and is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995 and is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The Statement requires transactions to be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The Statement does allow pro forma amounts to be disclosed by companies which continue to apply the prior accounting provisions for stock-based compensation. Management is currently evaluating the alternatives available upon implementing this Statement, but expects to adopt only the pro forma disclosure provisions. The Company does not believe that implementation of these accounting standards, which have been issued but are not yet effective, will have a material effect on the Company's financial position, results of operations or cash flows.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange.
The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

  The carrying amounts of cash and cash equivalents approximate fair value due to the short-term nature of these instruments. The carrying amount of the revolving credit and term loans approximate fair value because they bear interest rates currently available to the Company for debt with similar terms and remaining maturities. It is not practicable to estimate the fair value of the subordinated debt and accrued interest thereon since quoted prices are not readily available and valuation techniques would not be practicable due to the subordination and uncertainty regarding timing of repayment.

13. BRAZILIAN ACQUISITION:

  Effective March 15, 1996, the Company purchased seven utility vessels and a 40% interest in a marine operating company located in Brazil for a combined price of $4.2 million. The Brazilian operating company owns another utility vessel and operates it and the seven other purchased utility vessels under long-term contracts with a customer located in Brazil. The acquisition has been accounted for by the purchase method of accounting and substantially all of the purchase price has been allocated to the vessels purchased based upon their relative fair value. In addition to the purchase price above, $300,000 of contingent purchase price is payable based upon the operating results of the purchased utility vessels or the attainment by the Company of a certain contract to provide offshore marine services in Brazil.

                 TRICO MARINE SERVICES, INC. AND  SUBSIDIARIES

                               ACQUIRED VESSELS

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SUBSEQUENT EVENTS:

  On April 26, 1996, the Company's Board of Directors approved a 3.0253-for-1 split of the Company's common stock in the form of a stock dividend. A total of 2,123,372 shares of common stock, including shares subject to repurchase by the Company, were issued in connection with the split. The par value of each share was not changed. Approximately $21,000 was reclassified from the Company's additional paid-in capital account to the Company's common stock account. All effects of this stock split, including all share amounts, were retroactively applied to October 29, 1993. In addition, the Company authorized 5,000,000 shares of $.01 par value per share preferred stock.

  In April 1996, the Company signed a purchase agreement to acquire, for $11 million, all of the outstanding capital stock of a special purpose company whose sole assets consist of four supply vessels that historically have been bareboat chartered to an affiliated operating company. Pursuant to the terms of the agreement, on April 29, 1996, the Company made a $400,000 advance payment with the balance due on or before July 31, 1996, and, on May 1, 1996, the Company will assume operation of the four boats under bareboat charter agreements.

  In April 1996, the Company modified its Option Plan to include a provision for the 140,459 options not already containing a provision to become exercisable at the consummation of an "initial public offering" to become exercisable upon such a transaction.

                  TRICO MARINE SERVICES, INC. AND  SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEET
                  JUNE 30, 1996 AND DECEMBER 31, 1995
                                (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                           ASSETS
                                                               1996     1995
                                                             -------  -------
Current assets:
  Cash and cash
equivalents................................................. $ 1,288   $1,117
  Accounts receivable, net..................................   9,516    7,417
  Prepaid expenses and other current assets.................     722      156
                                                               ------- -------
    Total current assets.....................................  11,526   8,690
                                                               ------- -------
Property and equipment, at cost:
  Marine vessels.............................................  63,836  44,603
  Transportation and other...................................     621     856
                                                               ------- -------
                                                               64,457  45,459
Less accumulated depreciation and amortization...............   8,034   6,195
                                                               ------- -------
  Net property and equipment.................................  56,423  39,264
                                                               ------- -------
Other assets, net............................................   4,727   4,159
                                                               ------- -------
                                                              $72,676 $52,113
                                                              ======= =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Accounts payable........................................... $ 2,944 $ 3,656
  Accrued expenses...........................................   2,566   2,878
  Current portion of long-term debt..........................      --   3,000
                                                              -------  -------
    Total current liabilities................................   5,510   9,534
                                                              -------  -------
Long-term debt...............................................      --  23,695
Subordinated debt and accrued interest thereon...............      --  13,085
Deferred income taxes, net...................................   4,498      87
                                                              -------  -------
    Total liabilities........................................  10,008  46,401
                                                              -------  -------
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value, 15,000,000 shares authorized,
 issued 6,883,471 and 3,123,371 shares, outstanding 6,811,439 and 3,051,339 shares at June 30, 1996 and December 31, 1995,
 respectively................................................     69       31
  Additional paid-in  capital................................ 61,502    5,649
  Retained earnings..........................................  1,098       33
  Treasury stock, at par value, 72,032 shares................     (1)      (1)
                                                              -------  -------
    Total stockholders' equity............................... 62,668    5,712
                                                              -------  -------
                                                             $72,676  $52,113
                                                              =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                   (UNAUDITED)

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                  Three Months Ended     Six Months Ended
                                                        June 30,              June 30,
                                                 ____________________  ___________________
                                                     1996      1995        1996      1995
                                                   ________  ________    ________  _______
      Revenues:
           Charter hire                            $11,099   $ 5,783     $19,475   $12,131
           Other vessel income                          12         9          20        21
                                                   _________ _________   ________  ________
                 Total revenues                     11,111     5,792      19,495    12,152
                                                   _________ _________   ________  ________
      Operating expenses:
           Direct vessel operating expenses          5,761     4,173      10,552     8,693
           General  and administrative                 724       625       1,385     1,280
           Amortization of marine inspection costs     467       290         897       523
                                                   _________ _________   ________  ________
                 Total operating expenses            6,952     5,088      12,834    10,496
                                                   _________ _________   ________  ________
      Depreciation expense                             994       938       1,818     1,928
                                                   _________ _________   ________  ________
      Operating income (loss)                        3,165      (234)      4,843      (272)

      Interest expense                                 624       930       1,660     1,902
      Amortization of deferred financing costs and g    85        94         187       187
      Gain on sale of vessels                            -      (167)          -      (223)
      Other income, net                                (29)      (26)        (41)      (56)
                                                   _________ _________   ________  ________
      Income (loss) before income taxes and extraord 2,485    (1,065)      3,037    (2,082)

      Income tax expense (benefit)                     867      (362)      1,055      (708)
                                                   _________ _________   ________  ________
      Income (loss) before extraordinary item        1,618      (703)      1,982    (1,374)
      Extraordinary item, net of taxes                (917)        -        (917)        -
                                                   _________ _________   ________  ________
      Net income (loss)                            $   701   $  (703)    $ 1,065   $(1,374)
                                                   ========= =========   ========  ========

      Weighted average common shares  and
           equivalents outstanding                  5,583,748 3,051,339   4,545,268 3,049,689
                                                    ========= ==========  ========= =========
      Earnings per common share and equivalent
           outstanding:
                Income (loss) before extraordinary $  0.29   $ (0.23)    $  0.44   $ (0.45)
                Extraordinary item                   (0.16)     0.00       (0.21)     0.00
                                                   _________ _________   ________  ________
                 Net income (loss)                 $  0.13   $ (0.23)    $  0.23   $ (0.45)
                                                   ========= =========   ========  ========

The accompanying notes are an integral part of these consolidated financial statements.


                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                       1996          1995
                                                                       _____         _____

      Cash flows from operating activities:
           Net income (loss)                                        $   1,065    $   (1,374)
           Adjustments to reconcile net income (loss) to net
                cash provided by (used in) operating activities:
                Depreciation and amortization                           2,932         2,666
                Extraordinary charge                                    1,411             -
                Deferred income taxes                                     561          (708)
                Interest on subordinated debt                             461           541
                Gain on sale of vessels                                     -          (223)
                Provision for doubtful accounts                            70           120
           Changes in operating assets and liabilities:
                Accounts receivable                                    (2,169)        1,947
                Prepaid expenses and other current assets                (597)          (67)
                Accounts payable and accrued expenses                  (1,025)          393
           Other, net                                                    (410)           (2)
                                                                   _____________ ______________
                     Net cash provided by operating activities          2,299         3,293
                                                                   _____________ ______________
      Cash flows from investing activities:
           Purchases of property and equipment                        (15,724)       (2,921)
           Deferred marine inspection costs                              (595)         (397)
           Proceeds from sales of vessels                                   -         1,052
           Investment in unconsolidated company                          (947)            -
                                                                   _____________ ______________
                     Net cash used in investing activities            (17,266)       (2,266)
                                                                   _____________ ______________
      Cash flows from financing activities:
           Proceeds from issuance of common stock, net of registrati   48,410             9
           Proceeds from issuance of long-term and subordinated debt    6,169         2,302
           Repayment of long-term and subordinated debt               (38,929)       (4,194)
           Deferred financing costs and other                            (512)         (225)
                                                                   _____________ ______________
                     Net cash provided by (used in) financing activi   15,138        (2,108)
                                                                   _____________ ______________

      Net increase (decrease) in cash                                     171        (1,081)

      Cash and cash equivalents at beginning of period                  1,117         1,770
                                                                   _____________ ______________
      Cash and cash equivalents at end of period                   $    1,288    $      689
                                                                   ============= ==============

      Supplemental information:
           Income taxes paid                                       $        2    $        -
                                                                   ============= ==============
           Income taxes refunded                                   $        -    $       11
                                                                   ============= ==============
           Interest paid                                           $    4,442    $    2,047
                                                                   ============= ==============

The accompanying notes are an integral part of these consolidated financial statements.

                    TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (Unaudited)

          1. Financial Statement Presentation:

          The consolidated financial statements for Trico Marine Services, Inc. (the "Company") included herein are unaudited but reflect, in management's opinion, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the nature of the Company's business. The results of operations for the three and six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods. The financial statements included herein should be read in conjunction with the financial statements and notes thereto included in the Company's consolidated financial statements for the year ended December 31, 1995.

          Certain prior period amounts have been reclassified to conform with the presentation shown in the interim consolidated financial statements. These reclassifications had no effect on net income
          (loss), total stockholders' equity or cash flows.

          2. Initial Public Offering:

          In May 1996, the Company completed an initial public offering of
          3,292,500  shares   of common stock,  $.01  par  value.   The
          proceeds  received   from  the  sale  were  $48,416,000,  net  of
          underwriting   discount and other costs of $4,264,000. Of the
          proceeds, the   Company  used  $31,150,000  to prepay senior
          debt,  $6,000,000  to  pay  subordinated debt and $11,000,000  to
          acquire four supply vessels.   The  balance  of  the proceeds was
          used by the Company for additional working capital.

          3. Amendment of Credit Agreement:

          Effective March 6, 1996, the Company amended its agreement with its bank lenders (the "Credit Agreement") to provide for an increased total credit facility, extend principal payments and restructure other portions of the Credit Agreement. The outstanding principal balance of the Credit Agreement of $31,150,000 was prepaid on May 21, 1996 together with a prepayment fee of $75,000. As a result of the prepayment of the Credit Agreement and the prepayment of all of the Company's subordinated debt, the Company recorded an extraordinary charge of $917,000, net of taxes of $494,000, for the write-off of the unamortized balance of related debt issuance costs.

          4. Foreign Acquisition:

          On March 15, 1996, the Company acquired seven line handling vessels and a 40% interest in a marine operating company located in Brazil for a combined price of $4.2 million (the "Walker Acquisition"). The Brazilian operating company owns an eighth line handling vessel and operates it and the seven other acquired vessels under long-term contracts with a customer located in Brazil. The acquisition has been accounted for by the purchase method of accounting. Of the purchase price, $3,565,000 has been allocated to the acquired vessels purchased based upon their relative fair value, $270,000 has been allocated to the Company's investment in the stock of the Brazilian operating company with the remaining $365,000 allocated to goodwill. In addition to the purchase price above, $300,000 of contingent purchase price is payable based upon the operating results of the acquired vessels or the attainment by the Company of a certain contract to provide offshore marine services in Brazil.

          5. Stock Split:

          On April 26, 1996, the Company's Board of Directors approved a 3.0253-for-1 split of the Company's common stock in the form of a stock dividend. The financial statements have been restated to reflect all effects of this stock split, including all share amounts and per share data.

                    TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                                     (Unaudited)

          6. Stock Option and Incentive Plans:

          In April 1996, the Company modified its 1993 Stock Option Plan to include a provision for the 140,459 options not already containing a provision to become exercisable at the consummation of an "initial public offering" to become exercisable upon such a transaction. Pursuant to the Company's 1996 Incentive Compensation Plan, options to purchase 103,000 shares of the Company's common stock were granted on April 26, 1996 to officers, key members of management and certain long-term employees at $16.00 per share, the initial public offering price, and accordingly no expense was recognized.

          7. Domestic Acquisition:

          On May 22, 1996, the Company acquired for $11,000,000 all of the outstanding capital stock of HOS Marine Partners, Inc. ("HOS"), a special purpose company whose sole assets consist of four supply
          vessels.   In   addition  to  the  purchase  price,  the  Company
          recognized, in accordance with Statement of Financial Accounting Standards No. 109, a deferred income tax liability of $3,850,000 for the deferred tax consequences of the differences between the assigned values and the tax bases of the assets owned by HOS.
          The acquisition was accounted for using the purchase method of accounting and the results of operations from the date of acquisition are included on the accompanying unaudited consolidated financial statements. Of the $11,000,000 purchase price and the recognized $3,850,000 deferred income tax liability, $14,000,000 was allocated to the vessels based upon their relative fair value, $279,000 was allocated to deferred tax assets based upon the estimated realizable value of the net operating tax loss carryforward of HOS and the remaining $571,000 was allocated to goodwill.

          8. Subsequent Events:

          Effective July 26, 1996, the Company executed a $30,000,000 revolving credit agreement (the "New Credit Facility") with the same group of lenders that provided the Company's previous Credit Agreement which was prepaid on May 21, 1996 with proceeds from the initial public offering. The New Credit Facility provides for interest payments only until its maturity on June 30, 1999 and bears interest at LIBOR plus 1 1/2% per annum with a commitment
          fee of  3/8 % per annum on the undrawn  portion.   The New Credit
          Facility is collateralized by certain of the Company's vessels and related assets and requires that the Company maintain certain financial ratios. When the New Credit Facility was executed, the Company had no outstanding borrowings.

          No  dealer,  salesman  or  other
individual has been authorized to give any
information  or  make  any representations
not   contained  in  this  Prospectus   in
connection  with  the  Offering covered by
this Prospectus.  If given  or  made, such
information or representations must not be
relied  upon as having been authorized  by
the Company,  the  Selling Stockholders or             2,000,000 Shares
the  Underwriters.  This  Prospectus  does
not constitute  an  offer  to  sell,  or a
solicitation  of  an  offer  to  buy,  the
Common Stock in any jurisdiction where, or
to  any  person to whom, it is unlawful to                    [LOGO]
make such  offer or solicitation.  Neither
the delivery  of  this  Prospectus nor any
circumstances, create any implication that
there has not been any change in the facts
set  forth  in  this Prospectus or in  the
affairs  of  the Company  since  the  date        Trico Marine Services, Inc.
hereof.


                                                          Common Stock
TABLE OF CONTENTS                                  $0.01 par value per share)
                                      Page
Prospectus Summary.....................  3
The Company............................  3
The Offering...........................  5
Summary Financial and Operating Data...  6
Risk Factors...........................  8         Schroder Wertheim & Co.
Use of Proceeds.........................11
Price Range of Common Stock.............11            Raymond James
Dividend Policy.........................11          & Associates, Inc.
Capitalization..........................12
Selected    Consolidated   Financial   and          Simmons & Company
Operating Data..........................13            International
Management's  Discussion  and  Analysis of
Financial Condition and Results of
Operations..............................15          November _____, 1996
Business................................22
Management..............................31
Principal and Selling Stockholders......36
Certain    Relationships    and    Related
Transactions............................37
Description of Capital Stock............38
Underwriting............................43
Notice to Ontario Residents.............44
Legal Matters...........................44
Experts.................................44
Available Information...................45
Index to Consolidated Financial
  Statements........................... F-1

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

      Estimated expenses payable in connection with the proposed sale of Common Stock covered hereby are as follows:

      SEC registration fee                                         $ 28,031
      NASD filing fee                                                 9,250
      Blue Sky fees and expenses                                     10,000
      Accounting fees                                               150,000
      Printing expenses                                              86,000
      Legal fees and expenses                                       100,000
      Miscellaneous expenses                                         16,719
                                                                   _________
      Total                                                        $ 400,000*
                                                                   =========
_____________________
      *All expenses except the SEC registration fee and the NASD filing fee are estimated.

Item 14.    Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Registrant's bylaws provide for the indemnification of directors and officers against expenses and liabilities incurred in connection with defending actions brought against them for negligence or misconduct in their official capacities. The Registrant also has indemnity agreements, a form of which is incorporated by reference herein as Exhibit 10.1, with each of its directors, which provide for indemnification of such directors. The Registrant has purchased insurance permitted by the Delaware General Corporation Law on behalf of directors and officers, which may cover liabilities under the Securities Act. The Underwriting Agreement, a form of which is filed as Exhibit 1 and incorporated herein by reference, also provides indemnification to directors and officers of the Registrant under certain conditions.


Item 15.    Recent Sales of Unregistered Securities.

      On October 26, 1993, the Company issued 303 shares of its Common Stock to Berkshire Fund III Investment Corp. (an affiliate of Berkshire) for an aggregate purchase price of $550.

      On October 29, 1993, the Company issued an aggregate of 2,953,268 (including the 303 shares referred to in the preceding paragraph) shares of its Common Stock and $10,448,580 in principal amount of its 9% Subordinated Notes (the "Notes") for an aggregate purchase price of $15,948,580 to Berkshire Fund III Investment Corp., affiliates of Berkshire, members of Company management and an intermediary.

      Also on October 29, 1993, pursuant to its 1993 Stock Option Plan, the Company granted options to buy an aggregate of 576,247 shares of its Common Stock in equal amounts to Messrs. Fairley and Palmer at a current per share exercise price (after giving effect to adjustments pursuant to the terms of the option since that date) of $1.82. As of November 30, 1995, Messrs. Fairley and Palmer surrendered 72,032 of such options (36,016 each) of the Company, and the Company granted such options to five other members of Company management (Messrs. Cain, Bourgeois, Edison, Bailey and Steele).

      On December 27, 1993, the Company issued 56,815 shares of Common Stock and $196,710 in principal amount of its Notes for an aggregate purchase price of $300,000 to FSC Corp. ("FSC"), a wholly-owned subsidiary of the First National Bank of Boston.

      On December 30, 1994, the Company issued to Benjamin F. Bailar 18,336 shares of Common Stock and $66,664.50 in principal amount of its Notes for an aggregate purchase price of $100,000. The Company also issued 18,336 shares of Common Stock and $66,664.50 in principal amount of its Notes to Edward C. Hutcheson, Jr. on the same day.

      On February 22, 1995, the Company issued 4,583 shares of Common Stock and $16,667.50 in principal amount of its Notes to Victor M. Perez for an aggregate purchase price of $25,000. The Company also issued to Mr. Perez options to buy 151,265 shares of Common Stock at a current exercise price (after giving effect to adjustments pursuant to the terms of the options since that date) of $1.82.

      All of the securities described above were offered and sold without registration under the Securities Act inasmuch as they were deemed not subject to registration pursuant to the exemptions provided in Section 4(2) of the Securities Act, Regulation D and the other rules and regulations promulgated thereunder as securities sold in transactions not involving any public offering.

Item 16.    Exhibits and Financial Statement Schedules.
 Exhibit
 Number                        Description of Exhibits

1          Form of Underwriting Agreement.
3.1        Certificate of Incorporation of the Company.<F1>
3.2        Bylaws of the Company.<F2>
4          Specimen of Common Stock Certificate.<F2>
5 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. as to the legality of the Company's Common Stock.
10.1 Form of Indemnity Agreement by and between the Company and each of the Company's directors.<F2>
10.2 Note and Stock Purchase Agreement, dated as of October 29, 1993, by and among the Company, Berkshire Fund III Investment Corp, and other purchasers, as amended.<F2>
10.3 Revolving Credit Agreement among Trico Marine Operators, Inc., Trico Marine Assets, Inc., Trico Marine Services, Inc. and The First National Bank of Boston, Hibernia National Bank, and First National Bank of Commerce as Banks and The First National Bank of Boston, as Agent dated as of July 26, 1996 ("Revolving Credit Agreement").<F3>
10.4 Amendment No. 1 dated as of August 26, 1996 to the Revolving Credit Agreement.<F5>
10.5 Amendment No. 2 dated as of September 25, 1996 to the Revolving Credit Agreement.<F5>
10.6 Amendment No. 3 dated as of October 8, 1996 to the Revolving Credit Agreement.<F5>
10.7 Sale and Purchase Agreement dated September 27, 1996, by and between Trico Marine Assets, Inc. and Ogden Marine Indonesia, Inc., a wholly-owned subsidiary of OMI, relating to the sale of the M/V OMS Galveston.<F4>
10.8 Sale and Purchase Agreement dated September 27, 1996, by and between Trico Marine Assets, Inc. And Ogden Marine Indonesia, Inc., a wholly-owned subsidiary of OMI, relating to the sale of the M/V OMS Kenedy.<F4>
10.9 Sale and Purchase Agreement dated September 27, 1996, by and between Trico Marine Assets, Inc. And Ogden Marine Indonesia, Inc., a wholly-owned subsidiary of OMI, relating to the sale of the M/V Brazoria.<F4>
10.10 Sale and Purchase Agreement by and between Ensco Offshore Company and Trico Marine Assets, Inc. dated October 11, 1996 relating to Houma, Louisiana docking and maintenance facility.
10.11 Vessel Purchase Agreement dated as of August 1, 1996 among Trico Marine Assets, Inc. and Kim Susan, Inc., K&B Boat Rentals, Inc., Fagan Boat Services, Inc.<F5>
10.12 Stockholders Agreement by and among the Company, Berkshire Fund III Investment Corp., various affiliates of Berkshire Partners, Eldon L. Hinds, Ronald O. Palmer, Thomas E. Fairley, Kenneth W. Bourgeois, Michael D. Cain, William O. Edison, Joseph O. Bailey and Frank L. Steele dated of October 29, 1993.<F2>
10.13 Management Agreement dated as of October 29, 1993 by and among Berkshire Partners and the Company.<F2>
10.14 Management and Operating Agreement dated as of October 28, 1993 by and among Power Offshore Services, Inc., Trico Marine Operators, Inc. and Trico Marine Assets, Inc. As amended.<F2>
10.15      The Company's 1996 Incentive Compensation Plan.<F2>
10.16      The Company's 1993 Stock Option Plan.<F2>
10.17      Form of Stock Option Agreement under the 1993 Stock Option
           Plan.<F2>
10.18      Form of Option Agreement under the 1996 Incentive Compensation
           Plan.<F2>
10.19 Form of Noncompetition, Nondisclosure and Severance Agreements between the Company and each of its Executive Officers.<F2>
10.20 Agreement by and among the Company and purchasers of its 9% Subordinated Notes and Common Stock dated as of March 25, 1996 regarding the recapitalization of the Company.<F2>
21         Subsidiaries of the Company.
23.1       Consent of Coopers & Lybrand L.L.P.
23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).
24.1       Power of Attorney (included in Signature Page to the
           Registration Statement).

<F1>  Incorporated  by  reference  to  the Company's Registration Statement on
      Form 8-A filed with the Commission on April 25, 1996.
<F2>  Incorporated  by reference to the Company's  Registration  Statement  on
      Form S-1 (Registration Statement No. 333-2990).
<F3>  Incorporated by  reference  to  the  Company's Form 10-Q for the quarter ended June 30, 1996.
<F4>  Incorporated by reference to the Company's  Form 8-K dated September 30,
      1996.
<F5>  Incorporated by reference to the Company's Form  8-K  dated  October 10,
      1996.

Item 17.    Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise,  the  Registrant  has  been  advised  that  in  the  opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of said securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Houma, State of Louisiana, on October 24, 1996.

                                          TRICO MARINE SERVICES, INC.


                                          By:      /s/ Thomas E. Fairley
                                                     Thomas E. Fairley,
                                              Chairman of the Board, President
                                                and Chief Executive Officer


      KNOWN ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Thomas E. Fairley, Ronald O. Palmer and Victor
M. Perez, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.
       Signature                   Title                      Date

/s/ Thomas E. Fairley     Director, Chairman of         October 24, 1996
Thomas E. Fairley         the Board, President and
                          Chief Executive Officer
/s/ Ronald O. Palmer      Director, Executive Vice      October 24, 1996
Ronald O. Palmer          President
/s/ Victor M. Perez       Vice President, Chief         October 24, 1996
Victor M. Perez           Financial Officer and
                          Treasurer (Principal
                          Financial Officer)
/s/ Kenneth W. Bourgeois  Controller (Principal         October 24, 1996
Kenneth W. Bourgeois      Accounting Officer)
/s/ Benjamin F. Bailar    Director                      October 24, 1996
Benjamin F. Bailar
/s/ Carl Ferenbach        Director                      October 24, 1996
Carl Ferenbach
/s/ Garth H. Greimann     Director                      October 24, 1996
Garth H. Greimann
/s/ Edward C. Hutcheson,                                October 24, 1996
Jr.                       Director
Edward C. Hutcheson, Jr.

                                EXHIBIT INDEX

Exhibit
 Number                        Description of Exhibits

1          Form of Underwriting Agreement.
3.1        Certificate of Incorporation of the Company.<F1>
3.2        Bylaws of the Company.<F2>
4          Specimen of Common Stock Certificate.<F2>
5 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. as to the legality of the Company's Common Stock.
10.1 Form of Indemnity Agreement by and between the Company and each of the Company's directors.<F2>
10.2 Note and Stock Purchase Agreement, dated as of October 29, 1993, by and among the Company, Berkshire Fund III Investment Corp, and other purchasers, as amended.<F2>
10.3 Revolving Credit Agreement among Trico Marine Operators, Inc., Trico Marine Assets, Inc., Trico Marine Services, Inc. and The First National Bank of Boston, Hibernia National Bank, and First National Bank of Commerce as Banks and The First National Bank of Boston, as Agent dated as of July 26, 1996 ("Revolving Credit Agreement").<F3>
10.4 Amendment No. 1 dated as of August 26, 1996 to the Revolving Credit Agreement.<F5>
10.5 Amendment No. 2 dated as of September 25, 1996 to the Revolving Credit Agreement.<F5>
10.6 Amendment No. 3 dated as of October 8, 1996 to the Revolving Credit Agreement.<F5>
10.7 Sale and Purchase Agreement dated September 27, 1996, by and between Trico Marine Assets, Inc. and Ogden Marine Indonesia, Inc., a wholly-owned subsidiary of OMI, relating to the sale of the M/V OMS Galveston.<F4>
10.8 Sale and Purchase Agreement dated September 27, 1996, by and between Trico Marine Assets, Inc. And Ogden Marine Indonesia, Inc., a wholly-owned subsidiary of OMI, relating to the sale of the M/V OMS Kenedy.<F4>
10.9 Sale and Purchase Agreement dated September 27, 1996, by and between Trico Marine Assets, Inc. And Ogden Marine Indonesia, Inc., a wholly-owned subsidiary of OMI, relating to the sale of the M/V Brazoria.<F4>
10.10 Sale and Purchase Agreement by and between Ensco Offshore Company and Trico Marine Assets, Inc. dated October 11, 1996 relating to Houma, Louisiana docking and maintenance facility.
10.11 Vessel Purchase Agreement dated as of August 1, 1996 among Trico Marine Assets, Inc. and Kim Susan, Inc., K&B Boat Rentals, Inc., Fagan Boat Services, Inc.<F5>
10.12 Stockholders Agreement by and among the Company, Berkshire Fund III Investment Corp., various affiliates of Berkshire Partners, Eldon L. Hinds, Ronald O. Palmer, Thomas E. Fairley, Kenneth W. Bourgeois, Michael D. Cain, William O. Edison, Joseph O. Bailey and Frank L. Steele dated of October 29, 1993.<F2>
10.13 Management Agreement dated as of October 29, 1993 by and among Berkshire Partners and the Company.<F2>
10.14 Management and Operating Agreement dated as of October 28, 1993 by and among Power Offshore Services, Inc., Trico Marine Operators, Inc. and Trico Marine Assets, Inc. As amended.<F2>
10.15      The Company's 1996 Incentive Compensation Plan.<F2>
10.16      The Company's 1993 Stock Option Plan.<F2>
10.17      Form of Stock Option Agreement under the 1993 Stock Option
           Plan.<F2>
10.18      Form of Option Agreement under the 1996 Incentive Compensation
           Plan.<F2>
10.19 Form of Noncompetition, Nondisclosure and Severance Agreements between the Company and each of its Executive Officers.<F2>
10.20 Agreement by and among the Company and purchasers of its 9% Subordinated Notes and Common Stock dated as of March 25, 1996 regarding the recapitalization of the Company.<F2>
21         Subsidiaries of the Company.
23.1       Consent of Coopers & Lybrand L.L.P.
23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).
24.1       Power of Attorney (included in Signature Page to the
           Registration Statement).